Exhibit 2.1

______________________________________________________________________________

SHARE EXCHANGE AGREEMENT

BY AND AMONG

XENETIC BIOSCIENCES, INC.,

SANTERSUS AG,

THE SELLERS LISTED ON SCHEDULE I HERETO, AND

THE SELLER REPRESENTATIVE

Dated as of September 14, 2026

TABLE OF CONTENTS

Page

Article 1 THE ACQUISITION	2
1.1 The Acquisition	2
1.2 Closing	2
1.3 Company Name Change	3
1.4 Santersus Securities	3
1.5 Calculation of Net Cash	3
1.6 Consents and Associated Acknowledgments of Sellers; Seller Representative	5
1.7 Delivery of Acquisition Consideration	6
1.8 No Further Rights	7
1.9 Additional Actions	7
Article 2 REPRESENTATIONS AND WARRANTIES OF SANTERSUS	7
2.1 Organization and Qualification; Charter Documents	8
2.2 Capital Structure	8
2.3 Authority; Non-Contravention; Approvals	9
2.4 Santersus Financial Statements; No Undisclosed Liabilities	10
2.5 Absence of Certain Changes or Events	11
2.6 Taxes	11
2.7 Intellectual Property	12
2.8 Data Privacy	14
2.9 Compliance with Legal Requirements	15
2.10 Scientific Studies	17
2.11 Legal Proceedings; Orders	18
2.12 Brokers’ and Finders’ Fees	18
2.13 Employee Benefit Plans	18
2.14 Title to Assets; Real Property	20
2.15 Environmental Matters	20
2.16 Labor Matters	20
2.17 Santersus Contracts	22
2.18 Insurance	24
2.19 Interested Party Transactions	24

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2.20 Disclosure; Company Information	25
2.21 Anti-Takeover Statutes Not Applicable	25
2.22 Ownership of Company Common Stock	25
2.23 Exclusivity of Representations; Reliance	25
Article 3 REPRESENTATIONS AND WARRANTIES OF COMPANY	26
3.1 Organization and Qualification; Charter Documents	26
3.2 Capital Structure	27
3.3 Authority; Non-Contravention; Approvals	28
3.4 Anti-Takeover Statutes	28
3.5 SEC Filings; Company Financial Statements; No Undisclosed Liabilities	29
3.6 Absence of Certain Changes or Events	30
3.7 Taxes	30
3.8 Intellectual Property	31
3.9 Data Privacy	34
3.10 Compliance with Legal Requirements	34
3.11 Legal Proceedings; Orders	36
3.12 Brokers’ and Finders’ Fees	37
3.13 Employee Benefit Plans	37
3.14 Title to Assets; Real Property	38
3.15 Environmental Matters	38
3.16 Labor Matters	38
3.17 Company Contracts	39
3.18 Insurance	41
3.19 Code of Ethics	42
3.20 Opinion of Financial Advisor	42
3.21 Interested Party Transactions	42
3.22 Valid Issuance	42
3.23 No TID U.S. Business	42
3.24 Disclosure; Company Information	42
3.25 Exclusivity of Representations; Reliance	43
Article 4 REPRESENTATIONS AND WARRANTIES OF SELLERS	43
4.1 Ownership of Santersus Share Capital	43
4.2 Authority; Non-Contravention	43

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4.3 Tax Matters	44
4.4 Disclosure; Seller Information	44
4.5 Ownership of Company Stock; Affiliates	44
4.6 Securities Law Matters.	44
4.7 No Brokers	44
4.8 Exclusivity of Representations; Reliance	45
Article 5 CONDUCT OF BUSINESS PENDING THE CLOSING	45
5.1 Conduct of Company Business	45
5.2 Conduct of Santersus Business	47
Article 6 ADDITIONAL AGREEMENTS	50
6.1 Registration Statement; Proxy Statement	50
6.2 Company Stockholders’ Meeting; Company Board Recommendation	51
6.3 Access to Information; Confidentiality	53
6.4 Regulatory Approvals and Related Matters	54
6.5 Director Indemnification and Insurance	54
6.6 Notification of Certain Matters	56
6.7 Public Announcements	56
6.8 Conveyance Taxes	56
6.9 Board of Directors and Officers	57
6.10 Non-Solicitation by Company and Santersus	57
6.11 Restrictions on Transfer	59
6.12 Joinder Agreements	59
6.13 Listing; Symbol	59
6.14 Section 16 Compliance	60
6.15 Santersus Options/ Option Plan	60
6.16 Allocation Certificate	61
6.17 Employee Matters	61
6.18 Disclosure Schedules	61
6.19 Tax Matters	62
6.20 Reverse Stock Split.	62
6.21 Stockholder Litigation	62
6.22 Termination of Contracts	62
6.23 No Trading	62

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6.24 Continuation of the Business	63
Article 7 CONDITIONS TO THE CLOSING	63
7.1 Conditions to Obligation of Each Party to Effect the Acquisition	63
7.2 Additional Conditions to Obligations of Santersus and Sellers	63
7.3 Additional Conditions to Obligations of Company	64
7.4 Frustration of Closing Conditions	65
Article 8 TERMINATION	66
8.1 Termination	66
8.2 Effect of Termination	67
8.3 Expenses; Termination Fees	67
Article 9 GENERAL PROVISIONS	69
9.1 Notices	69
9.2 Amendment	69
9.3 Headings	70
9.4 Severability	70
9.5 Entire Agreement	70
9.6 Successors and Assigns	70
9.7 Parties in Interest	70
9.8 Waiver	70
9.9 Remedies Cumulative; Specific Performance	71
9.10 Governing Law; Venue; Waiver of Jury Trial	71
9.11 Counterparts and Exchanges by Electronic Transmission or Facsimile	72
9.12 Attorney Fees	72
9.13 Cooperation	72
9.14 Limited Survival of Representations and Warranties	72
9.15 Construction	72
9.16 Release and Covenant Not to Sue	73

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Exhibits

Exhibit A	Certain Definitions
Exhibit B	Form of Company Lock-Up Agreement
Exhibit C	Form of Santersus Lock-Up Agreement
Exhibit D	Form of Company Voting Agreement
Exhibit E	Form of Joinder Agreement
Exhibit F	Sample Net Cash Calculation
Exhibit G	Sample Exchange Ratio Calculation

Schedules

Schedule I	Sellers
Schedule II	Company Lock-Up Agreement Parties
Schedule III	Santersus Lock-Up Agreement Parties
Schedule IV	Company Voting Agreement Parties
Schedule 6.22	Termination of Santersus Contracts

Company Disclosure Schedule
Santersus Disclosure Schedule

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SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made and entered into as of September 14, 2026 (this “Agreement”) by and among Xenetic Biosciences, Inc., a Nevada corporation (“Company”), Santersus AG, a Swiss corporation (Aktiengesellschaft) (“Santersus”), the Persons listed on Schedule I hereto (including each Person, if any, who executes a Joinder Agreement as contemplated by Sections 6.11 and 6.12) (“Sellers”), and Santersus, as representative of the Sellers (the “Seller Representative”). Santersus, Company and each Seller are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Sellers own, as of the date hereof, all of the Santersus Issued Share Capital;

WHEREAS, Sellers desire to sell to Company, and Company desires to purchase from Sellers, all of the issued and outstanding Santersus Shares in exchange for shares of Company Common Stock, with the result of Santersus becoming a wholly-owned Subsidiary of Company, in each case on the terms and conditions set forth herein;

WHEREAS, the board of directors of Santersus has determined that this Agreement and the Contemplated Transactions to which Santersus is or will be a party are in the best interests of Santersus and has approved and declared advisable this Agreement and the Contemplated Transactions to which Santersus is or will be a party;

WHEREAS, the special committee of the board of directors of Company (the “Special Committee”) (i) has determined that this Agreement and the Contemplated Transactions to which the Company is or will be a party are fair to, and in the best interests of, Company and its stockholders, (ii) has approved, adopted and declared advisable this Agreement and the Contemplated Transactions to which the Company is or will be a party and (iii) has determined to recommend that the Company Stockholders vote to approve the Company Stockholder Approval Matters;

WHEREAS, prior to the Closing, all of the Santersus Preferred Shares shall be converted (the “Santersus Share Conversion”) into Santersus Ordinary Shares (collectively, the “Santersus Conversion Shares”); and

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WHEREAS, as a condition to the willingness of Santersus and the Sellers to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Persons listed on Schedule II (each, a “Company Lock-Up Party”) is entering into a lock-up agreement in substantially the form of Exhibit B attached hereto (the “Company Lock-Up Agreements”);

WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Persons listed on Schedule III (each, a “Santersus Lock-Up Party”) is entering into a lock-up agreement in substantially the form of Exhibit C attached hereto (the “Santersus Lock-Up Agreements”); and

WHEREAS, as a condition to the willingness of Santersus and Sellers to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain stockholders of Company listed on Schedule IV are entering into voting and support agreements in substantially the form of Exhibit D attached hereto (the “Company Voting Agreements”), in favor of Santersus and Sellers, pursuant to which such stockholders have agreed, among other things, to vote their shares of Company Common Stock in favor of the Company Stockholder Approval Matters.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1

THE ACQUISITION

1.1 The Acquisition. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, transfer and convey to Company, and Company shall purchase, acquire, assume and accept from each Seller, all right, title and interest in and to all of the Santersus Shares owned by such Seller as set forth opposite to his/her/its name in Part 4.1 of the Santersus Disclosure Schedule and any Santersus Shares acquired by such Seller prior to Closing, as set forth opposite to his/her/its name in the Santersus Allocation Certificate, free and clear of all Encumbrances. The Santersus Shares shall be sold with all rights attaching to them at Closing or subsequently, including the rights to receive all dividends and other distributions declared, made or paid on Santersus Shares after Closing. Company shall not be obliged to complete the purchase and sale of the Santersus Shares unless the purchase and sale of all the Santersus Shares is completed simultaneously. Each Seller hereby waives any rights of preemption or other restrictions on transfer in respect of the Santersus Shares, whether conferred by the Organizational Documents of Santersus or otherwise, in respect of the transfers of the Santersus Shares contemplated by this Agreement and approves such transfer for the purposes of the Organizational Documents of Santersus. The purchase and sale of the Santersus Shares pursuant to this Agreement is referred to herein as the “Acquisition.”

1.2 Closing. Unless this Agreement has been terminated and the Contemplated Transactions have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article 7, the consummation of the Acquisition (the “Closing”) will take place by electronic exchange of the various documents to be delivered hereunder, as soon as possible (but in any event no later than two (2) Business Days) after satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition), or at such other time, date and place as Santersus and Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

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1.3 Company Name Change. Unless otherwise determined by Santersus, Company and Santersus will take any and all action necessary to change Company’s name to “Santersus Bio, Inc.” effective immediately following the Closing.

1.4 Santersus Securities.

(a) Santersus Shares. Each Santersus Share issued and outstanding immediately prior to the Closing will be sold to Company by the Seller that owns such Santersus Share in consideration for such number of duly authorized, validly issued, fully paid and non-assessable shares of Company Common Stock as is equal to the Exchange Ratio, rounded to the nearest whole share of Company Common Stock (after aggregating all fractional shares of Company Common Stock issuable to such Seller) (the “Acquisition Consideration”).

(b) Santersus Options. Each Santersus Option that is outstanding and unexercised immediately prior to the Closing will be treated in accordance with Section 6.15.

(c) Adjustments to Exchange Ratio. The Exchange Ratio will be calculated in the manner described in the definition of “Exchange Ratio” on Exhibit A hereto and will be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Santersus Share Capital or Company Common Stock), reorganization, recapitalization or other like change with respect to the Santersus Share Capital or Company Common Stock occurring after the date hereof and prior to the Closing.

(d) No Fractional Shares. No fractional shares of Company Common Stock will be issued in connection with the Acquisition, and no certificates or scrip for any such fractional shares of Company Common Stock will be issued. Sellers will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Company with respect to any such fractional shares of Company Common Stock that would have otherwise been issued to such Seller.

(e) Santersus Share Conversion. Conditional upon the Closing, each Seller hereby irrevocably agrees to the Santersus Share Conversion upon the terms described herein, which shall be deemed to occur immediately prior to the Closing.

1.5 Calculation of Net Cash.

(a) At least fifteen (15) calendar days prior to the anticipated Closing Date (the “Anticipated Closing Date”), Company will deliver to Santersus a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Company’s good faith, estimated calculation of Net Cash (the “Net Cash Calculation” and the date of delivery of such schedule, the “Delivery Date”) as of the Anticipated Closing Date (the “Cash Determination Time”) prepared and certified by Company’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer for Company). Company shall make available to Santersus, as requested by Santersus, the work papers and back-up materials used in or reasonably relevant to the preparation of the Net Cash Schedule (subject to Santersus’ execution of customary access letters) and, if reasonably requested by Santersus, Company’s accountants and counsel at reasonable times and upon reasonable advance notice.

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(b) Within three (3) calendar days after the Delivery Date (the last day of such period, the “Response Date”), Santersus shall have the right to dispute any part of the Net Cash Calculation by delivering a written notice to that effect to Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Net Cash Calculation Santersus reasonably believes to be necessary and appropriate.

(c) If, on or prior to the Response Date, Santersus notifies Company in writing that it has no objections to the Net Cash Calculation or, if Santersus fails to deliver a Dispute Notice as provided in Section 1.5(b) by 11:59 p.m. Eastern Time on the Response Date, then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for all purposes under this Agreement.

(d) If Santersus timely delivers a Dispute Notice to Company, then Representatives of Company and Santersus shall promptly meet and attempt in good faith to resolve any disputes between them regarding the Net Cash Calculation and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for all purposes under this Agreement.

(e) If Representatives of Company and Santersus are unable to negotiate an agreed-upon determination of Net Cash as of the Cash Determination Time pursuant to Section 1.5(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Company and Santersus may mutually agree upon), then any remaining matters in dispute regarding the calculation of Net Cash shall be referred to Baker Tilly US, LLP (the “Accounting Firm”). At the Accounting Firm’s request, (i) Company shall promptly make available or deliver to the Accounting Firm such work papers and back-up materials used by Company in preparing the Net Cash Schedule as the Accounting Firm reasonably requests and (ii) Santersus shall promptly make available or deliver to the Accounting Firm such work papers and back-up materials used by Santersus in disputing Company’s Net Cash Calculation as the Accounting Firm reasonably requests, and Company and Santersus shall use commercially reasonable efforts to cause the Accounting Firm to resolve all remaining matters in dispute within five (5) Business Days of accepting its selection. Company and Santersus shall be afforded the opportunity to present to the Accounting Firm any material related to all matters in dispute and to discuss the basis for such dispute with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Company and Santersus. The determination of the Accounting Firm shall be limited to the matters in dispute submitted to the Accounting Firm for final determination. The Accounting Firm shall act as an expert and not as an arbitrator and shall be instructed to resolve only such matters relating to the calculation of Net Cash as are then in dispute. The resolution of the matters in dispute made by the Accounting Firm and the resulting calculation of the amount of Net Cash giving effect to such resolution shall be made in writing and delivered to each of Company and Santersus, shall be final and binding on Company and Santersus and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for all purposes under this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 1.5(e). The fees and expenses of the Accounting Firm shall be allocated between Company and Santersus in the same proportion that the amount of the matters in dispute that were unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total amount of all disputed matters resolved by the Accounting Firm. For example, if Company claims the Net Cash is $1,000 greater than the amount determined by Santersus, and Santersus contests only $500 of the amount claimed by Company, and if the Accounting Firm ultimately resolves the dispute by awarding Company $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to Santersus and 40% (i.e., 200 ÷ 500) to Company. If this Section 1.5(e) applies as to the determination of the Net Cash at the Cash Determination Time described in Section 1.5(a), upon resolution of the matters in dispute in accordance with this Section 1.5(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Company or Santersus may request a redetermination of Net Cash (using the principles established by the Accounting Firm in resolving the matters in dispute pursuant to this Section 1.5(e)) if the Closing Date is more than seven (7) calendar days after the Anticipated Closing Date.

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1.6 Consents and Associated Acknowledgments of Sellers; Seller Representative.

(a) Consents of Sellers. Each Seller (including, for the avoidance of doubt, any Person who becomes a Seller by execution of a Joinder Agreement after the date hereof) hereby, on a several and not joint basis with the other Sellers:

(i) consents and agrees for the purpose of each applicable provision of the Organizational Documents of Santersus, applicable laws and otherwise, to the adoption by the general assembly of the shareholders of Santersus of amended and restated Articles of Incorporation of Santersus (the “Santersus A&R Articles of Incorporation”), in a form reasonably acceptable to the Company;

(ii) waives any notice with respect to the Acquisition, this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, to which such Seller may be entitled pursuant to the Organization Documents, Shareholders’ Agreement, or any other agreement by and between Santersus and such Seller, or any and all notices to which such Seller may be entitled pursuant to applicable law or otherwise;

(iii) irrevocably waives any rights relating to first offer, first refusal, first negotiation, redemption, information, participation and all other quasi-shareholder or investor rights or privileges contained in any of the agreements set forth on Schedule 6.22 hereto, which such Seller may have or may have had at any time, including but not limited to with respect to the Acquisition or any other transactions contemplated by this Agreement, in each case, other than the right for payment for such Seller’s respective portion of the Acquisition Consideration pursuant to, and subject to, the terms and conditions of this Agreement;

(iv) that, notwithstanding the terms thereof, if and to the extent such Seller is a party to any of the agreements set forth on Schedule 6.22 hereto, such Seller hereby agrees that, effective as of immediately prior to, and contingent upon the consummation of, the Closing, each of the agreements set forth on Schedule 6.22 hereto to which such Seller is a party shall, in accordance with its respective terms, be terminated and be of no further force or effect, and the officers of Santersus, each with the full power to act alone, be, and each hereby is, authorized, directed and empowered, in the name of and on behalf of Santersus, to effect such terminations; and

(v) consents and agrees for the purpose of each applicable provision of the Organizational Documents of Santersus, applicable laws and otherwise, to the approval of the Santersus Share Conversion by the general assembly of the shareholders of Santersus.

(b) Seller Representative.

(i) Sellers (including, for the avoidance of doubt, any Person who becomes a Seller by execution of a Joinder Agreement after the date hereof) hereby, on a several and not joint basis, irrevocably constitute and appoint the Seller Representative as their agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of any Seller that may be necessary, convenient or appropriate to facilitate the consummation of the Acquisition, including, but not limited to: (A) execution of documents and certificates (including any necessary wet-ink signatures) pursuant to this Agreement and the Ancillary Agreements, including any Share Assignment Declaration; (B) receipt of payments under or pursuant to this Agreement and the Ancillary Agreements and disbursement thereof to the Sellers and others, in accordance with this Agreement and the Ancillary Agreements and subject to the terms hereof or thereof; (C) receipt and forwarding of notices and communications pursuant to this Agreement and the Ancillary Agreements; (D) administration of the provisions of this Agreement and the Ancillary Agreements; (E) giving or agreeing to, on behalf of the Sellers, any and all consents, waivers, amendments or modifications deemed by the Seller Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement or the Ancillary Agreements and the execution (including any necessary wet-ink signatures) or delivery of any documents that may be necessary or appropriate in connection therewith; (F) amending this Agreement, the Ancillary Agreements or any of the instruments to be delivered to Company pursuant to this Agreement or the Ancillary Agreements; (G) (1) dispute or refrain from disputing, on behalf of each Seller relative to any amounts to be received by such Seller under this Agreement or the Ancillary Agreements or any claim made by Company under this Agreement or the Ancillary Agreements, (2) negotiate and compromise, on behalf of each Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or the Ancillary Agreements and (3) execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; (H) engaging attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement or the Ancillary Agreements and paying any fees related thereto; and (I) taking actions that are either (1) necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing or (2) expressly authorized or permitted to take pursuant to the other provisions of this Agreement and the Ancillary Agreements.

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(ii) Company shall be fully protected in dealing with the Seller Representative under this Agreement and may conclusively rely upon the authority of the Seller Representative to act on behalf of the Sellers without further evidence or investigation of any kind whatsoever. Notices or communications to or from the Seller Representative shall constitute notice to or from each of the Sellers. Any decision or action by the Seller Representative under this Agreement or the Ancillary Agreements shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Seller, and no Seller shall have the right to object to, dissent from, protest or otherwise contest such decision or action. The appointment of the Seller Representative is coupled with an interest and shall be, to the extent permissible by applicable Legal Requirements, irrevocable by any Seller in any manner or for any reason. This power of attorney shall not be, to the extent permissible by applicable Legal Requirements, affected by death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable Legal Requirements. Each Seller shall severally, but not jointly, indemnify and hold harmless, the Seller Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with the Seller Representative’s execution and performance (solely in its capacity as the representative of the Sellers and not in its capacity as a Seller, to the extent applicable) of this Agreement. The Sellers acknowledge and agree that the foregoing indemnities shall survive the Closing, the resignation or removal of the Seller Representative or the termination of this Agreement.

(c) Santersus Share Conversion. Each of the Sellers who are holders of Santersus Preferred Shares, on a several and not joint basis, hereby consent and agree to the conversion of all of their Santersus Preferred Shares into Santersus Ordinary Shares prior to the Closing in accordance with the terms of this Agreement and such agreement shall hereby be deemed to constitute acknowledgement and agreement that the Santersus Share Conversion will take effect immediately prior to Closing in accordance with this Agreement.

1.7 Delivery of Acquisition Consideration.

(a) Exchange Agent. On or prior to the Closing Date, Company will select Empire Stock Transfer Inc. or another reputable bank or trust company reasonably acceptable to Santersus to act as exchange agent in connection with the Acquisition and the other Contemplated Transactions (the “Exchange Agent”) and shall execute an agreement with the Exchange Agent (the “Exchange Agent Agreement”). At or prior to the Closing, Company will issue and cause to be deposited with the Exchange Agent, for the benefit of Sellers, for exchange in accordance with this Article 1, through the Exchange Agent, uncertificated book-entries representing such aggregate number of shares of Company Common Stock to be issued pursuant to Section 1.4, and, after the Closing, the Exchange Agent shall be authorized to issue the shares of Company Common Stock in accordance with this Agreement.

(b) Exchange Procedures. On or prior to the Closing, each Seller, as a condition to receiving the applicable Acquisition Consideration, will deliver to the Exchange Agent an original of a duly executed (in wet-ink) written share assignment declaration in favor of Company in customary form approved by Company in respect of the Santersus Shares held by such Seller (each, a “Share Assignment Declaration”). As promptly as practicable after receipt by the Exchange Agent from a Seller of the Share Assignment Declaration, together with such other customary documents as may reasonably be required by the Exchange Agent or Company, such Seller shall receive, from the Exchange Agent, in exchange therefor, a number of whole shares of Company Common Stock represented, at such Seller’s election, by book entry or certificated shares equal to the number of whole shares of Company Common Stock that such Seller has the right to receive pursuant to the provisions of Section 1.4.

(c) Transfers of Ownership. Subject to Section 6.11, if, subject to the Company’s written consent, any shares of Company Common Stock are to be issued in a name other than that in which the Santersus Shares surrendered in exchange therefor is registered as of the date hereof, it will be a condition of the issuance thereof that the Person requesting such exchange evidence the valid transfer of the relevant Santersus Shares to the Person he/she/it designates, and that the Person requesting such exchange will have paid to Company or any Person designated by it any transfer or other Taxes required by reason of the issuance of the shares of Company Common Stock in any name other than that of the registered holder of the Santersus Share surrendered, or established to the satisfaction of Company or any agent designated by it that such Tax has been paid or is not payable.

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(d) Withholding Rights. Each of the Exchange Agent, Company and Santersus will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement any amounts that are required to be deducted or withheld from that consideration under the Code, Treasury Regulations promulgated under the Code or any provisions of applicable state, local or foreign Tax law; provided, however, that if Company determines that any such deduction or withholding is required, other than any deduction or withholding relating to amounts treated as compensation for Tax purposes, Company shall use commercially reasonable efforts to provide notice to the Seller Representative of its intent to deduct or withhold as soon as reasonably practicable prior to the payment to which such deduction or withholding would apply, and shall reasonably cooperate with the Seller Representative to mitigate or eliminate any such deduction or withholding to the extent permitted by applicable Legal Requirements. To the extent any amounts are withheld in accordance with the provisions of this Agreement and are paid over to the applicable Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.8 No Further Rights. The Acquisition Consideration delivered upon the surrender for exchange of Santersus Shares in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

1.9 Additional Actions. If, at any time after the Closing, Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in it its right, title and interest in, to or under any of the rights, privileges, powers or franchises of the Santersus Shares or (b) otherwise to carry out the purposes of this Agreement, Company and its proper officers and directors or their designees shall be authorized (i) to execute and deliver, in the name and on behalf of each Seller and Santersus, all such deeds, bills of sale, assignments and assurances and (ii) to do, in the name and on behalf of each Seller and Santersus, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Company’s right, title and interest in, to and under any of the rights, privileges, powers or franchises of Santersus Shares and otherwise to carry out the purposes of this Agreement; provided that, prior to executing and delivering any deed, bill of sale, assignment or assurance or doing any other act or thing in the name of and on behalf of any Seller pursuant to this Section 1.9, Company shall use commercially reasonable efforts to contact such Seller and request that such Seller execute and deliver such deed, bill of sale, assignment or assurance or do such other act or thing.

Article 2

REPRESENTATIONS AND WARRANTIES OF SANTERSUS

Santersus represents and warrants to Company as follows (it being understood that each representation and warranty contained in this Article 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Santersus Disclosure Schedule corresponding to the particular Section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Santersus Disclosure Schedule by reference to another part or subpart of the Santersus Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Santersus Disclosure Schedule to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

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2.1 Organization and Qualification; Charter Documents

.

(a) Part 2.1(a) of the Santersus Disclosure Schedule identifies each Subsidiary of Santersus and indicates its jurisdiction of organization. None of the Santersus Companies own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified on Part 2.1(a) of the Santersus Disclosure Schedule. The Santersus Companies have not agreed nor are any obligated to make, nor are any bound by any Contract under which such Santersus Company may become obligated to make, any future equity investment in or capital contribution to any other Entity.

(b) Each of the Santersus Companies is a corporation duly organized, validly existing, has a correct commercial-register entry and does not have any liquidation or insolvency proceedings pending and has all necessary corporate power and authority: (i) to conduct its businesses in the manner in which its business is currently being conducted and presently proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Santersus Contracts by which it is bound, except where the failure to have such corporate power and authority would not, individually or in the aggregate, have a Santersus Material Adverse Effect. The Organizational Documents of each Santersus Company, copies of which have previously been made available to Company, are true, correct and complete copies of such documents as currently in effect and no Santersus Company is in violation of any provision thereof in any material respect. The copy of the minute books of the Santersus Companies made available to Company contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since January 1, 2023 of each Santersus Company and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders of each Santersus Company.

2.2 Capital Structure.

(a) As of the date hereof, the issued share capital of Santersus consists of (i) 2,164,490 ordinary shares of Santersus, par value CHF 0.10 per share (“Santersus Ordinary Shares”) and (ii) 455,679 Series Preferred A Shares of Santersus, par value CHF 0.10 per share (“Santersus Preferred Shares,” and, together with the Santersus Ordinary Shares, the “Santersus Issued Share Capital”). All Santersus Issued Share Capital is, and immediately prior to Closing, all Santersus Shares will be, duly authorized, validly issued, fully paid and nonassessable and was, or will be, issued in compliance with all applicable Legal Requirements. None of the Santersus Companies hold any capital stock in their respective treasuries. The Santersus Issued Share Capital exists as uncertificated securities, and no share certificate(s) representing the Santersus Shares have been issued after their conversion from bearer shares (Inhaberaktien) to registered shares (Namenaktien) in 2019. Such bearer shares were duly cancelled and destroyed in 2019. As of the date hereof, there are no equity securities of Santersus outstanding other than the Santersus Issued Share Capital.

(b) Part 2.2(b) of the Santersus Disclosure Schedule sets forth the complete and accurate capitalization of the Santersus Companies as of the date hereof (including the name of each holder of Santersus Issued Share Capital and the number of shares in the Santersus Issued Share Capital held by such holder). Other than the Santersus Share Conversion, no Person would have the right to cause Santersus to issue any shares in the Santersus Share Capital except for the issuance of Santersus Ordinary Shares upon the exercise of certain Santersus Options (and the payment of the applicable exercise price) that Company or Santersus, on behalf of Company, have the right and obligation to procure the compulsory purchase of pursuant to Section 6.15. As of the Closing, Part 2.2(b) of the Santersus Disclosure Schedule will set forth the complete and accurate capitalization of the Santersus Companies after giving effect to the issuance of Santersus Ordinary Shares pursuant to the exercise of Santersus Options (and the payment of the applicable exercise price) outstanding on the Closing Date in accordance with the terms under the Santersus Option Plan. As of the Closing, all of the Santersus Share Capital listed on such updated Part 2.2(b) of the Santersus Disclosure Schedule will constitute Santersus Shares hereunder and no other shares in the Santersus Share Capital would be issued or issuable upon the exercise or conversion of any securities of Santersus or upon the exchange of any such securities and no Person would have the right to cause Santersus to issue any shares in the Santersus Share Capital except for the issuance of Santersus Ordinary Shares upon the exercise of certain Santersus Options (and the payment of the applicable exercise price) that Company or Santersus, on behalf of Company, have the right and obligation to procure the compulsory purchase of pursuant to Section 6.15.

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(c) As of the date hereof, Santersus has reserved an aggregate of 600,000 Santersus Ordinary Shares for issuance under the Santersus Option Plan for the Santersus Options. All Santersus Ordinary Shares subject to issuance pursuant to a Santersus Option would be duly authorized, validly issued, fully paid and nonassessable and would be issued in compliance with all applicable Legal Requirements. Part 2.2(c) of the Santersus Disclosure Schedule lists each outstanding Santersus Option outstanding as of the date hereof, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the vesting schedule and termination date of such option, and whether the exercisability of such option or vesting of such option will be accelerated in any way by the Contemplated Transactions. Except as set forth on Part 2.2(c) of the Santersus Disclosure Schedule, each Santersus Option was granted with an exercise price not less than the fair market value of a Santersus Ordinary Share on the date such option was approved by the board of directors of Santersus or an authorized committee or representative thereof. The Santersus Option Plan is valid and enforceable as per its terms.

(d) Except as set forth on Part 2.2(d) of the Santersus Disclosure Schedule: (i) none of the shares of Santersus Share Capital or shares in the capital of any of Santersus’ Subsidiaries are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the shares of Santersus Share Capital or shares in the capital of any of Santersus’ Subsidiaries are subject to any right of first refusal; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Santersus Companies having a right to vote on any matters on which the holders of shares of Santersus Share Capital or holders of shares in the capital of any of Santersus’ Subsidiaries have a right to vote; (iv) except for the Santersus Shareholders Agreement, there is no Contract to which a Santersus Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Santersus Share Capital or shares in the capital of any of Santersus’ Subsidiaries; and (v) no Santersus Company is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any shares of Santersus Share Capital or shares in the capital of any of Santersus’ Subsidiaries or other securities. Except as set forth on Part 2.2(d) of the Santersus Disclosure Schedule, as of the date hereof, there are no shares of Santersus Share Capital that are subject to a repurchase option, risk of forfeiture or other condition under any Contract with Santersus or under which Santersus or, to the knowledge of Santersus, any Seller has any rights.

(e) Upon Closing and assuming the satisfaction or waiver of the conditions to Closing set forth in Article 7, Company will acquire all Santersus Shares free and clear of any Encumbrance (except as are imposed by federal and state securities laws), and pursuant to the provisions of Section 6.15, the Company or Santersus on the Company’s behalf, will have the right to acquire all shares in the Santersus Share Capital issuable after Closing upon the exercise of any Santersus Option which is not exchanged pursuant to the provisions of Section 6.15 free and clear of any Encumbrance (except as are imposed by federal and state securities laws).

2.3 Authority; Non-Contravention; Approvals.

(a) Santersus has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery by Santersus of this Agreement, the performance by Santersus of its obligations hereunder and the consummation by Santersus of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Santersus, and Santersus has made available to the Company a copy of such resolutions prior to the execution of this Agreement. This Agreement has been duly executed and delivered by Santersus and, assuming the due authorization, execution and delivery of this Agreement by Company and Sellers, this Agreement constitutes the valid and binding obligation of Santersus, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

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(b) Except as set forth on Part 2.3(b) of the Santersus Disclosure Schedule, the execution and delivery of this Agreement by Santersus does not, and the performance of this Agreement by Santersus will not, (i) conflict with or violate any Organizational Documents of any Santersus Company, (ii) subject to compliance with the requirements set forth in Section 2.3(c) below, conflict with or violate any Legal Requirement or Order applicable to the Santersus Companies or by which any of their respective properties are bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Santersus Material Adverse Effect or (iii) require a Santersus Company to make any filing with or give any notice to a Person, or to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Santersus’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Santersus Companies, except, for purposes of this clause (iii), as would not, individually or in the aggregate, have a Santersus Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Santersus in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filing of the Proxy Statement and Registration Statement with the SEC, (ii) any filings contemplated by Section 6.4(a) or (iii) those consents obtained from Sellers by their execution and delivery of this Agreement by Sellers.

2.4 Santersus Financial Statements; No Undisclosed Liabilities.

(a) The audited consolidated financial statements (including any related notes thereto), consisting of results of operations and statements of changes in cash flow of Santersus and its Subsidiaries as of and for the years ended December 31, 2024 and December 31, 2025 (collectively, the “Santersus Audited Financials”), have been delivered to Company and (i) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (ii) fairly present, in all material respects, the consolidated financial position of the Santersus Companies as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated and (iii) be consistent with, and have been prepared from, the books and records of the Santersus Companies. The Santersus Audited Financials, when delivered by Santersus for inclusion in the Proxy Statement and Registration Statement for filing with the SEC following the date of this Agreement, will comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, in effect as of the dates thereof.

(b) The unaudited consolidated financial statements (including any related notes thereto) representing the financial condition of Santersus Companies as of and for the sixth (6)-month period ended June 30, 2026, and Santersus financial statements as of and for the period ending on any fiscal quarter end or annual period after the date hereof and prior to the Closing that are required to be included in the Proxy Statement and Registration Statement, if any, in each case together with the notes thereto (the “Santersus Unaudited Financials,” and together with the Santersus Audited Financials, the “Santersus Financials”), will, when delivered to Company, (i) for inclusion in the Proxy Statement and Registration Statement for filing with the SEC following the date of this Agreement, comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, in effect as of the dates thereof, (ii) have been prepared in good faith, (iii) fairly present, in all material respects, the consolidated financial position of the Santersus Companies as at the respective dates thereof and the consolidated results of the Santersus Companies operations and cash flows for the periods indicated and (iv) be consistent with (subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount), and have been prepared from, the books and records of the Santersus Companies.

(c) Santersus maintains a system of internal accounting controls appropriate for a company of its size and stage of development, which are designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Santersus maintains internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

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(d) As of the date of this Agreement, no Santersus Company has any liabilities (other than valuation adjustments in relation to financial instruments), indebtedness, obligations or expense of any kind, whether absolute, accrued, contingent, matured or unmatured or otherwise (each, a “Liability”), of a type required to be reflected in financial statements prepared in accordance with GAAP, which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Santersus Companies taken as a whole, except for (i) Liabilities reflected on the Santersus Audited Financials, (ii) Liabilities incurred by any Santersus Company since the date of the Santersus Audited Financials in the ordinary course of business and which are not in excess of CHF 250,000, in the aggregate, (iii) Liabilities incurred in connection with the Contemplated Transactions, (iv) Liabilities for performance of obligations of Santersus or any Subsidiary under any Santersus Contract (other than for breach thereof) and (v) Liabilities disclosed on Part 2.4(d) of the Santersus Disclosure Schedule. No Santersus Company has any “off-balance sheet arrangements” (as defined in Item 303(a) of SEC Regulation S-K).

(e) Since January 1, 2024, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Santersus, the board of directors of Santersus or any committee thereof.

(f) Since January 1, 2024, neither Santersus nor, to the Knowledge of Santersus, its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Santersus, (ii) any fraud, whether or not material, that involves Santersus’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Santersus or (iii) any claim or allegation regarding any of the foregoing. No Santersus Company has identified or been made aware of any fraud, whether or not material, that involved Santersus’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Santersus, any material illegal act or fraud related to the business of the Santersus Companies, or any claim or allegation regarding the foregoing.

2.5 Absence of Certain Changes or Events. Except as set forth on Part 2.5 of the Santersus Disclosure Schedules, since December 31, 2025 through the date hereof, each of the Santersus Companies has conducted its business in all material respects in the ordinary course of business consistent with past practice and there has not been (a) any event that has had a Santersus Material Adverse Effect or (b) any action, event or occurrence that would have required the consent of Company pursuant to Section 5.2 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.6 Taxes. Each of the representations and warranties set forth in this Section 2.6 is qualified by “except as would not, individually or in the aggregate, have a Santersus Material Adverse Effect”

(a) Each income Tax Return and each other material Tax Return that were required to be filed by or with respect to any Santersus Company has been timely filed (taking into account all valid extensions), and all such Tax Returns were true, complete and accurate in all respects. All Taxes due and payable by the Santersus Companies (whether or not shown on any Tax Return) have been timely paid, except to the extent such amounts are being contested in good faith and are properly reserved for on the books or records of the Santersus Companies to the extent any such reserve is required under GAAP.

(b) No waiver or agreement by or with respect to a Santersus Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by a Santersus Company in writing for any such extension or waiver.

(c) There are no liens for Taxes on any asset of a Santersus Company other than liens for Taxes not yet due and payable or Taxes contested in good faith and reserved against in accordance with GAAP.

(d) No Santersus Company is the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing, and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been paid in full or adequate accruals or reserves for any such deficiencies or assessments have been established and will be reflected in the Santersus Financials.

(e) All material Taxes that a Santersus Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(f) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Santersus Company with any taxing authority or issued by any taxing authority to a Santersus Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to a Santersus Company that are, or if issued would be, binding on any Santersus Company.

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(g) No Santersus Company is a party to any Contract with any Person (other than one or more Santersus Companies) relating to allocating or sharing the payment of, or Liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in agreements not primarily related to Taxes and entered into in the ordinary course of business). No Santersus Company has any Liability for the Taxes of any Person (other than one or more Santersus Companies) as a transferee or successor or otherwise by operation of Legal Requirements.

(h) Within the past two (2) years, no Santersus Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax Return under applicable state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Santersus).

(i) No Santersus Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Within the past two (2) years, no Santersus Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) No Santersus Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

(l) No Santersus Company is, or ever has been, a “controlled foreign corporation,” as such term is defined in Section 957 of the Code.

(m) No Santersus Company is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent the Acquisition from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.7 Intellectual Property.

(a) All Santersus IP Rights are:

(i) legally and beneficially owned by the Santersus Companies or lawfully used in accordance with a license agreement (which is in full force and effect without default or breach by any party thereto);

(ii) valid and, to Santersus’ knowledge, not being infringed or challenged or opposed by any Person and no claims with regard to these rights have been made; and

(iii) not subject to any Encumbrance or any license in favor of another Person.

The Santersus Companies have fully paid all registration fees for the Santersus IP Rights and none of the Santersus IP Rights are subject to (existing or proposed) Encumbrance. Each Santersus Company has taken precautions and measures to protect and maintain the confidentiality of their respective trade secrets and know-how.

(b) To the knowledge of Santersus, the Santersus Companies own, possess, have developed, or have acquired on commercially reasonable terms, legal rights to the Santersus IP Rights sufficient to carry out their respective business as now conducted.

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(c) No past or current product or service or activity of any Santersus Company has infringed or violated or infringes or otherwise violates any IP Rights of a third Person; provided that the foregoing representation is made to Santersus’ knowledge.

(d) To the knowledge of Santersus, by conducting any Santersus Company’s business as currently conducted or as presently proposed, the Santersus Companies would not infringe or violate any of the IP Rights of a third Person. No Santersus Company has received any unsolicited offers to license any IP Rights from any Person.

(e) To the knowledge of Santersus, no Person is presently infringing any Santersus IP Rights in a way that is expected to have a Santersus Material Adverse Effect.

(f) Other than pursuant to: (i) standard end-user license or services agreements for the Santersus Companies’ products and services on substantially the Santersus Companies’ standard forms made available to Company; (ii) customary nondisclosure agreements entered into by any Santersus Company in the ordinary course of business (that do not include any terms (w) granting the right to use residuals, (x) assigning IP Rights, (y) granting express license rights or (z) constituting a covenant not to assert IP Rights); (iii) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated; and (iv) licenses to a service provider solely for the purpose of allowing such service provider to provide services to any Santersus Company (collectively, “Standard Outbound Agreements”), the Santersus Companies have not granted to any Person any options, licenses, covenants not to assert, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Santersus IP Rights that are material to the Santersus Companies’ business as now conducted.

(g) Other than pursuant to: (i) standard license or services agreements for commercially available software products and cloud services non-exclusively licensed to a Santersus Company under standard terms; (ii) backup licenses from employees and contractors granted in connection with providing services to a Santersus Company; (iii) licenses to Open Source Software; (iv) customary nondisclosure agreements entered into by any Santersus Company in the ordinary course of business that do not include any terms (w) granting the right to use residuals, (x) assigning IP Rights, (y) granting express license rights or (z) constituting a covenant not to assert IP Rights; (v) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated; and (vi) licenses to a Santersus Company solely for the purpose of enabling such Santersus Company to provide services to the licensor (collectively, “Standard Inbound Agreements”), no Santersus Company is bound by or a party to any options, licenses, covenants not to assert or other grants or agreements of any kind with respect to IP Rights of any Person that are material to the Santersus Companies’ business as now conducted.

(h) Each Santersus Company has taken commercially reasonable measures to maintain and protect all confidential information and trade secrets of such Santersus Company that such Santersus Company intended to maintain as a confidential or a trade secret. To Santersus’ knowledge, there has been no unlawful, accidental or unauthorized access to or use or disclosure of any confidential information and trade secrets of any Santersus Company that such Santersus Company intended to maintain as confidential or a trade secret.

(i) (i) Each current and former employee of a Santersus Company has assigned to such Santersus Company all IP Rights that such employee has solely or jointly conceived, reduced to practice, developed, or made during the period of employment with such Santersus Company that: (A) relate, at the time of conception, reduction to practice, development, or making of such IP Right, to such Santersus Company’s business as then conducted or as then proposed to be conducted; (B) were developed on any amount of such Santersus Company’s time or with the use of any of such Santersus Company’s equipment, supplies, facilities or information; or (C) resulted from such individual’s performance of services for such Santersus Company; (ii) each current and former consultant of any Santersus Company who was involved in the development of any material IP Rights for a Santersus Company or that are otherwise owned or purported to be owned by a Santersus Company has assigned to such Santersus Company all IP Rights that such consultant has solely or jointly conceived, reduced to practice, developed, or made during the period of its consulting relationship with such Santersus Company that resulted from such consultant’s performance of services for such Santersus Company; (iii) each such employee and consultant has executed an agreement with the applicable Santersus Company regarding confidentiality and proprietary information, and assignment of IP Rights developed by or for such Santersus Company, in the form(s) made available to Company (the “Confidential Information Agreements”); (iv) no such employee or consultant has excluded IP Rights from the assignment of IP Rights pursuant to such Person’s Confidential Information Agreement, which excluded IP Rights would be material to a Santersus Company in the conduct of such Santersus Company’s business as now conducted or currently proposed to be conducted; and (v) no Santersus Company is aware that any current or former employee or consultant is in violation of any Confidential Information Agreement.

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(j) Part 2.7(j)(i) of the Santersus Disclosure Schedule lists all of the Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights owned solely by or registered solely to any Santersus Company as of the date hereof, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number thereof. Part 2.7(j)(ii) of the Santersus Disclosure Schedule lists, as of the date hereof, all of the Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights in which any Santersus Company has any co-ownership interest, other than those owned solely by a Santersus Company, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered, trademark applications have been filed and registered copyrights and copyright applications have been filed, along with the respective application, registration or filing number thereof. Part 2.7(j)(iii) of the Santersus Disclosure Schedule lists all of the third party Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights in which a Santersus Company has any exclusive right, title or interest, other than those owned solely or co-owned by a Santersus Company and identified on Part 2.7(j)(i) or Part 2.7(j)(ii) of the Santersus Disclosure Schedule.

(k) No Santersus Company has embedded, used, linked or distributed any open source, software, technologies or other materials that are licensed or distributed under any license arrangement or other distribution model qualifying for the “Open Source” definition promulgated by the Open Source Initiative at www.opensource.org/osd or any other public domain or “community” (or similar) materials (collectively “Open Source Software”) in connection with any of its products or services or proprietary materials in any manner that requires, or purports to require: (i) any material software code owned or authored by or on behalf of a Santersus Company (“Santersus Code”) to be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any such Santersus Code; (iii) the grant to any third Person of any rights or immunities under material Santersus IP Rights; or (iv) any other material limitation, restriction or condition on the right of any Santersus Company with respect to its use or distribution of any material Santersus IP Rights (other than attribution, warranty and liability disclaimer, and notice delivery conditions). Each Santersus Company is in material compliance with all licenses for Open Source Software that it embeds, links to, uses or distributes.

(l) Except as set forth on Part 2.7(l) of the Santersus Disclosure Schedule, no government funding, facilities of a university, college, hospital, foundation, other educational institution or research center, or other funding from third Persons provided specifically for research and development was used in the development of any Santersus IP Rights in a manner that has resulted in such entity retaining any claim of ownership or right to use any such Santersus IP Rights. To Santersus’ knowledge, no Person who was involved in, or who contributed to, the creation or development of any Santersus IP Rights, has performed services for the government, university, college, hospital, foundation, or other educational institution or research center in a manner that would affect any Santersus Company’s rights in the Santersus IP Rights.

(m) As at the date of this Agreement, the agreement dated January 28, 2022, entered into between Santersus and Belgian Volition Srl, has been terminated and Volition has no, and will not have any, right to exercise its buy-out option to acquire irrevocable rights in the field of whole blood apheresis and related Santersus IP Rights as a result of the Acquisition.

2.8 Data Privacy.

(a) Except as set forth on Part 2.8(a) of the Santersus Disclosure Schedules, in connection with the collection, storage, use, access, disclosure and/or other processing Personal Data, by or on behalf of any Santersus Company, to Santersus’ knowledge, each Santersus Company is and has been in compliance in all material respects with the following: (i) all applicable Legal Requirements governing privacy or data security in all relevant jurisdictions relating to data loss, data theft, and security breach notification obligations, telephone or text message communications, artificial intelligence and automated decision-making, or marketing by email or other channels; (ii) such Santersus Company’s published privacy policies; and (iii) the privacy or data security requirements of any contracts, codes of conduct, or industry standards by which such Santersus Company is legally bound.

(b) Except as set forth on Part 2.8(b) of the Santersus Disclosure Schedules, each Santersus Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Data and confidential or proprietary data owned, stored, used, maintained or controlled by or on behalf of such Santersus Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification, disclosure, and/or other processing.

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(c) There has been no material security breach, unauthorized access, use, disclosure, modification, destruction or other incident or compromise of or relating to any of the Santersus Companies’ information technology and computer systems, networks, hardware, software, data (including all Personal Data and the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “Santersus IT Systems and Data”) and, to Santersus’ knowledge, no event or condition exists as of the date of this Agreement that would reasonably be expected to result in, any such material security breach, unauthorized access, use, disclosure, modification, destruction or other compromise of Santersus IT Systems and Data. The Santersus Companies employ commercially reasonable physical, technical, and administrative security measures, controls, safeguards, policies and procedures designed to (i) protect all Santersus IT Systems and Data from and against material unauthorized access, use and/or disclosure and (ii) maintain the integrity, continuous operation, redundancy and security of the Santersus IT Systems and Data. The Santersus Companies are presently, and since January 1, 2023 have been, in compliance in all material respects with all applicable Legal Requirements governing the data privacy and security of Personal Data, and all judgments, orders, rules, directives and decrees of any court or arbitrator or governmental or regulatory authority, company policies and contractual obligations relating to the privacy and security of Santersus IT Systems and Data and to the protection of such Santersus IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, have a Santersus Material Adverse Effect, and the Santersus Companies have implemented backup and disaster recovery technology consistent with industry standards and practices.

(d) No Person (including any Governmental Body) has asserted a claim, or otherwise threatened in writing to commence any action, against any Santersus Company alleging a violation of any privacy policy of the Santersus Companies or any applicable Legal Requirements pertaining to privacy and data protection. No Santersus Company has received any written inquiry or complaint from any Governmental Body regarding the collection, use, retention, storage, security, transfer, disposal, disclosure or other processing of Personal Data or confidential or proprietary data by or for the Santersus Companies.

2.9 Compliance with Legal Requirements.

(a) Except as set forth on Part 2.9(a) of the Santersus Disclosure Schedules, since January 1, 2023, each Santersus Company has conducted and, as of the date hereof continues to conduct, its business in compliance in all material respects with all applicable Legal Requirements and Orders.

(b) Since January 1, 2023, no investigation or inquiry is pending or threatened in writing and no Order has been issued by any Governmental Body or self-regulatory body regarding any matter against any Santersus Company or, to the knowledge of Santersus, any Person for whose acts or omissions a Santersus Company may be liable in connection with the breach or alleged breach of any Legal Requirements. No Santersus Company is under any obligation to remedy any unlawful situation in respect of any of its assets or activities.

(c) No Santersus Company is in violation or default (i) of any provisions of its Organizational Documents, (ii) of any Order, (iii) under any note, indenture or mortgage, (iv) under any Contract to which it is a party or by which it is bound that is required to be listed on the Santersus Disclosure Schedule or (v) of any provision of any federal or state statute, rule or regulation applicable to any Santersus Company, in each case of clause (ii) through (v), the violation of which would have a Santersus Material Adverse Effect.

(d) Except as set forth on Part 2.9(d) of the Santersus Disclosure Schedules, each Santersus Company has all franchises, permits, registrations, certifications, authorizations, clearances, approvals, licenses and any similar authority necessary for the conduct of its business (the “Santersus Permits”), the lack of which would reasonably be expected to have a Santersus Material Adverse Effect. No Santersus Company is in default in any material respect under any of such Santersus Permits. No Order is pending or, to the knowledge of Santersus, threatened in writing, which seeks to revoke or limit any Santersus Permit. Santersus has made available to Company all Santersus Permits.

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(e) (i) During the past five (5) years the Santersus Companies and their Subsidiaries have complied with applicable Legal Requirements pertaining to trade and economic sanctions administered by the United States, European Union, United Kingdom or Switzerland (collectively, “Sanctions”); (ii) none of the Santersus Companies, their Subsidiaries, or their respective directors or officers, or, to Santersus’ knowledge, employees or any Santersus Company’s or its Subsidiaries’ agents is: (A) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (which as of the date of this Agreement comprise Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine (“Restricted Countries”)); (B) 50% or more owned or controlled by the government of a Restricted Country; or (C)(1) designated on a sanctioned parties list administered by the United States, European Union, United Kingdom or Switzerland, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List (collectively, “Designated Parties”) or (2) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such persons are prohibited pursuant to applicable Sanctions; (iii) during the past five (5) years, none of the Santersus Companies, their Subsidiaries, or their respective directors or officers, or, to Santersus’ knowledge, their respective employees, (x) has been the subject or target of any investigation, prosecution, other enforcement action, or government inquiry related to Sanctions violations or (y) submitted a voluntary self-disclosure to any U.S. or, other relevant government agency regarding actual or potential Sanctions violations; and (iv) each Santersus Company maintains policies and procedures reasonably designed to promote compliance with applicable Sanctions.

(f) None of the Santersus Companies and, to the knowledge of Santersus, no Representative or employee of any Santersus Company or Person acting in concert with or on behalf of the Santersus Companies, or any officers of the same with respect to any matter relating to any of the Santersus Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 or any other analogous legislation in any jurisdiction, as amended (collectively, the “Anti-Corruption Laws”); or (iii) made any other unlawful payment.

(g) Since January 1, 2023, each Santersus Company has been in material compliance with all applicable Legal Requirements administered or enforced by the FDA or any similar Governmental Body regarding developing, testing, manufacturing, marketing, distributing or promoting the products of such Santersus Company, including complaint handling or adverse event reporting.

(h) At no time since January 1, 2023 has any of the Santersus Companies received written notice that any Governmental Body or institutional review board has commenced, or threatened to initiate, any proceeding seeking the suspension or termination of nonclinical or clinical research with respect to any product candidate being researched or developed by or on behalf of any of the Santersus Companies, including any action regarding any investigator participating in any such clinical research. Neither any Santersus Company nor, to the knowledge of Santersus, any officer, employee or agent of any Santersus Company has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in, (i) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Governmental Body, (ii) debarment, suspension, or exclusion by the General Services Administration or any other Governmental Body or (iii) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any Governmental Body. None of the Santersus Companies and, to the knowledge of Santersus, no Representative of any Santersus Company or Person acting in concert with or on behalf of the Santersus Companies, or any officers, employees or Representatives of the same, has with respect to any product that is manufactured, tested, distributed, or held by or on behalf of any of the Santersus Companies made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy that is set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Body to invoke any similar policy (the “FDA Application Integrity Policy”). Neither any Santersus Company nor any of its officers, employees, or to the knowledge of Santersus, any of its contractors or agents is the subject of any pending or threatened investigation by FDA pursuant to the FDA Application Integrity Policy or by any other Governmental Body pursuant to any similar policy. To the knowledge of Santersus, neither any Santersus Company nor any of its officers, employees, contractors, and agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any other Governmental Body to invoke a similar policy. Neither any Santersus Company nor any of its officers, employees, or to the knowledge of Santersus, any of its contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, reports and other submissions to FDA or any other Governmental Body.

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(i) All nonclinical and clinical studies relating to product candidates, conducted by or on behalf of the Santersus Companies have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations codified at 21 C.F.R. Parts 50, 54, 56, 58, and 812, as amended from time to time, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies; provided, however, that the foregoing representation and warranty (i) is made only to Santersus’ knowledge with respect to clinical and nonclinical studies conducted by any third party on behalf of the Santersus Companies and (ii) specifically excludes nonclinical studies that were not designed to be conducted in accordance with Good Laboratory Practice. No Santersus Company has received any notices or correspondence from the FDA or any other Governmental Body requiring the termination, suspension or material modification of any nonclinical study or clinical trial after initiation thereof by or on behalf of a Santersus Company.

(j) Each of the Santersus Companies has filed with the FDA, any other Governmental Body, and any institutional review board, all material required notices, supplemental applications, and annual or other reports, including unanticipated adverse device effect reports, with respect to each investigational device exemption or any comparable foreign regulatory application, related to the manufacture, testing, or study of any of its product candidates, as applicable.

(k) None of the Santersus Companies is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Body. None of the Santersus Companies is subject to any investigation that is pending or, to the knowledge of Santersus, that has been threatened by (i) the FDA pursuant to the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301 et seq.) or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) or the Federal Civil False Claims Act (31 U.S.C. §3729), or any similar investigation that is pending or, to the knowledge of Santersus, that has been threatened by any other Governmental Body pursuant to any other applicable Legal Requirements. Each Santersus Company is, and has at all times since January 1, 2023 been, in compliance with all applicable Legal Requirements and contractual obligations regarding the privacy, protection, storage, use and disclosure of Personal Data collected by such Santersus Company, except as would not, individually or in the aggregate, have a Santersus Material Adverse Effect.

(l) None of the Santersus Companies has received any FDA Form 483s, warning letters, untitled letters, cyber letters, notices of violation, consent decrees, notices of investigation, indictments, sentencing memoranda, plea agreements, court orders, target or no-target letters, proceedings, reviews (including data integrity reviews) or other notice of enforcement action from a Governmental Body.

(m) Santersus has, prior to the execution of this Agreement, provided or made available to Company all information about serious adverse events since January 1, 2023 obtained or otherwise received by any of the Santersus Companies from any source, in the United States or outside the United States, related to its respective current product candidates. Santersus has disclosed to Company all material information known by Santersus with respect to the safety and efficacy of the Santersus product candidates from nonclinical and/or clinical studies. Each of the Santersus Companies has filed all annual and periodic reports, amendments and safety reports required to be made by a Santersus Company for any Santersus product candidate or service required to be made to the FDA or any other Governmental Body.

2.10 Scientific Studies. The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of the Santersus Companies are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Santersus Companies and all applicable Legal Requirements. The descriptions of, protocols for, and data and other results of, the studies, tests, development and clinical trials related to any Santersus product candidate and conducted by or on behalf of the Santersus Companies that have been furnished or made available to the Company are accurate and complete. To the knowledge of Santersus, no studies, tests, development or trials exist, the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of any Santersus Company.

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2.11 Legal Proceedings; Orders.

(a) Except as set forth on Part 2.11(a) of the Santersus Disclosure Schedules, as of the date of this Agreement, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or currently threatened in writing: (i) against any Santersus Company or any officer or director of any Santersus Company arising out of their capacity as an officer or director of such Santersus Company; (ii) that involves any of the Santersus Companies, any business of any of the Santersus Companies or any of the assets owned by any of the Santersus Companies; (iii) that questions the validity of this Agreement or the right of any Santersus Company to enter into them, or to consummate the transactions contemplated by this Agreement; or (iv) that would reasonably be expected to have, either individually or in the aggregate, a Santersus Material Adverse Effect. Neither any Santersus Company nor, to Santersus’ knowledge, any of its officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Body (in the case of officers or directors, such that arises out of their capacity as an officer or director of such Santersus Company and as would affect any Santersus Company). There is no material action, suit, proceeding or investigation by any Santersus Company pending or which any Santersus Company intends to initiate.

(b) As of the date of this Agreement, there is no Order to which any of the Santersus Companies, or any of the assets owned or used by any of the Santersus Companies, is subject. To the knowledge of Santersus, no officer or other key employee of any of the Santersus Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Santersus Companies.

(c) No Santersus Company is insolvent or unable to pay its debts when due.

2.12 Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any of the Santersus Companies.

2.13 Employee Benefit Plans.

(a) Part 2.13(a) of the Santersus Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of each material plan, program, policy, Contract or other arrangement providing for employment, compensation, retirement, pension, nonqualified deferred compensation, severance, separation, relocation, termination pay, performance awards, bonus, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, other equity-based award, supplemental retirement, profit sharing, fringe benefits, reimbursement, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, or other material employee benefits, whether written or unwritten, and each other “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case, for current, retired or former employees, directors or consultants of any Santersus Company, which is sponsored, maintained, contributed to, or required to be contributed to by any Santersus Company or with respect to which a Santersus Company has or is reasonably likely to have any material Liability either directly or through a Santersus ERISA Affiliate as applicable (the (collectively, the “Santersus Employee Plans”). The term “Santersus ERISA Affiliate” means any Person, trade or business, or other entity, that at any relevant time is or was treated as a single employer with Santersus or any of its Subsidiaries pursuant to Section 414 of the Code.

(b) The Santersus Companies have made available to the Company true and complete copies of each Santersus Employee Plan and all material related Santersus Employee Plan documents, Form 5500s for the three most recent plan years, nondiscrimination tests for the last three plan years, and material correspondence with the IRS, DOL, or PBGC within the last six years. Each Santersus Employee Plan has been maintained and administered in all material respects in accordance with its terms and in material compliance with the requirements prescribed by applicable Legal Requirements (including, where applicable, ERISA and the Code).  No Santersus Employee Plan promises or provides retiree medical or other retiree life, disability or welfare benefits to any person, except to the extent required by Section 4980B of the Code or any similar state or non-U.S. Legal Requirement, the cost of which is fully paid by the participants. Each Santersus Employee Plan that is subject to Code Section 409A has been administered and operated in documentary and operational compliance with the requirements of Section 409A of the Code and no additional tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

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(c) Neither any Santersus Company nor any Santersus ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, or is or has been obligated to contribute to, or otherwise incurred any Liability under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) and Section 3(35) of ERISA) subject to Section 302 or Title IV of ERISA or Section 412 of the Code or any multiple employer plan under Section 413(c) of the Code, or any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or any voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.

(d) Except as set forth on Part 2.13(d) of the Santersus Disclosure Schedule, no Santersus Company has in existence any share or other incentive scheme other than those mentioned in the Santersus Shareholders Agreement or the Santersus Option Plan, whether settled in cash or in securities of any kind. Except as set forth on Part 2.13(d) of the Santersus Disclosure Schedule, no Santersus Company has any obligation to pay any bonus, settlement, gratification, compensation for unfair dismissal or similar payments to any present or former employee or consultant. No Santersus Company has any obligation to make any severance, change-of-control or transaction or retention bonus payment, or any payment of compensation for loss of office, employment, or redundancy to any present or former employee or director as a consequence of the Contemplated Transactions.

(e) Other than as specifically contemplated by this Agreement or as set forth on Part 2.13(e) of the Santersus Disclosure Schedule, the consummation of the Contemplated Transactions will not, either alone or in combination with another event: (i) entitle any current or former employee or other service provider of any Santersus Company to severance benefits or any other payment (including bonus payments); (ii) accelerate the time of payment or vesting of any such payments or benefits or increase the amount of compensation or benefits due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; or (iv) result in any obligation to fund future benefits under any Santersus Employee Plan.

(f) No Santersus Company has made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings provided to Company.

(g) On or prior to the date hereof, the Santersus Companies have taken all actions necessary or advisable to assure that upon the consummation of the transactions contemplated by Section 6.15, the Company shall acquire, or Santersus shall have the right to acquire on the Company’s behalf, all Santersus Ordinary Shares issuable upon the exercise of the Santersus Options, free and clear of any Encumbrance.

(h) Neither the execution of this Agreement, nor the consummation of the Acquisition, either alone or in combination with another event will, result in the receipt or retention (i) by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to any Santersus Company of any payment or benefit that is characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code or (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(i) Each Santersus Employee Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in material compliance in both form and operation with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(j) No Person has any “gross up” agreements with any Santersus Company or other assurance of reimbursement or indemnity by any Santersus Company for any Taxes imposed under Section 409A or Section 4999 of the Code.

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2.14 Title to Assets; Real Property. Except as set forth on Part 2.14 of the Santersus Disclosure Schedule, the Santersus Companies own, and have good, valid and marketable title to, all material tangible assets purported to be owned by them, including all material tangible assets reflected in the books and records of the Santersus Companies as being owned by the Santersus Companies. All of said assets are owned by the Santersus Companies free and clear of any Encumbrances, except for Permitted Encumbrances and as set forth on Part 2.14 of the Santersus Disclosure Schedule. The Santersus Companies are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including all assets reflected in the books and records of the Santersus Companies as being leased to the Santersus Companies, and the Santersus Companies enjoy undisturbed possession of such leased assets. The Santersus Companies do not own and have never owned any real property or any interest in real property, except for the leaseholds created under the real property leases identified on Part 2.14 of the Santersus Disclosure Schedule. Part 2.14 of the Santersus Disclosure Schedule sets forth a complete and accurate list of all real property leases to which any Santersus Company is a party, which are each in full force and effect, and with no existing default thereunder, except as would not be reasonably expected to have a Santersus Material Adverse Effect.

2.15 Environmental Matters. Each Santersus Company is in compliance with all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), which compliance includes the possession by Santersus of all permits and other authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except where the failure to be in compliance would not, individually or in the aggregate, have a Santersus Material Adverse Effect. Since January 1, 2023, no Santersus Company has received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any Santersus Company is not in compliance in all material respects with any Environmental Law, and, to the knowledge of Santersus, there are no circumstances existing as of the date hereof that would prevent or interfere with any Santersus Company’s compliance in all material respects with any Environmental Law in the future. To the knowledge of Santersus: (i) no current or prior owner of any property leased or controlled by any Santersus Company has received any written notice or other communication (in writing) relating to property owned or leased at any time by any Santersus Company, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any Santersus Company is not in compliance in all material respects with or has violated any Environmental Law relating to such property; and (ii) no Santersus Company has any material liability under any Environmental Law.

2.16 Labor Matters.

(a) Part 2.16(a) of the Santersus Disclosure Schedule sets forth a true, complete and correct list as of the date of this Agreement of all Santersus Personnel along with each such employee’s position, whether classified as exempt or non-exempt for wage and hour purposes, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration), immigration status, hire date, actual compensation and annual rate of compensation as of the date hereof (including base salary and the target amount of any bonuses to which such employee may be eligible) and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the Acquisition. All employment agreements between the Santersus Companies and their employees are in writing and contain all terms and conditions applicable to the respective employment relationship.

(b) The Santersus Companies are not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Santersus, has sought to represent any of the employees, representatives or agents of any Santersus Company. There is no strike or other labor dispute involving any Santersus Company pending, or to Santersus’ knowledge, threatened, which could have a Santersus Material Adverse Effect, nor, to the knowledge of Santersus, is there any labor organization activity involving the Santersus Personnel.

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(c) The Santersus Companies and each of their respective employees complied with all obligations imposed by all relevant Legal Requirements and collective labor agreements. The Santersus Companies have (i) maintained adequate up-to-date records, and retained records regarding their service and engagement, their hours of work and rest breaks, their right to work and, where Santersus Personnel are sponsored by any Santersus Company in accordance with immigration legislation, their contact details and absence records and (ii) complied with all contractual obligations towards Santersus Personnel. Santersus has applied for and is in possession of all relevant governmental authorizations for the conduct of all work activities of its employees as presently conducted and as expected to be conducted, in Switzerland and abroad.

(d) Except as set forth on Part 2.16(d) of the Santersus Disclosure Schedules, no material salary increases have been resolved but not yet implemented. Any claims of current or former Santersus Personnel, including any claims for compensation, bonus, gratification, expenses, overtime, and holidays, as well as compensation for unfair dismissal, are fully provided for in the Santersus Financials as per the respective accounts date. No employee has received a bonus for three consecutive years without the relevant Santersus Company expressly reserving the discretionary nature of said payment in its bonus communication(s).

(e) To Santersus’ knowledge, none of the Santersus Personnel are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of such employee’s respective employer or that would conflict with any Santersus Company’s business. Neither the execution or delivery of this Agreement, nor the carrying on of any Santersus Company’s business by the Santersus Personnel, nor the conduct of any Santersus Company as now conducted and as presently proposed to be conducted, will, to Santersus’ knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any Santersus Personnel is now obligated.

(f) None of the Santersus Companies are delinquent in payments to any of their employees, consultants, or independent contractors, for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for them to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Except as set forth on Part 2.16(f) of the Santersus Disclosure Schedules, each Santersus Company has complied in all material respects with all applicable Legal Requirements of Switzerland, including those related to wages, hours, worker classification and collective bargaining. Each Santersus Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from employees of such Santersus Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(g) To Santersus’ knowledge, no officer intends to terminate employment with any Santersus Company or is otherwise likely to become unavailable to continue as an employee. No Santersus Company has the present intention to terminate the employment of any of the foregoing. The employment of each employee of each Santersus Company is terminable at the will of such Santersus Company. Except as set forth in the Santersus Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in the Santersus Disclosure Schedule, no Santersus Company has any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(h) To Santersus’ knowledge, none of the officers or directors of any Santersus Company has been: (i) subject to voluntary or involuntary petition under the federal bankruptcy Legal Requirements or any state insolvency Legal Requirement or the appointment of a receiver, fiscal agent or similar officer by a court for such person’s business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining such person from engaging, or otherwise imposing limits or conditions on such person’s engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

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(i) No Legal Proceedings are as of the date of this Agreement open and pending (or within the past three years have been settled or otherwise closed) against any Santersus Company with respect to the employment of, or failure to employ, any individual, including any brought with or by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs, or other applicable Governmental Body regulating the employment or compensation of individuals (or, with respect to discrimination, unlawful harassment, retaliation, or similar wrongdoing, pursuant to internal complaint procedures), and no Santersus Personnel has made, within the past three years a written complaint of discrimination, unlawful harassment, retaliation, or other similar wrongdoing or, to the Knowledge of Santersus, within the past three years, an oral complaint. Within the last three years, no Santersus Company has received any requests for, or conducted, an internal investigation of any officer, manager, or supervisor of any Santersus Personnel with respect to any claims with respect to discrimination, unlawful harassment, retaliation, or other similar wrongdoing.

(j) Within the past three (3) years, no Santersus Company has caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any single site of employment of any Santersus Company or one or more operating units within any site of employment of any Santersus Company or (ii) a mass layoff as defined in the WARN Act, nor has any Santersus Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

(k) Part 2.16(k) of the Santersus Disclosure Schedule sets forth each Person retained by any Santersus Company as an individual consultant or independent contractor since January 1, 2023 and further sets forth the following information with respect to each: (i) name, (ii) services provided, (iii) date of engagement (iv) the entity or entities to which the individual provides services, (v) fees paid or payable to the individual, and (vi) service location (including city, state, and country). No Santersus Company retains, and has retained in the past, any consultants or freelancers that could be requalified as employees under applicable laws under applicable Legal Requirements.

(l) Each current and former employee, consultant and officer of each Santersus Company involved in the development of Santersus IP Rights is or was, when being occupied to the benefit of the relevant Santersus Company, bound by appropriate undertakings to ensure the assignment to the relevant Santersus Company of any IP Rights developed by such person.

2.17 Santersus Contracts.

(a) Part 2.17 of the Santersus Disclosure Schedule lists each of the following Contracts in effect as of the date of this Agreement to which any Santersus Company is a party or by which any Santersus Company is bound:

(i) any Contract incorporating or relating to any warranty, any sharing of Liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between a Santersus Company and any of its officers or directors;

(ii) any Contract imposing any material restriction on the right or ability of any Santersus Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to otherwise transact business with any other Person;

(iii) any Contract containing “most favored” provisions, board of directors observer rights, or other side letter agreements not otherwise disclosed pursuant to any other representation;

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(iv) any Contract relating to the acquisition of any material interest in, or any material amount of, property or assets of any Santersus Company, other than in the ordinary course of business, or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(v) any joint marketing or collaboration Contract;

(vi) any Contract containing obligations (contingent or otherwise) of, or payments to, any Santersus Company in excess of CHF 100,000 (other than employment agreements and offer letters or other engagements with individual service providers);

(vii) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Santersus Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Santersus Company;

(viii) any Contract containing the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limits any Santersus Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell such Santersus Company’s products;

(ix) any Contract for university licenses;

(x) any Contract providing any severance or change-in-control payment or benefit to any officer, director or employee of any Santersus Company;

(xi) any Contract with any Governmental Body that is material to the business or operations of the Santersus Companies;

(xii) any interested party Contracts;

(xiii) any Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of any Santersus Company or any of its Subsidiaries;

(xiv) any Contract for leased real property;

(xv) any Contract with any financial advisor, broker, finder, investment bank or other Person, providing advisory services;

(xvi) any Contract that is not terminable by Santersus with no more than ninety (90) days prior notice to the other party (with no penalty or payment) by Santersus and (A) which involves payment or receipt by any Santersus Company after the date of this Agreement under any such Contract of more than CHF 100,000 in the aggregate, or obligations after the date of this Agreement in excess of CHF 100,000 in the aggregate or (B) that is material to the business or operations of the Santersus Companies; or

(xvii) any Contract not entered into in the ordinary course of business that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of CHF 100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of CHF 100,000 in the aggregate, other than any arrangement or agreement expressly contemplated by or provided for under this Agreement.

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(b) Santersus has made available to Company an accurate and complete copy of each Contract listed or required to be listed on Part 2.17 of the Santersus Disclosure Schedule (any such Contract, an “Santersus Contract”). There are no Santersus Contracts that are not in written form. No Santersus Company and, to Santersus’ knowledge, no other party to a Santersus Contract has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, in any material respects, any of the terms or conditions of any of the Santersus Contracts. To the knowledge of Santersus, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Santersus Contract; (ii) give any Person the right to declare a default in any material respect under any Santersus Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Santersus Contract; (iv) give any Person the right to accelerate the maturity or performance of any Santersus Contract; or (v) give any Person the right to cancel, terminate or modify any Santersus Contract. The consummation of the Acquisition will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from any Santersus Company to any Person under any Santersus Contract or give any Person the right to terminate or alter the provisions of any Santersus Contract. No Person is renegotiating any material amount paid or payable to any Santersus Company under any Santersus Contract or any other material term or provision of any Santersus Contract. Each Santersus Contract is valid, binding, enforceable and in full force and effect, and will continue to be valid, binding, enforceable and in full force and effect following the Closing and the consummation of the Acquisition, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

2.18 Insurance.

(a) Except as set forth on Part 2.18(a) of the Santersus Disclosure Schedules, each of the Santersus Companies’ insurance policies (including, as applicable, fire, theft, cyber, casualty, general liability, workers compensation, business interruption, environmental, product liability, clinical trial and automobile insurance policies and bond and surety arrangements, collectively “Insurance Policies”) are in full force and effect on the date hereof and are maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Santersus Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and each Santersus Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Company.

(b) There are no material claims pending, under any Insurance Policy to which any Santersus Company is a party, as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion in all material respects and since January 1, 2023 no Santersus Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Santersus Company received written notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be materially reduced or eliminated; or (ii) premium costs with respect to such insurance will be materially increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.19 Interested Party Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and Confidential Information Agreements; (ii) standard director and officer indemnification agreements approved by the board of directors of Santersus; (iii) the purchase of shares of a Santersus Company’s capital stock and the issuance of options to purchase shares of Santersus’ Common Shares, in each instance, approved in the written minutes of the board of directors of Santersus (which has been made available to Company); (iv) as set forth in Part 2.19(a) of the Santersus Disclosure Schedule; and (v) this Agreement, there are no agreements, understandings or proposed transactions, whether written or oral, between any Santersus Company and (i) any of the Sellers, (ii) its officers or directors, or (iii) any Affiliate of any of the foregoing.

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(b) No Santersus Company is indebted, directly or indirectly, to any of the Sellers, its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees.

(c) Other than as set forth in Part 2.19(c) of the Santersus Disclosure Schedule, none of the Santersus Companies’ directors, officers or employees or, to the knowledge of Santersus, any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to any Santersus Company or, to the knowledge of Santersus, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any Santersus Company or any of any Santersus Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which any Santersus Company is affiliated or with which any Santersus Company has a business relationship, or any firm or corporation which competes with any Santersus Company except that directors, officers, employees or stockholders of any Santersus Company may own stock in (but not equal to or exceeding 5% of the outstanding capital stock of) publicly traded companies that may compete with any Santersus Company or (iii) financial interest in any material contract with any Santersus Company.

2.20 Disclosure; Company Information. None of the information supplied or to be supplied by or on behalf of Santersus for inclusion or incorporation by reference in the Proxy Statement or Registration Statement will, at the time the Proxy Statement or Registration Statement, as applicable, is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. None of the information supplied or to be supplied by or on behalf of Santersus for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, no representation is made by Santersus with respect to the information that has been or will be supplied by any of the Acquiring Companies, any Seller or any of their respective Representatives for inclusion in the Proxy Statement.

2.21 Anti-Takeover Statutes Not Applicable. The board of directors of Santersus has taken all actions so that no takeover statute or similar Legal Requirement related to business combinations applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Contemplated Transactions.

2.22 Ownership of Company Common Stock. None of the Santersus Companies own, directly or indirectly, beneficially or of record, any shares of Company Common Stock or any other economic interest (through derivative securities or otherwise) in, Company. Other than as contemplated by this Agreement, none of the Santersus Companies are, nor at any time during the last three (3) years have they been, an “interested stockholder” of Company within the meaning of Nevada Revised Statutes 78.411-78.444 .

2.23 Exclusivity of Representations; Reliance.

(a) Except as expressly set forth in this Article 2, neither Santersus nor any Person on behalf of Santersus has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Santersus or its business in connection with the Contemplated Transactions, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

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(b) Santersus acknowledges and agrees that, except for the representations and warranties of Company set forth in Article 3, neither Santersus nor its Representatives is relying on any other representation or warranty of Company, or any other Person made outside of Article 3, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

Article 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Santersus and Sellers as follows (it being understood that each representation and warranty contained in this Article 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any of the Company Reports and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) solely to the extent that any information is reasonably apparent from a review of such Company Reports, (ii) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (iii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

3.1 Organization and Qualification; Charter Documents.

(a) Part 3.1(a) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization. No Acquiring Company owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified on Part 3.1(a) of the Company Disclosure Schedule. None of the Acquiring Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future equity investment in or capital contribution to any other Entity, other than the Entities identified on Part 3.1(a) of the Company Disclosure Schedule.

(b) Each Acquiring Company is duly organized, validly existing under the laws of its jurisdiction of organization, formation or incorporation, as applicable, and in good standing (to the extent such concept is recognized in their respective jurisdictions) under the laws of the jurisdiction in which it is chartered or organized with full corporate power and authority: (i) to conduct its businesses in the manner in which its business is currently being conducted and presently proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts by which it is bound, except where the failure to have such corporate power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. The Organizational Documents of each Acquiring Company, copies of which are publicly available SEC Documents, are true, correct and complete and no Acquiring Company is in violation of any provision thereof in any material respect.

(c) The copy of the minute books of the Acquiring Companies made available to Santersus reflects, in all material respects, the minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since January 1, 2023 of each Acquiring Company and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders of each Acquiring Company.

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3.2 Capital Structure.

(a) As of the close of business on September 11, 2026, the authorized capital stock of Company consists of (i) 10,000,000 shares of Company Common Stock, of which 2,343,181 shares of Company Common Stock were issued and outstanding, and (ii) 10,000,000 shares of preferred stock, par value $0.001, of which 1,000,000 shares of Company Preferred Stock are designated as Series A preferred stock (the “Company Series A Preferred Stock”) and 2,500,000 shares of Company Preferred Stock are designated as Series B Preferred Stock of the Company, par value $0.001 per share (the “Company Series B Preferred Stock,” and, together with the Company Series A Preferred Stock, the “Company Preferred Stock”) and 6,500,000 shares of Company Preferred Stock are undesignated. There were 970,000 shares of Company Series A Preferred Stock previously issued, and no shares of Company Series A Preferred Stock were issued and outstanding as of the close of business on September 11, 2026 and there were 2,454,545 shares of Company Series B Preferred Stock previously issued, of which no shares of Company Series B Preferred Stock were issued and outstanding as of the close of business on September 11, 2026. No shares of capital stock are held in Company’s treasury. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Legal Requirements.

(b) As of the close of business on September 11, 2026, Company had reserved (i) an aggregate of 245,148 shares of Company Common Stock for issuance under the Company Option Plan, under which options were outstanding for an aggregate of 114,059 shares and Company Restricted Stock were outstanding for an aggregate of 93,000 shares and (ii) no shares of Company Common Stock for issuance to holders of warrants to purchase Company Common Stock upon their exercise. Part 3.2(b) of the Company Disclosure Schedule lists, as of the close of business on September 11, 2026, each outstanding Company Option and Company Restricted Stock, the name of the holder of such option or restricted stock, the number of shares of restricted stock or number of shares subject to such option, the exercise price of such option, the vesting schedule and termination date of such option or restricted stock, and whether the exercisability of such option or vesting or settlement of such restricted stock will be accelerated in any way by the Contemplated Transactions. No further Company Options may be granted under the Company Option Plan after the date hereof. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Each Company Option was granted with an exercise price not less than the fair market value of a share of Company Common Stock on the date such option was approved by the board of directors of Company or an authorized committee thereof. All outstanding options to purchase Company Common Stock were granted under the Company Option Plan, except as set forth on Part 3.2(b) of the Company Disclosure Schedule.

(c) As of the close of business on September 11, 2026, the Company had no Company Warrants outstanding and no shares of Company Common Stock reserved for issuance of any such Company Warrants.

(d) Except as set forth on Part 3.2(d) of the Company Disclosure Schedule, (i) none of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, except for any such rights as have been effectively waived; (ii) none of the outstanding shares of Company Common Stock are subject to any right of first refusal in favor of Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the Company Stockholders have a right to vote; (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock; and (v) none of the Acquiring Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, and there are no shares of Company Common Stock outstanding that are subject to a risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement.

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3.3 Authority; Non-Contravention; Approvals.

(a) Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholder Approval, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Company, subject only to Company Stockholder Approval. The Company Stockholder Approval Threshold is the only vote of the holders of any class or series of Company Common Stock necessary to approve the Company Stockholder Approval Matters (collectively, “Company Stockholder Approval”). Except for Company Stockholder Approval, no other corporate proceeding on the part of Company is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Acquisition. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Santersus and Sellers, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b) Company’s Special Committee, by resolutions duly adopted by vote at a meeting of all directors of Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) approved, adopted and declared advisable this Agreement and the Acquisition, and determined that this Agreement and the Contemplated Transactions, including the Acquisition, are fair to and in the best interests of the Company Stockholders and (ii) approved the Company Stockholder Approval Matters that require board approval and resolved to recommend that the Company Stockholders approve the Company Stockholder Approval Matters, and directed that such matters be submitted for consideration of the Company Stockholders.

(c) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 3.3(d) below, (i) conflict with or violate the Organizational Documents of the Company, (ii) conflict with or violate any Legal Requirement applicable to the Acquiring Companies or by which its or any of their respective properties are bound or affected or (iii) require an Acquiring Company to make any filing with or give any notice to a Person or to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Acquiring Companies pursuant to, any Company Contract to which an Acquiring Company is a party or by which any Acquiring Company or any of its properties are bound or affected (except, for purposes of clause (ii) and (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect).

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filings contemplated by Section 6.4(a), (ii) the filing of current reports on Form 8-K with the SEC and (iii) such approvals as may be required under applicable state securities or “blue sky” Legal Requirements or the rules and regulations of Nasdaq.

3.4 Anti-Takeover Statutes. Subject to the accuracy of Santersus’ representations in Section 2.22 and each Seller’s representations in Section 4.5, the board of directors of Company has taken all actions so that no state takeover statute or similar Legal Requirement, including (to the extent applicable) the Nevada “combination with interested stockholders” statute (NRS 78.378 through 78.3793) or the Nevada “acquisition of controlling interest” statute (NRS 78.411 through 78.444), the restrictions on business combinations provided for therein, applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Contemplated Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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3.5 SEC Filings; Company Financial Statements; No Undisclosed Liabilities.

(a) Since January 1, 2024, all SEC Documents (such SEC Documents, the “Company Reports”) have been timely filed and, as of the time a Company Report was filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Company Reports complied in all material respects with the applicable requirements of the Securities Act or Exchange Act (as the case may be) and (ii) none of the Company Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements, or as to the completeness of any information furnished by the Company to the SEC solely for the purpose of complying with Regulation FD promulgated under the Exchange Act. Each of the certifications and statements relating to the Company Reports required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such certification was filed with or furnished to the SEC by Company. As used in this Section 3.5, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) There is and since January 1, 2024 there has been no failure on the part of Company and any of Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), that are in effect and with which Company is required to comply as of the date of this Agreement.

(c) As of the date of this Agreement, there are no outstanding or unresolved comment letters from the staff of the SEC relating to the Company Reports, and the SEC has not advised Company that any final responses are inadequate, insufficient or otherwise non-responsive. Company has made available to Santersus true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on one hand, and Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2024.

(d) Company maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act), reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of Company to make the certifications required under the Exchange Act with respect to such reports, except as set forth on Part 3.5(d) of the Company Disclosure Schedule.

(e) Acquiring Companies, considered together as one entity, maintain a system of internal accounting controls (as contemplated under Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Acquiring Companies’ internal controls over financial reporting are effective and, except as set forth on Part 3.5(e) of the Company Disclosure Schedule, the Acquiring Companies are not aware of any material weakness in their internal controls over financial reporting.

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(f) The financial statements (including any related notes) contained or incorporated by reference in the SEC Documents (the “Company Financials”) as of the time such Company Financials were filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereof; (ii) where prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not be material, either individually or in the aggregate) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) present fairly, in all material respects, the consolidated financial position of the Acquiring Companies as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Acquiring Companies for the periods specified (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably expected to be material, either individually or in the aggregate) and have been prepared in all material respects in compliance with the published requirements of the Securities Act and Exchange Act, as applicable and as in effect at the time of filing, and in conformity with GAAP as in effect at the time of filing applied on a consistent basis (except (A) for such adjustments to accounting standards and practices as are noted therein and (B) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) during the periods involved. The unaudited balance sheet of Company as of June 30, 2026 is hereinafter referred to as the “Company Balance Sheet.” The Company Financials will, when delivered for inclusion in the Proxy Statement and Registration Statement for filing with the SEC following the date of this Agreement, comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, in effect as of the dates thereof.

(g) Since January 1, 2024, there have been no formal investigations regarding financial reporting or accounting policies initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the board of directors of Company or any committee thereof.

(h) Since January 1, 2024, neither Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company or (iii) any material claim or material allegation reflecting any of the foregoing.

(i) Acquiring Companies do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the Company Financials which are required to be described in the Company Financials.

(j) All disclosures contained or incorporated by reference in the Company Financials, if any, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable.

3.6 Absence of Certain Changes or Events. Except as set forth on Part 3.6 of the Company Disclosure Schedule or as disclosed in the SEC Documents, from the date of the Company Balance Sheet through the date hereof, each of the Acquiring Companies has conducted its business in all material respects in the ordinary course of business consistent with past practice and there has not been (a) any event that has had a Company Material Adverse Effect or (b) any action, event or occurrence that would have required the consent of Santersus pursuant to Section 5.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.7 Taxes. Each of the representations and warranties set forth in this Section 3.7 is qualified by “except as would not, individually or in the aggregate, have a Company Material Adverse Effect.”

(a) Each income Tax Return and each other material Tax Return that were required to be filed by or with respect to any Acquiring Company has been timely filed (taking into account all valid extensions), and all such Tax Returns were true, complete and accurate in all respects. All Taxes due and payable by the Acquiring Companies (whether or not shown on any Tax Return) have been timely paid, except to the extent such amounts are being contested in good faith and are properly reserved for on the books or records of the Acquiring Companies to the extent any such reserve is required under GAAP.

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(b) No waiver or agreement by or with respect to an Acquiring Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquiring Company in writing for any such extension or waiver.

(c) There are no liens for Taxes on any asset of an Acquiring Company other than liens for Taxes not yet due and payable or Taxes contested in good faith and reserved against in accordance with GAAP.

(d) No Acquiring Company is the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing, and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been paid in full or adequate accruals or reserves for any such deficiencies or assessments have been established and are reflected on Part 3.7(d) of the Company Disclosure Schedule and in the Company Financials.

(e) All material Taxes that an Acquiring Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(f) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquiring Company with any taxing authority or issued by any taxing authority to an Acquiring Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquiring Company that are, or if issued would be, binding on an Acquiring Company.

(g) No Acquiring Company is a party to any Contract with any Person (other than one or more Acquiring Companies) relating to allocating or sharing the payment of, or Liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in agreements not primarily related to Taxes and entered into in the ordinary course of business). No Acquiring Company has any Liability for the Taxes of any Person (other than one or more Acquiring Companies) as a transferee or successor or otherwise by operation of Legal Requirements.

(h) Within the past two (2) years, no Acquiring Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax Return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Company).

(i) No Acquiring Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Within the past two (2) years, no Acquiring Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) No Acquiring Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

(l) No Acquiring Company is, or ever has been, a “controlled foreign corporation,” as such term is defined in Section 957 of the Code.

(m) No Acquiring Company is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent the Acquisition from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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3.8 Intellectual Property.

(a) All Company IP Rights are:

(i) legally and beneficially owned by the Acquiring Companies or lawfully used in accordance with a license agreement (which is in full force and effect without default or breach by any party thereto);

(ii) valid and, to the Company’s knowledge, not being infringed or challenged or opposed by any Person and no claims with regard to these rights have been made; and

(iii) not subject to any Encumbrance or any license in favor of another Person.

The Acquiring Companies have fully paid all registration fees for the Company IP Rights and none of the Company IP Rights are subject to (existing or proposed) Encumbrance. Each Acquiring Company has taken precautions and measures to protect and maintain the confidentiality of their respective trade secrets and know-how.

(b) To the knowledge of the Company, the Acquiring Companies own, possess, have developed, or have acquired on commercially reasonable terms, legal rights to the Company IP Rights sufficient to carry out their respective business as now conducted.

(c) No past or current product or service or activity of any Acquiring Company has infringed or violated or infringes or otherwise violates any IP Rights of a third Person; provided that the foregoing representation is made to the Company’s knowledge.

(d) To the knowledge of the Company, by conducting any Acquiring Company’s business as currently conducted or as presently proposed, the Acquiring Companies would not infringe or violate any of the IP Rights of a third Person. No Acquiring Company has received any unsolicited offers to license any IP Rights from any Person.

(e) To the knowledge of the Company, no Person is presently infringing any Company IP Rights in a way that is expected to have a Company Material Adverse Effect.

(f) Other than pursuant to: (i) standard end-user license or services agreements for the Acquiring Companies’ products and services on substantially the Acquiring Companies’ standard forms made available to Company, (ii) customary nondisclosure agreements entered into by any Acquiring Company in the ordinary course of business (that do not include any terms (w) granting the right to use residuals, (x) assigning IP Rights, (y) granting express license rights, or (z) constituting a covenant not to assert IP Rights); (iii) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated; and (iv) Standard Outbound Agreements, the Acquiring Companies have not granted to any Person any options, licenses, covenants not to assert, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company IP Rights that are material to the Acquiring Companies’ business as now conducted.

(g) Other than pursuant to: (i) standard license or services agreements for commercially available software products and cloud services non-exclusively licensed to an Acquiring Company under standard terms; (ii) backup licenses from employees and contractors granted in connection with providing services to an Acquiring Company; (iii) licenses to Open Source Software, (iv) customary nondisclosure agreements entered into by any Acquiring Company in the ordinary course of business that do not include any terms (w) granting the right to use residuals, (x) assigning IP Rights, (y) granting express license rights, or (z) constituting a covenant not to assert IP Rights; (v) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated; and (vi) Standard Inbound Agreements, no Acquiring Company is bound by or a party to any options, licenses, covenants not to assert or other grants or agreements of any kind with respect to IP Rights of any Person that are material to the Acquiring Companies’ business as now conducted.

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(h) Each Acquiring Company has taken commercially reasonable measures to maintain and protect all confidential information and trade secrets of such Acquiring Company that such Acquiring Company intended to maintain as a confidential or a trade secret. To the Company’s knowledge, there has been no unlawful, accidental or unauthorized access to or use or disclosure of any confidential information and trade secrets of any Acquiring Company that such Acquiring Company intended to maintain as confidential or a trade secret.

(i) (i) Each current and former employee of an Acquiring Company has assigned to such Acquiring Company all IP Rights that such employee has solely or jointly conceived, reduced to practice, developed, or made during the period of employment with such Acquiring Company that: (A) relate, at the time of conception, reduction to practice, development, or making of such IP Right, to such Acquiring Company’s business as then conducted or as then proposed to be conducted; (B) were developed on any amount of such Acquiring Company’s time or with the use of any of such Acquiring Company’s equipment, supplies, facilities or information; or (C) resulted from such individual’s performance of services for such Acquiring Company; (ii) each current and former consultant of any Acquiring Company who was involved in the development of any material IP Rights for an Acquiring Company or that are otherwise owned or purported to be owned by a Acquiring Company has assigned to such Acquiring Company all IP Rights that such consultant has solely or jointly conceived, reduced to practice, developed, or made during the period of its consulting relationship with such Acquiring Company that resulted from such consultant’s performance of services for such Acquiring Company; (iii) each such employee and consultant has executed an agreement with the applicable Acquiring Company Confidential Information Agreements; (iv) no such employee or consultant has excluded IP Rights from the assignment of IP Rights pursuant to such Person’s Confidential Information Agreement, which excluded IP Rights would be material to an Acquiring Company in the conduct of such Acquiring Company’s business as now conducted or currently proposed to be conducted; and (v) to the knowledge of the Company, no current or former employee or consultant is in violation of any Confidential Information Agreement.

(j) Part 3.8(j)(i) of the Company Disclosure Schedule lists all of the Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights owned solely by or registered solely to any Acquiring Company as of the date hereof, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number thereof. Part 3.8(j)(ii) of the Company Disclosure Schedule lists, as of the date hereof, all of the Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights in which any Acquiring Company has any co-ownership interest, other than those owned solely by a Acquiring Company, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered, trademark applications have been filed and registered copyrights and copyright applications have been filed, along with the respective application, registration or filing number thereof. Part 3.8(j)(iii) of the Company Disclosure Schedule lists all of the third party Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights in which an Acquiring Company has any exclusive right, title or interest, other than those owned solely or co-owned by an Acquiring Company and identified in Part 3.8(j)(i) or 3.8(j)(ii) of the Company Disclosure Schedule.

(k) No Acquiring Company has embedded, used, linked or distributed any Open Source Software in connection with any of its products or services or proprietary materials in any manner that requires, or purports to require, (i) any material software code owned or authored by or on behalf of an Acquiring Company (“Company Code”) to be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any such Company Code; (iii) the grant to any third Person of any rights or immunities under material Company Owned IP Rights; or (iv) any other material limitation, restriction or condition on the right of any Acquiring Company with respect to its use or distribution of any material Company Owned IP Rights (other than attribution, warranty and liability disclaimer, and notice delivery conditions). Each Acquiring Company is in material compliance with all licenses for Open Source Software that it embeds, links to, uses or distributes.

(l) No government funding, facilities of a university, college, hospital, foundation, other educational institution or research center, or other funding from third Persons provided specifically for research and development was used in the development of any Company Owned IP Rights in a manner that has resulted in such entity retaining any claim of ownership or right to use any such Company Owned IP Rights. To the Company’s knowledge, no Person who was involved in, or who contributed to, the creation or development of any Company Owned IP Rights, has performed services for the government, university, college, hospital, foundation, or other educational institution or research center in a manner that would affect any Acquiring Company’s rights in the Company Owned IP Rights.

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3.9 Data Privacy.

(a) In connection with the collection, storage, use, access, disclosure and/or other processing Personal Data, by or on behalf of any Acquiring Company, to Company’s knowledge, each Acquiring Company is and has been in compliance in all material respects with the following: (i) all applicable Legal Requirements governing privacy or data security in all relevant jurisdictions relating to data loss, data theft, and security breach notification obligations, telephone or text message communications, artificial intelligence and automated decision-making, or marketing by email or other channels; (ii) such Acquiring Company’s published privacy policies; and (iii) the privacy or data security requirements of any contracts, codes of conduct, or industry standards by which such Acquiring Company is legally bound.

(b) Each Acquiring Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Data and confidential or proprietary data owned, stored, used, maintained or controlled by or on behalf of such Acquiring Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification, disclosure, and/or other processing.

(c) There has been no material security breach, unauthorized access, use, disclosure, modification, destruction or other incident or compromise of or relating to any of the Acquiring Companies’ information technology and computer systems, networks, hardware, software, data (including all Personal Data and the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “Company IT Systems and Data”) and, to Company’s knowledge, no event or condition exists as of the date of this Agreement that would reasonably be expected to result in, any such material security breach, unauthorized access, use, disclosure, modification, destruction or other compromise of Company IT Systems and Data. The Acquiring Companies employ commercially reasonable physical, technical, and administrative security measures, controls, safeguards, policies and procedures designed to (i) protect all Company IT Systems and Data from and against material unauthorized access, use and/or disclosure and (ii) maintain the integrity, continuous operation, redundancy and security of the Company IT Systems and Data. The Acquiring Companies are presently, and since January 1, 2023 have been, in compliance in all material respects with all applicable Legal Requirements governing the data privacy and security of Personal Data, and all judgments, orders, rules, directives and decrees of any court or arbitrator or governmental or regulatory authority, company policies and contractual obligations relating to the privacy and security of Company IT Systems and Data and to the protection of such Company IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and the Acquiring Companies have implemented backup and disaster recovery technology consistent with industry standards and practices.

(d) No Person (including any Governmental Body) has asserted a claim, or otherwise threatened in writing to commence any action, against any Acquiring Company alleging a violation of any privacy policy of the Acquiring Companies or any applicable Legal Requirements pertaining to privacy and data protection. No Acquiring Company has received any written inquiry or complaint from any Governmental Body regarding the collection, use, retention, storage, security, transfer, disposal, disclosure or other processing of Personal Data or confidential or proprietary data by or for the Acquiring Companies.

3.10 Compliance with Legal Requirements.

(a) Since January 1, 2023, each Acquiring Company has conducted and, as of the date hereof, continues to conduct its business in compliance in all respects with all applicable Legal Requirements and Orders, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Since January 1, 2023, no investigation or inquiry is pending or threatened in writing and no Order has been issued by any Governmental Body or self-regulatory body regarding any matter against any Acquiring Company or, to the knowledge of the Company, any Person for whose acts or omissions an Acquiring Company may be liable in connection with the breach or alleged breach of any Legal Requirements. No Acquiring Company is under any obligation to remedy any unlawful situation in respect of any of its assets or activities, in each case, that would be material to the Acquiring Companies, taken as a whole.

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(c) Each Acquiring Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business (the “Company Permits”), the lack of which would reasonably be expected to have a Company Material Adverse Effect. No Acquiring Company is in default in any material respect under any of such franchises, permits, licenses or other similar authority, except for any such default as would reasonably be expected to have a Company Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened in writing, which seeks to revoke or limit any Company Permit that would be material to the Acquiring Companies, taken as a whole. Company has made available to Santersus all material Company Permits.

(d) Since January 1, 2023, no Acquiring Company, nor any director, officer, or, to the knowledge of the Company, any employee or agent of the Acquiring Companies has taken any action, directly or indirectly, (i) in furtherance of a corrupt offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing or any political party or party official or candidate for political office) in order to influence official action or secure an unlawful business advantage, or (ii) in violation of the Anti-Corruption Laws, except in the case of (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Acquiring Companies have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws. No part of the proceeds of the offering will be used by the Acquiring Companies, or their Affiliates, directly or, to the knowledge of the Company, indirectly, in violation of the Anti-Corruption Laws.

(e) The operations of the Acquiring Companies are and, since January 1, 2023, have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements, including, to the extent applicable, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the anti-money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Acquiring Companies with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(f) To the Company’s knowledge, since January 1, 2023, each Acquiring Company has been in material compliance with all applicable Legal Requirements administered or enforced by the FDA or any similar Governmental Body regarding developing, testing, manufacturing, marketing, distributing or promoting the products of such Acquiring Company.

(g) At no time since January 1, 2024 has any of the Acquiring Companies received written notice that any Governmental Body or institutional review board has commenced, or threatened to initiate, any proceeding seeking the suspension or termination of nonclinical research with respect to any product candidate being researched or developed by or on behalf of any of the Acquiring Companies. Neither any Acquiring Companies nor, to the Company’s knowledge, any officer, employee or agent of any Acquiring Companies has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Governmental Body, (B) debarment, suspension, or exclusion by the General Services Administration or any other Governmental Body, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any Governmental Body. None of the Acquiring Companies and, to the Company’s knowledge, no Representative of any Acquiring Company or Person acting in concert with or on behalf of the Acquiring Companies, or any officers, employees or Representatives of the same, has with respect to any product that is manufactured, tested, distributed, or held by or on behalf of any of the Acquiring Companies made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for invocation of a relevant FDA Application Integrity Policy. Neither the Acquiring Companies nor any officers, employees, or to the Company’s knowledge, any contractors or agents is the subject of any pending or threatened (in writing) investigation by FDA pursuant to the FDA Application Integrity Policy or by any other Governmental Body pursuant to any similar policy. To the Company’s knowledge, neither the Acquiring Companies nor any officers, employees, contractors, and agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any other Governmental Body to invoke a similar policy. Neither the Acquiring Companies nor any officers, employees, or to the Company’s knowledge, any contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, reports and other submissions to FDA or any other Governmental Body.

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(h) To the Company’s knowledge, the Acquiring Companies and Persons acting in concert with and on behalf of the Company have not used in any capacity the services of any individual or Entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7 or 21 C.F.R. Section 312.70, or any similar Legal Requirements in any jurisdiction.

(i) All nonclinical and clinical studies relating to product candidates conducted by or on behalf of the Acquiring Companies have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations codified at 21 C.F.R. Parts 50, 54, 56, 58, and 312, as amended from time to time, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies; provided, however, that the foregoing representation and warranty specifically excludes nonclinical studies that were not designed to be conducted in accordance with Good Laboratory Practice. No Acquiring Company has received any notices or correspondence from the FDA or any other Governmental Body requiring the termination, suspension or material modification of any nonclinical study or clinical trial after initiation thereof by or on behalf of the Company.

(j) None of the Acquiring Companies is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Body. None of the Acquiring Companies is subject to any investigation that is pending or, to the Company’s knowledge, that has been threatened, in each case by (i) the FDA pursuant to the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301 et seq.) or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) or the Federal Civil False Claims Act (31 U.S.C. §3729), or any similar investigation that is pending or, to the Company’s knowledge, that has been threatened by any other Governmental Body pursuant to any other applicable Legal Requirements.

(k) None of the Acquiring Companies has received any FDA Form 483s, warning letters, untitled letters, cyber letters, notices of violation, consent decrees, notice of investigation, indictments, sentencing memoranda, plea agreements, court orders, target or no target letters, proceedings, review (including data integrity reviews) or other notices of enforcement actions from a Governmental Body.

(l) The Company has, prior to the execution of this Agreement, disclosed to Santersus all material information known by the Acquiring Companies with respect to the safety and efficacy of the Company’s product candidates.

3.11 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Company’s knowledge, currently threatened in writing: (i) against any Acquiring Company or any officer or director of any Acquiring Company arising out of their capacity as an officer or director of such Acquiring Company; (ii) that involves any of the Acquiring Companies, any business of any of the Acquiring Companies or any of the assets owned by any of the Acquiring Companies; (iii) that questions the validity of this Agreement or the right of any Acquiring Company to enter into them, or to consummate the transactions contemplated by this Agreement; or (iv) that would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Neither any Acquiring Company nor, to Company’s knowledge, any of its officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Body (in the case of officers or directors, such that arises out of their capacity as an officer or director of such Acquiring Company and as would affect any Acquiring Company). There is no material action, suit, proceeding or investigation by any Acquiring Company pending or which any Acquiring Company intends to initiate.

(b) As of the date of this Agreement, there is no Order to which any of the Acquiring Companies, or any of the assets owned or used by any of the Acquiring Companies, is subject. To the knowledge of Company, no officer or other key employee of any of the Acquiring Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Companies.

(c) No Acquiring Company is insolvent or unable to pay its debts when due.

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3.12 Brokers’ and Finders’ Fees. Except as set forth on Part 3.12 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquiring Companies. Company has furnished to Santersus accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of any Persons listed on Part 3.12 of the Company Disclosure Schedule.

3.13 Employee Benefit Plans.

(a) Part 3.13(a) of the Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of each plan, program, policy, Contract or other arrangement providing for employment, compensation, retirement, pension, nonqualified deferred compensation, severance, separation, relocation, termination pay, performance awards, bonus, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, other equity-based award, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, reimbursements, accrued leave, vacation, or other material employee benefits, whether written or unwritten, and each other “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for current, retired or former employees, directors or consultants of the Acquiring Companies, which is sponsored, maintained, contributed to, or required to be contributed to by any of the Acquiring Companies or with respect to which any Acquiring Company has any material Liability either directly or through a Company ERISA Affiliate (the “Company Employee Plans”). The Company Employee Plans set forth in Part 3.13(a) of the Disclosure Schedule include the employee benefit plans provided by, maintained, or sponsored through a professional employer organization or co-employer organization (a “PEO,” and each such Company Employee Plan, a “PEO Plan,” and each Company Employee Plan that is not a PEO Plan, a “Company Plan”), The term “Company ERISA Affiliate” means any Person, trade or business, or other entity, that at any relevant time is or was treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414 of the Code.

(b) The Acquiring Companies have made available to Santersus true and complete copies of each Company Plan and all material related Company Plan documents, Form 5500s for the three most recent plan years, nondiscrimination tests for the last three plan years, and material correspondence with the IRS, DOL, or PBGC within the last six years.  With respect to each PEO Plan, the Company shall satisfy the requirements of this Section 3.13(b) by using commercially reasonable efforts to cause the PEO to deliver to Santersus (or to provide to the Company for delivery to Santersus) a copy of the plan documents, Form 5500s for the three most recent plan years, nondiscrimination tests for the last three plan years, and material correspondence with the IRS, DOL, or PBGC within the last six years. Each Company Plan and, to the knowledge of the Company, each PEO Plan has been maintained and administered in all material respects in accordance with its terms and in material compliance with the requirements prescribed by applicable Legal Requirements (including, where applicable, ERISA and the Code).   No Company Employee Plan promises or provides retiree medical or other retiree life, disability or welfare benefits to any person, except to the extent required by Section 4980B of the Code or any similar state or non-U.S. Legal Requirement, the cost of which is fully paid by the participants. Each Company Plan and, to the knowledge of the Company, each PEO Plan that is subject to Code Section 409A has been administered and operated in documentary and operational compliance with the requirements of Section 409A of the Code an no additional tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(c) Neither any Acquiring Company nor any Company ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, or is or has been obligated to contribute to, or otherwise incurred any Liability under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) and Section 3(35) of ERISA) subject to Section 302 or Title IV of ERISA or Section 412 of the Code or any multiple employer plan under Section 413(c) of the Code, or any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or any voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.

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(d) Other than as specifically contemplated by this Agreement or as set forth in Part 3.13(e) of the Company Disclosure Schedule, the consummation of the Acquisition will not, either alone or in combination with another event, (i) entitle any current or former employee or other service provider of any Acquiring Company to severance benefits or any other payment (including golden parachute or bonus payments); (ii) accelerate the time of payment or vesting of any such payments or benefits or increase the amount of compensation or benefits due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; or (iv) result in any obligation to fund future benefits under any Company Plan.  No benefit payable or that may become payable by an Acquiring Company in connection with the Contemplated Transactions or as a result of or arising under this Agreement (either alone or in combination with another event) is reasonably likely to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. No Acquiring Company has any gross up or indemnity obligation to any individual for taxes imposed under Code Section 409A or 4999.

(e) No Person has any “gross up” agreements with any Acquiring Company or other assurance of reimbursement or indemnity by any Acquiring Company for any Taxes imposed under Section 409A or Section 4999 of the Code.

3.14 Title to Assets; Real Property. Except as set forth on Part 3.14(i) of the Company Disclosure Schedule, the Acquiring Companies own, and have good, valid and marketable title to, all material tangible assets purported to be owned by them, including all material tangible assets reflected in the books and records of the Acquiring Companies as being owned by the Acquiring Companies. All of said assets are owned by the Acquiring Companies free and clear of any Encumbrances, except for Permitted Encumbrances and as set forth on Part 3.14(ii) of the Company Disclosure Schedule. The Acquiring Companies do not own and have never owned any real property, and do not currently hold any interest in real property, except for the leaseholds created under the real property leases identified on Part 3.14(iii) of the Company Disclosure Schedule. The Acquiring Companies are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including all assets reflected in the books and records of the Acquiring Companies as being leased to the Acquiring Companies, and the Acquiring Companies enjoy undisturbed possession of such leased assets. Part 3.14(iv) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leases to which any Acquiring Company is a party, which are each in full force and effect, and with no existing default thereunder, except as would not be reasonably expected to have a Company Material Adverse Effect.

3.15 Environmental Matters. Each Acquiring Company is in compliance with all applicable Environmental Laws, which compliance includes the possession by Company of all permits and other authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except where the failure to be in compliance would not, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2023, no Acquiring Company has received any written notice or other communication (in writing), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any Acquiring Company is not in compliance in all material respects with any Environmental Law, and, to the knowledge of Company, there are no circumstances existing as of the date hereof that would prevent or interfere with any Acquiring Company’s compliance in all material respects with any Environmental Law in the future. To the knowledge of Company: (i) no current or prior owner of any property leased or controlled by any Acquiring Company has received any written notice or other communication (in writing) relating to property owned or leased at any time by any Acquiring Company, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any Acquiring Company is not in compliance in all material respects with or has violated any Environmental Law relating to such property; and (ii) no Acquiring Company has any material liability under any Environmental Law.

3.16 Labor Matters.

(a) Part 3.16(a) of the Company Disclosure Schedule sets forth a true, complete and correct list as of the date of this Agreement of all employees of the Acquiring Companies along with each such employee’s position, whether classified as exempt or non-exempt for wage and hour purposes, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration), hire date, actual compensation and annual rate of compensation as of the date hereof (including base salary and the target amount of any bonuses to which such employee may be eligible) and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the Acquisition. All employment agreements between the Acquiring Companies and their employees are in writing and contain all terms and conditions applicable to the respective employment relationship.

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(b) There are no agreements or other arrangements between the Acquiring Companies and any trade union or other body representing employees.

(c) The Acquiring Companies are in compliance in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, individual independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code in the United States and other Legal Requirements in any jurisdiction in which the Acquiring Companies employ interim employees), including all such Legal Requirements and Contracts relating to wages, hours, collective bargaining, classification of employees, employment discrimination, immigration, disability, civil rights, fair labor standards, occupational safety and health, and workers’ compensation, and have timely prepared and, as applicable, filed all employment-related forms (including United States Citizenship and Immigration Services Form I-9) to the extent required by any relevant Governmental Body.

(d) No Legal Proceedings are as of the date of this Agreement open and pending (or within the past three years have been settled or otherwise closed) against any Acquiring Company with respect to the employment of, or failure to employ, any individual, including any brought with or by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs, or other applicable Governmental Body regulating the employment or compensation of individuals (or, with respect to discrimination, unlawful harassment, retaliation, or similar wrongdoing, pursuant to internal complaint procedures), and no Company Personnel has made, within the past three years a written complaint of discrimination, unlawful harassment, retaliation, or other similar wrongdoing or, to the knowledge of Company, within the past three years, an oral complaint. Within the last three years, no Acquiring Company has received any requests for, or conducted, an internal investigation of any officer, manager, or supervisor of any Company Personnel with respect to any claims with respect to discrimination, unlawful harassment, retaliation, or other similar wrongdoing.

(e) Within the past three (3) years, no Acquiring Company has caused (i) a plant closing as defined in the WARN Act affecting any single site of employment of any Acquiring Company or one or more operating units within any site of employment of any Acquiring Company or (ii) a mass layoff as defined in the WARN Act, nor has any Acquiring Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

(f) Part 3.16(f) of the Company Disclosure Schedule sets forth each Person retained by any Acquiring Company as an individual consultant or independent contractor since January 1, 2023 and further sets forth the following information with respect to each: (i) name, (ii) services provided, (iii) date of engagement (iv) the entity or entities to which the individual provides services, (v) fees paid or payable to the individual, and (vi) service location (including city, state, and country). No Acquiring Company retains, and has retained in the past, any consultants or freelancers that could be requalified as employees under applicable laws under applicable Legal Requirements.

(g) Each current and former employee, consultant and officer of each Acquiring Company involved in the development of Company IP Rights is or was, when being occupied to the benefit of the relevant Acquiring Company, bound by appropriate undertakings to ensure the assignment to the relevant Acquiring Company of any IP Rights developed by such person.

3.17 Company Contracts.

(a) Part 3.17 of the Company Disclosure Schedule lists each of the following Contracts in effect as of the date of this Agreement to which any Acquiring Company is a party or by which any Acquiring Company is bound (each, a “Company Contract”):

(i) any Contract incorporating or relating to any warranty, any sharing of Liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between an Acquiring Company and any of its officers or directors;

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(ii) any Contract imposing any material restriction on the right or ability of any Acquiring Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to otherwise transact business with any other Person;

(iii) any Contract containing “most favored” provisions, board of directors observer rights, or other side letter agreements not otherwise disclosed pursuant to any other representation;

(iv) any Contract relating to the acquisition of any material interest in, or any material amount of, property or assets of any Acquiring Company, other than in the ordinary course of business, or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(v) any joint marketing or collaboration Contract;

(vi) any Contract containing obligations (contingent or otherwise) of, or payments to, any Acquiring Company in excess of $125,000 (other than employment agreements and offer letters or other engagements with individual service providers);

(vii) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company;

(viii) any Contract containing the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limits any Acquiring Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell such Acquiring Company’s products;

(ix) any Contract for university licenses;

(x) any Contract providing any severance or change-in-control payment or benefit to any officer, director or employee of any Acquiring Company;

(xi) any Contract with any Governmental Body that is material to the business or operations of the Acquiring Companies;

(xii) any Contract (other than any employment agreement, offer letter or similar agreement) with any officer or directors of the Company or any “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act of 5% or more of the outstanding shares of any class of voting securities of the Company);

(xiii) any Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of any Acquiring Company;

(xiv) any Contract for leased real property;

(xv) any Contract with any financial advisor, broker, finder, investment bank or other Person, providing advisory services;

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(xvi) any Contract that is not terminable by the Company with no more than ninety (90) days prior notice to the other party (with no penalty or payment) by Company and (A) which involves payment or receipt by any Acquiring Company after the date of this Agreement under any such Contract of more than $125,000 in the aggregate, or obligations after the date of this Agreement in excess of $125,000 in the aggregate or (B) that is material to the business or operations of the Acquiring Companies;

(xvii) any Contract not entered into in the ordinary course of business that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $125,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $125,000 in the aggregate, other than any arrangement or agreement expressly contemplated by or provided for under this Agreement; or

(xviii) any Contract required to be filed by Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; or

(b) Company has made available to Santersus an accurate and complete copy of each Company Contract. There are no Company Contracts that are not in written form. No Acquiring Company and, to Company’s knowledge, no other party to a Company Contract has breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted, in any material respects, under, any of the terms or conditions of any of the Company Contracts. To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default in any material respect under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract. Except as set forth on Part 3.17 of the Company Disclosure Schedule, the consummation of the Acquisition will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from any Acquiring Company to any Person under any Company Contract or give any Person the right to terminate or alter the provisions of any Company Contract. No Person is renegotiating any material amount paid or payable to any Acquiring Company under any Company Contract or any other material term or provision of any Company Contract. Each Company Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.18 Insurance.

(a) Each of the Acquiring Companies’ Insurance Policies are in full force and effect on the date hereof and are maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquiring Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and each Acquiring Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Santersus.

(b) Except as set forth on Part 3.18(b) of the Company Disclosure Schedule, there are no material claims pending, under any Insurance Policy to which any Acquiring Company is a party, as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion in all material respects and since January 1, 2023 no Acquiring Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquiring Company received written notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be materially reduced or eliminated; or (ii) premium costs with respect to such insurance will be materially increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

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3.19 Code of Ethics. Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. Company has promptly disclosed any change in or waiver of Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the knowledge of Company, there have been no material violations of provisions of Company’s code of ethics by any such persons.

3.20 Opinion of Financial Advisor. The Special Committee of Company has received an opinion of Canaccord Genuity LLC, financial advisor to Company, dated September 14, 2026, to the effect that the Acquisition Consideration is fair to the Company Stockholders from a financial point of view. Company will furnish an accurate and complete copy of said opinion to Santersus and Sellers for informational purposes only promptly after the date hereof.

3.21 Interested Party Transactions. Except as set forth on Part 3.21 of the Company Disclosure Schedule or disclosed in the SEC Documents, no event has occurred since January 1, 2023 that would be required to be reported by any Acquiring Company as a “Certain Relationship” or “Related Transaction” pursuant to Item 404 of Regulation S-K pursuant to the Exchange Act.

3.22 Valid Issuance. The Company Common Stock to be issued in the Acquisition will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.23 No TID U.S. Business. None of the Acquiring Companies are a U.S. business that engages in (i) the production, design, testing, manufacture, fabrication, or development of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (iii) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

3.24 Disclosure; Company Information. None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Proxy Statement or Registration Statement will, at the time the Proxy Statement or Registration Statement, as applicable, is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Proxy Statement and Registration Statement will comply as to form in all material respects with the applicable Legal Requirements. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by any of the Santersus Companies, any Seller or any of their respective Representatives for inclusion in the Proxy Statement.

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3.25 Exclusivity of Representations; Reliance.

(a) Except as expressly set forth in this Article 3, neither Company nor any Person on behalf of Company has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Company or its business in connection with the Contemplated Transactions, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b) Company acknowledges and agrees that, except for the representations and warranties of Santersus set forth in Article 2 and Sellers set forth in Article 4, neither Company nor its Representatives is relying on any other representation or warranty of Santersus, Sellers, or any other Person made outside of Article 2 and Article 4, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Acquisition.

Article 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, represents and warrants to Santersus and Company as to itself as follows:

4.1 Ownership of Santersus Share Capital. Such Seller is the sole record, legal and beneficial owner of, as of the date hereof, all of the shares of Santersus Issued Share Capital listed next to the name of such Seller on Part 2.2(b) of the Santersus Disclosure Schedule. As of the Closing, such Seller will be the sole record, legal and beneficial owner of all of the Santersus Shares listed next to the name of such Seller on Part 2.2(b) of the Santersus Disclosure Schedule. Except as set forth on Part 2.2(b) of the Santersus Disclosure Schedule, such Seller is not a party to any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer or otherwise dispose of any of its shares of Santersus Share Capital (other than as set forth in this Agreement) and has good and valid title to all of the shares of Santersus Share Capital held by such Seller and will, as of the Closing, have good and valid title to all Santersus Shares issuable in respect of such shares of Santersus Share Capital, in each case free and clear of all Encumbrances (except as are imposed by federal and state securities laws). Subject only to stamping, upon the consummation of the Acquisition, Company will acquire good and marketable title to the Santersus Shares acquired by Company from such Seller, free and clear of all Encumbrances (except as are imposed by federal and state securities laws).

4.2 Authority; Non-Contravention.

(a) If a natural person, such Seller has the requisite legal capacity to enter into this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions. If not a natural person, (i) such Seller has the requisite corporate, limited liability company or similar power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions and (ii) the execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by Santersus and Company, constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b) The execution and delivery of this Agreement by such Seller does not, and the performance of this Agreement by such Seller will not, conflict with or violate any Organizational Document or Legal Requirement applicable to such Seller or by which its properties are bound or affected.

(c) Such Seller is not subject to any Insolvency Proceedings.

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4.3 Tax Matters. Such Seller has had the opportunity to review with such Seller’s tax advisors the applicable Tax consequences of the Contemplated Transactions, including the purchase of the Santersus Shares acquired from such Seller by Company. Such Seller is relying solely on such advisors and not on any statements or representations of Company or Santersus or any of their respective Representatives with respect to Tax matters. Such Seller understands that it (and not Company or Santersus) shall be responsible for such Seller’s Tax Liability and any related interest and penalties that may arise as a result of the Contemplated Transactions.

4.4 Disclosure; Seller Information. None of the information supplied or to be supplied by or on behalf of such Seller in writing for inclusion or incorporation by reference in the Proxy Statement or Registration Statement will, at the time the Proxy Statement or Registration Statement, as applicable, is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. None of the information supplied or to be supplied by or on behalf of such Seller in writing for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, no representation is made by such Seller with respect to the information that has been or will be supplied by any other Seller, any of the Acquiring Companies, any of the Santersus Companies or any of their respective Representatives for inclusion in the Registration Statement or the Proxy Statement.

4.5 Ownership of Company Stock; Affiliates. Other than as set forth on Part 4.5 of the Santersus Disclosure Schedules, such Seller (including such Seller’s Affiliates) does not own, directly or indirectly, beneficially or of record, any shares of Company capital stock, Company Preferred Stock or any other economic interest (through derivative securities or otherwise) in, Company. Other than as contemplated by this Agreement, no Seller is, nor at any time during the last three (3) years has been, an “interested stockholder” of Company within the meaning of Nevada Revised Statutes 78.411-78.444. Except as set forth on Part 4.5 of the Santersus Disclosure Schedule, no Seller is an “affiliate” of any other Seller as such term is defined in Rule 12b-2 of the Exchange Act.

4.6 Securities Law Matters. Such Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Such Seller is acquiring the shares of Company Common Stock at the Closing for its own account for investment only, and not with a view to, or for sale in connection with, any “distribution” (within the meaning of the Securities Act) of such shares in violation of the Securities Act or any rule or regulation under the Securities Act. Such Seller has had adequate opportunity to obtain from representatives of Company such information about Company as is necessary for such Seller to evaluate the merits and risks of its acquisition of the shares of Company Common Stock at the Closing. Such Seller has reviewed the risk factors disclosed in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 as filed with the SEC. Such Seller has sufficient expertise in business and financial matters to be able to evaluate the risks involved in the acquisition of the shares of Company Common Stock at the Closing and to make an informed investment decision with respect to such acquisition. Such Seller understands that the issuance of such shares has not been registered under the Securities Act and such shares are “restricted securities” within the meaning of Rule 144 under the Securities Act; and the shares cannot be sold, transferred or otherwise disposed of unless they are registered under the Securities Act (as contemplated by Section 6.1 or otherwise) or an exemption from registration is then available. Such Seller represents that such Seller is familiar with Rule 144 promulgated under the Securities Act and understands the resale restrictions imposed by Rule 144 and the Securities Act.

4.7 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from such Seller or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller.

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4.8 Exclusivity of Representations; Reliance.

(a) Except as expressly set forth in this Article 4, neither Sellers nor any Person on behalf of Sellers has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Company or any of its Subsidiaries or Sellers in connection with the Contemplated Transactions, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b) Each Seller acknowledges and agrees that, except for the representations and warranties of Company set forth in Article 3, none of such Seller or any of such Seller’s Representatives are relying on any other representation or warranty of Company or any other Person made outside of Article 3, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

Article 5

CONDUCT OF BUSINESS PENDING THE CLOSING

5.1 Conduct of Company Business. Except (v) as set forth on Schedule 5.1, (w) as expressly contemplated by this Agreement, (x) as required by applicable Legal Requirements, or (y) unless Santersus shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing (the “Pre-Closing Period”), Company shall, and shall cause its Subsidiaries to, conduct their respective businesses and operations (1) in the ordinary course of business consistent with past practice and (2) in compliance in all material respects with all applicable Legal Requirements and requirements of all Contracts that constitute Company Contracts. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement (including the actions set forth on Schedule 5.1 and the proviso set forth in the first sentence of this Section 5.1), or with the prior written consent of Santersus (which consent shall not be unreasonably withheld, delayed or conditioned), Company will not, and will not permit its Subsidiaries to:

(a) amend or otherwise change any of the Organizational Documents of any Acquiring Company or effect or be a party to any merger, consolidation, share exchange business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(b) issue, sell, pledge, dispose of or encumber (except for Permitted Encumbrances), or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) (except for the issuance of shares of Company Common Stock issuable pursuant to Company Options or Company Restricted Stock in accordance with the terms under the Company Option Plan or pursuant to Company Warrants, as the case may be, which Company Options, Company Restricted Stock or Company Warrants, as the case may be, are outstanding on the date hereof);

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Common Stock (other than pursuant to a Contract in effect on the date of this Agreement and which has been made available to Santersus prior to the date hereof);

(d) extend credit for borrowed money to any Person or incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of any other Person or sell, pledge, dispose of or create an Encumbrance with respect to any assets (except for Encumbrances created by operation of law or dispositions of obsolete or worthless assets or Permitted Encumbrances);

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(e) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of any Company Options or Company Warrants or authorize cash payments in exchange for any Company Options or Company Warrants, except as may be required under any Company Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(f) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(g) sell, assign, transfer, license, sublicense or otherwise dispose of any IP Rights (except for Permitted Encumbrances), other than in the ordinary course of business (which shall include material transfer agreements, clinical trial-related agreements (including Contracts with clinical research organizations), services agreements, non-disclosure agreements and other ordinary course Contracts with non-exclusive licenses (including with research institutes));

(h) materially change any royalty payment charged by Company or any of its Subsidiaries or materially change any royalty payment charged by Persons who have licensed IP Rights to Company or any of its Subsidiaries;

(i) form any Subsidiary;

(j) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets or any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(k) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(l) except as may be required under any Company Option Plan, Company Contract or this Agreement or as may be required by applicable Legal Requirements, (i) increase the compensation payable or to become payable to its directors, officers, employees or consultants, (ii) grant any severance, change in control, retention or termination pay to, or enter into any employment, severance or similar agreement with, any director, officer, employee or consultant, (iii) hire any new employee or consultant whose annual base salary is more than $100,000 per year, (iv) establish, adopt, enter into, terminate or amend in any material respect any collective bargaining or similar agreement or Company Employee Plan (or any plan, program, agreement or arrangement that would be a Company Employee Plan if it were in existence on the date hereof), or take any action to accelerate the time of payment or vesting of any compensation or benefits or take any action to fund or secure the funding of any compensation or benefits (other than qualified retirement plan benefits);

(m) take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(n) (i) make or change any material Tax election inconsistent with past practices, (ii) change any material Tax accounting method or (iii) settle or compromise any material federal, state, local or foreign Tax Liability, except, in the case of clauses (i) and (ii), as required by Legal Requirements;

(o) pay, discharge or satisfy any claims or Liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the Company Financials, or incurred in the ordinary course of business and consistent with past practice;

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(p) enter into any partnership arrangements, joint development agreements or material strategic alliances;

(q) enter into any Contract (i) involving annual payments by Company or any of its Subsidiaries greater than $500,000 in the aggregate, (ii) involving indemnification by Company or any of its Subsidiaries, other than in the ordinary course of business, (iii) relating to IP Rights (other than confidentiality agreements, assignment of inventions agreements between any Acquiring Company and any employee thereof and non-exclusive licenses in the ordinary course of business), and/or (iv) that is not terminable for convenience without penalty;

(r) amend in any material respect or terminate (except as provided in Section 6.22) any Company Contract;

(s) make any capital expenditure or capital commitment in excess of $100,000;

(t) initiate any litigation, action, suit, proceeding, claim or arbitration (each, an “Action”), for repayment of amounts in dispute, or settle or agree to settle any Action, other than any settlement which (i) provides a complete release of all claims against Company and (ii) that does not involve the payment of any amount by Company in excess of $100,000 (after giving effect to any insurance coverage applicable to such settlement) (except for any Action arising out of or related to this Agreement or the Contemplated Transactions);

(u) fail to make any material payment with respect to any of Company’s or any of its Subsidiaries’ accounts payable or indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices;

(v) enter into or amend a Contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions; or

(w) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(v) above.

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give Santersus, directly or indirectly, the right to control or direct the operations of any Acquiring Company prior to the Closing, (ii) prior to the Closing, each Acquiring Company shall exercise, consistent with the terms and conditions of this Agreement, complete control over its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Santersus will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements.

5.2 Conduct of Santersus Business. Except as set forth on Schedule 5.2, as expressly contemplated by this Agreement, as required by applicable Legal Requirements or unless Company shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Santersus shall, and shall cause its Subsidiaries to, conduct their respective businesses and operations (a) in the ordinary course of business consistent with past practice and (b) in compliance in all material respects with all applicable Legal Requirements and the requirements of all Contracts that constitute Santersus Contracts. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement (including the actions set forth on Schedule 5.2 and the proviso set forth in the first sentence of this Section 5.2), or with the prior written consent of Company (which consent shall not be unreasonably withheld, delayed or conditioned), Santersus will not, and will not permit its Subsidiaries to:

(a) amend or otherwise change any of the Organizational Documents of any Santersus Company (other than in connection with the Santersus Share Conversion) or effect or be a party to any merger, consolidation, share exchange business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

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(b) issue, sell, pledge, dispose of or encumber (except for Permitted Encumbrances), or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) (except for the issuance of (i) Santersus Ordinary Shares pursuant to Santersus Options granted prior to the date hereof in accordance with the terms of the Santersus Option Plan and (ii) Santersus Ordinary Shares in the Santersus Share Conversion);

(c) except for the Santersus Share Conversion, redeem, repurchase or otherwise acquire, directly or indirectly, any Santersus Shares;

(d) extend credit for borrowed money to any Person or incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance with respect to any assets (except for Encumbrances created by operation of law or dispositions of obsolete or worthless assets or Permitted Encumbrances);

(e) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or authorize cash payments in exchange for any options, except as provided in Section 6.15 hereof;

(f) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Santersus Shares, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any Santersus Shares or, except for the Santersus Share Conversion and except as specifically provided in Section 6.15 with respect to Santersus Options, issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for Santersus Shares or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(g) sell, assign, transfer, license, sublicense or otherwise dispose of any Santersus IP Rights (except for Permitted Encumbrances), other than in the ordinary course of business (which shall include material transfer agreements, clinical trial-related agreements (including Contracts with clinical research organizations), services agreements, non-disclosure agreements and other ordinary course Contracts with non-exclusive licenses (including with research institutes)) and the Organox Agreement;

(h) materially change any royalty payments charged by any Santersus Company or materially change any royalty payments charged by Persons who have licensed IP Rights to any Santersus Company other than in the ordinary course of business;

(i) form any Subsidiary;

(j) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets or any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(k) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(l) take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

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(m) (i) make or change any material Tax election inconsistent with past practices, (ii) change any material Tax accounting method or (iii) settle or compromise any material federal, state, local or foreign Tax Liability, except, in the case of clauses (i) and (ii), as required by Legal Requirements;

(n) pay, discharge or satisfy any claims or Liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of Liabilities incurred in the ordinary course of business and consistent with past practice or otherwise incurred in connection with the Contemplated Transactions;

(o) other than in the ordinary course of business, enter into, materially amend or terminate any Santersus Contract;

(p) enter into or amend a Contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;

(q) settle or agree to settle any Action, other than in the ordinary course of business;

(r) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (q) above.

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of any Santersus Company prior to the Closing, (ii) prior to the Closing, each Santersus Company shall exercise, consistent with the terms and conditions of this Agreement, complete control over its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Company will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements.

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Article 6

ADDITIONAL AGREEMENTS

6.1 Registration Statement; Proxy Statement.

(a) On or before the later of (x) forty-five (45) days after the date of this Agreement or (y) ten (10) days after Company’s receipt of the Santersus Financials and any other information reasonably requested by the Company for inclusion in the Proxy Statement and Registration Statement (each as defined below), Company, in cooperation with Santersus, shall prepare and file with the SEC a preliminary proxy statement relating to the Company Stockholders’ Meeting to be held in connection with the Contemplated Transactions (the definitive form of such proxy statement, together with any amendments thereof or supplements thereto, the “Proxy Statement”). Company, in cooperation with Santersus, shall use commercially reasonable efforts to, concurrently with the Proxy Statement, prepare and file with the SEC a resale registration statement on Form S-1 (the “Registration Statement”), in connection with the registration under the Securities Act of the resale of the shares of Company Common Stock to be issued in the Contemplated Transactions. Company will, reasonably promptly following the receipt thereof, make available to Santersus any SEC correspondence related to the Proxy Statement and Registration Statement. Each of Company and Santersus shall use their commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other Legal Requirements in connection with the issuance of shares of Company Common Stock in the Contemplated Transactions. Each of Company, Santersus and Sellers shall furnish all information concerning such Party, such Party’s Subsidiaries and such Party’s directors, executive officers and shareholders, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. Company covenants and agrees that the Proxy Statement and Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Santersus covenants and agrees that the information supplied by Santersus to Company for inclusion in the Proxy Statement and Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Company makes no covenant, representation or warranty with respect to statements made in the Proxy Statement or Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by or on behalf of Santersus or any of its Representatives for inclusion therein. Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable (but within five (5) Business Days) after the date the SEC advises that it has no further comments thereon or that Company may commence mailing the Proxy Statement (which advice will be deemed to have been received if the SEC has not affirmatively notified Company prior to the eleventh (11th) calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement, the “Clearance Date”). If Company or Santersus become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement or Registration Statement, then such party shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Company Stockholders.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Proxy Statement or Registration Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company shall provide Santersus a reasonable opportunity to review and comment on such document or response and shall discuss with Santersus and include in such document or response, comments reasonably and promptly proposed by Santersus, unless made pursuant to a telephone call initiated by the SEC. Company will advise Santersus, promptly after Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement or Registration Statement or for additional information.

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(c) Santersus shall provide Company, as promptly as reasonably practicable after the date hereof, any audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated income statements, statements of cash flows and members’ equity of Santersus as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Proxy Statement or Registration Statement. Santersus shall be available, and shall use commercially reasonable efforts to make its officers, managers, representatives and employees available, in each case, during normal business hours and upon reasonable advanced notice, to Company and its advisors in connection with (i) the drafting of the Proxy Statement and Registration Statement and (ii) responding in a timely manner to comments on the Proxy Statement and Registration Statement from the SEC. Without limiting the generality of the foregoing, Santersus shall cooperate with Company in connection with the preparation for inclusion in the Proxy Statement and Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

6.2 Company Stockholders’ Meeting; Company Board Recommendation.

(a) Company will take all action reasonably necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) to approve the Company Stockholder Approval Matters. The Company Stockholders’ Meeting will be held as promptly as practicable following the Clearance Date (on a date selected by Company in consultation with Santersus) but in no event later than forty-five (45) days after filing the definitive Proxy Statement; provided, however, notwithstanding anything to the contrary contained herein, if on the date of the Company Stockholders’ Meeting, or a date preceding the date on which the Company Stockholders’ Meeting is scheduled, Company reasonably believes that (i) it will not receive proxies sufficient to obtain the required approval of the holders of Company Common Stock at the Company Stockholders’ Meeting with respect to all of the Company Stockholder Approval Matters, whether or not a quorum would be present at the Company Stockholders’ Meeting or (ii) it will not have sufficient shares of Company Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, Company shall have the right, in its sole and absolute discretion, to postpone or adjourn the Company Stockholders’ Meeting as long as the date of the Company Stockholders’ Meeting is not postponed or adjourned more than an aggregate of forty-five (45) consecutive calendar days in connection with such postponement or adjournment. Company will engage Okapi Partners LLC (or such other proxy solicitor reasonably acceptable to Santersus) as proxy solicitor (the “Proxy Solicitor”) to assist in the solicitation of proxies in connection with the Company Stockholders’ Meeting and will ensure that such proxies are solicited in compliance in all material respects with all applicable Legal Requirements. Company shall use its commercially reasonable efforts to solicit from the Company Stockholders proxies in favor of the Company Stockholder Approval Matters; provided, however, that if Company does not obtain the Company Stockholder Approval at the first meeting of shareholders following the date hereof, Company shall use reasonable best efforts to call a meeting no later than forty-five (45) days thereafter to seek Company Stockholder Approval until the earlier of the date on which Company Stockholder Approval is obtained or this Agreement is terminated in accordance with Article 8; provided that the Company may call a subsequent meeting later than forty-five (45) days after a meeting at which Company does not obtain the Company Stockholder Approval with the prior consent of Santersus, such consent not to be unreasonably withheld, conditioned or delayed.

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(b) Company agrees that, subject to this Section 6.2, (i) the board of directors of Company will recommend that its stockholders vote to approve the Company Stockholder Approval Matters (such recommendation, the “Company Board Recommendation”); (ii) the Proxy Statement will include the Company Board Recommendation; (iii) the Company Board Recommendation will not be withdrawn or modified, and no resolution by the board of directors of Company or any committee thereof to withdraw or modify the Company Board Recommendation will be adopted or publicly proposed by Company; (iv) following the public disclosure of an Acquisition Proposal, the board of directors of Company will not fail to publicly reaffirm or republish the Company Board Recommendation within five (5) Business Days after Santersus so requests in writing; provided, that Santersus may make no more than two such requests (and no more than one such request in any 30-day period) with respect to any Acquisition Proposal and one additional request with respect to each material amendment or modification thereto; provided, further, that Company shall not be required to make any such reaffirmation or republication if the board of directors of Company determines in good faith, after consultation with its outside legal counsel and outside financial advisors, that doing so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Legal Requirements; provided, further, that any failure by the board of directors of Company to publicly reaffirm the Company Board Recommendation following a request by Santersus under this clause (iv) (other than a failure permitted by the immediately preceding proviso) shall constitute a Company Change in Recommendation for purposes of this Agreement, and (v) the board of directors of Company will not fail to recommend against acceptance of, or take a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, except to the extent the board of directors of Company determines in good faith, after consultation with its outside legal counsel and outside financial advisors, that taking such position would reasonably be expected to be inconsistent with its fiduciary duties under applicable Legal Requirements.

(c) Notwithstanding anything to the contrary contained in Section 6.2(b), at any time prior to the Company Stockholder Approval, the Company Board Recommendation may be withdrawn or modified (a “Company Change in Recommendation”) and the Company may terminate this Agreement pursuant to Section 8.1(h) to enter into an agreement with respect to such bona fide Acquisition Proposal if the board of directors of Company concludes in good faith, after consultation with Company’s outside legal counsel and financial advisors, that as a result of Company’s receipt of such Acquisition Proposal that was not the result of a breach of Section 6.10(a)(i) and that the board of directors of Company has determined in good faith, after consultation with Company’s outside legal and financial advisors, constitutes a Superior Offer, a failure to make a Company Change in Recommendation is reasonably likely to constitute a breach of the fiduciary duties of the board of directors of Company to the Company Stockholders under applicable Legal Requirements; provided, however, that prior to Company taking any action permitted under this Section 6.2(c), Company shall provide Santersus and Sellers with four (4) Business Days’ prior written notice (the “Notice Period”) advising Santersus and Sellers that it intends to effect such withdrawal or modification to the Company Board Recommendation and specifying, in reasonable detail, the reasons therefor (including the information required by Section 6.10(a)(ii)), and during such Notice Period, (i) Company shall negotiate, and cause its Representatives to negotiate, with Santersus in good faith (to the extent Santersus wishes to negotiate) to enable Santersus to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Company’s board of directors to effect such withdrawal or modification and (ii) Company shall consider in good faith any proposal by Santersus or Sellers to amend the terms and conditions of this Agreement in a manner such that the Acquisition Proposal would cease to be a Superior Offer. If the board of directors of Company determines that, in accordance with clause (ii) of the immediately preceding sentence, Santersus’ or Sellers’ modified proposal results in the Acquisition Proposal ceasing to be a Superior Offer (after taking into account any amendment or modification to the terms of such Superior Offer), then the board of directors of Company shall maintain the Company Board Recommendation; provided, however, that in the event of any material amendment or modification to the terms of such Superior Offer which continues to constitute a Superior Offer, the notification provisions above shall again apply, except that the Notice Period shall be three (3) Business Days rather than four (4) Business Days.

(d) Nothing contained in this Agreement will prohibit Company or its board of directors from (i) making any disclosure or statement pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communications to stockholders of the Company), (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to stockholders of the Company) or (iii) making any disclosure to the stockholders of the Company if the board of directors of the Company determines in good faith, after consultation with its outside legal counsel and outside financial advisors, that the failure to make such disclosure would reasonably be expected to be inconsistent with the Company board of directors’ fiduciary duties under applicable Legal Requirements. Company shall not withdraw or modify in a manner adverse to Santersus the Company Board Recommendation unless specifically permitted pursuant to this Section 6.2.

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(e) In circumstances not involving an Acquisition Proposal, the board of directors of the Company may make a Company Change in Recommendation in response to an Intervening Event if, and only if, after the date of this Agreement, (i) the board of directors of the Company determines in good faith (after consultation with its outside legal advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable Legal Requirements; (ii) Company shall have given Santersus a notice at least four (4) Business Days prior to making any such Company Change in Recommendation; and (iii)(A) Company shall have specified the Intervening Event in reasonable detail, including the material facts and circumstances related to the applicable Intervening Event, (B) Company shall have given Santersus the four (4) Business Days after the notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Santersus (to the extent Santersus desires to do so) with respect to such proposed revisions or other proposal, if any, and (C) after considering the results of any such negotiations and giving effect to the proposals made by Santersus, if any, after consultation with outside legal counsel, the board of directors of Company shall have determined, in good faith, that the failure to make the Company Change in Recommendation in response to such Intervening Event or terminate this Agreement pursuant to Section 8.1(g) would be inconsistent with the fiduciary duties of the board of directors of the Company to Company’s stockholders under applicable Legal Requirements. For the avoidance of doubt, the provisions of this Section 6.2(e) shall also apply to any material change to the facts and circumstances relating to such Intervening Event and require a new notice to Santersus, except that the references to four (4) Business Days shall be deemed to be two (2) Business Days.

(f) Unless the board of directors of Company has effected a Company Change in Recommendation in accordance with this Section 6.2 and this Agreement is otherwise terminated pursuant to Section 8.1, Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with this Section 6.2 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any Company Change in Recommendation.

6.3 Access to Information; Confidentiality. During the Pre-Closing Period, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such Party is subject, Company and Santersus each shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to, afford to the Representatives of the other, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including Tax records) and, during such period, Company and Santersus each will furnish promptly to the other all information concerning its business, properties and personnel as such other Party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either Party may reasonably request. Any investigation conducted by Company or Santersus pursuant to this Section 6.3 shall be conducted during normal business hours, with reasonable advance notice and in such a manner as not to interfere unreasonably with the conduct of the business of the other Party. Each Party will keep such information confidential in accordance with the terms of the confidentiality agreement dated February 4, 2025 (the “Confidentiality Agreement”) between Santersus and Company, which agreements the parties agree will continue in full force following the date of this Agreement. Notwithstanding anything herein to the contrary in this Section 6.3, no access or examination contemplated by this Section 6.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Legal Requirement; provided, that such Party or its Subsidiary: (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver; (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information); and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

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6.4 Regulatory Approvals and Related Matters.

(a) Each Party will promptly file all notices, reports and other documents required to be filed by such Party with any Governmental Body with respect to the Contemplated Transactions, and submit promptly any additional information requested by any such Governmental Body. Each of Santersus and Company will notify the other promptly upon the receipt of (and, if in writing, share a copy of) any communication received by such Party from, or given by such Party to, any Governmental Bodies and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the Contemplated Transactions. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Acquisition under any applicable foreign Legal Requirement relating to antitrust or competition matters. Company and Santersus shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. Each of Santersus and Company will give the other prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to any of the Contemplated Transactions, will keep the other reasonably informed as to the status of any such Legal Proceeding or threat, and, in connection with any such Legal Proceeding, will permit authorized representatives of the other to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b) Upon the terms and subject to the conditions set forth in this Agreement and subject to this Section 6.4(b), each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Article 7, consummate the Acquisition and make effective the other Contemplated Transactions (provided that no Party will be required to waive any of the conditions set forth in Article 7, as applicable, as part of its obligations to consummate the Contemplated Transactions). Without limiting the generality of the foregoing, but subject to this Section 6.4(b), each Party agrees to use its commercially reasonable efforts to: (i) as promptly as practicable, prepare and file all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Contemplated Transactions; and (iii) lift any restraint, injunction or other legal bar to the Contemplated Transactions.

6.5 Director Indemnification and Insurance.

(a) From the Closing through the sixth (6th) anniversary of the Closing Date, Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a director or officer of any Santersus Company or a director or officer of the Company (the “D&O Indemnified Parties”), against all claims, losses, Liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of a Santersus Company or the Company, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Legal Requirement, and such Santersus Company’s or the Company’s Organizational Documents, as applicable. Each D&O Indemnified Party will, to the fullest extent permitted under applicable Legal Requirements and the Santersus Company’s or the Company’s Organizational Documents, as applicable, be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the applicable Santersus Company or the Company, jointly and severally, upon receipt by Company or Santersus from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by applicable Legal Requirement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

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(b) From and after the Closing, Company shall maintain directors’ and officers’ liability insurance policies for Company and its Subsidiaries, including Santersus and its Subsidiaries, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Company. In addition, in connection with the Closing, Company and Santersus shall purchase and fully pre-pay (which expense shall be paid 50% by the Company and 50% by Santersus, subject to this Section 6.5(b)) a “tail” endorsement for the Company’s existing directors’ and officers’ insurance policies and Company’s existing fiduciary liability insurance policies, in each case, that provides a six-year extended reporting period from and after the Closing for claims first made against an individual insured for any alleged or actual wrongful act(s) that occurred prior to the Closing (including in connection with this Agreement or the Contemplated Transactions) (the “D&O Tail”). In the event the D&O Tail is not available to be purchased from the Company’s existing directors’ and officers’ and/or fiduciary liability insurer(s) then the Company and Santersus shall purchase and fully pre-pay (which expense shall be paid 50% by the Company and 50% by Santersus, subject to this Section 6.5(b)) the premium for directors’ and officers’ and fiduciary liability insurance policies which would be the equivalent of the D&O Tail with coverage that is substantially equivalent to and in any event not less favorable than the Company’s current existing directors’ and officers’ and fiduciary liability insurance and which cannot be cancelled for any reason. Notwithstanding anything herein to the contrary, Santersus’ expense obligations hereunder shall be limited to 50% of a D&O Tail with annual premiums not in excess of 300% of the annual premiums paid by Company in its last full fiscal year prior to the date hereof for Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Annual Premium”); if such premiums for such D&O Tail would exceed 300% of the Annual Premium, then Company may, in its sole discretion, either (i) pay the excess over 300% of the Annual Premium and maintain full coverage, or (ii) purchase policies that provide the maximum coverage available at an annual premium equal to 300% of the Annual Premium. Additionally, Santersus will obtain run-off “tail” endorsements to its current directors’ and officers’ insurance policies (or runoff or “tail” policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of Santersus) with respect to acts or failures to act prior to the Closing. Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the Persons referred to in this Section 6.5 in connection with their enforcement of their rights provided in this Section 6.5 but only if and to the extent that such Persons are successful on the merits of such enforcement action.

(c) The provisions of this Section 6.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Santersus and Company by Legal Requirement, applicable Organizational Documents or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(d) This Section 6.5 is intended to be (i) for the benefit of, and shall be enforceable by, the D&O Indemnified Parties, their heirs and personal representatives and shall be binding on Santersus, Company and their respective successors and assigns, (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any D&O Indemnified Party may have by contract or otherwise, including indemnification agreements that Company or Santersus have entered into with any of their respective directors or officers and (iii) may not be amended, altered or repealed after the Closing without the prior written consent of the affected D&O Indemnified Party (provided that, for the avoidance of doubt, such amendment, alteration or repeal prior to the Closing shall be governed by Section 9.2).

(e) In the event Company or Santersus or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Company or Santersus, as the case may be, shall succeed to the obligations set forth in this Section 6.5.

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6.6 Notification of Certain Matters.

(a) Company will give prompt notice to Santersus and each Seller, Santersus will give prompt notice to Company and each Seller will give prompt notice to Santersus and Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in a manner that causes the condition set forth in Section 7.2(b) or Section 7.3(b), as applicable, not to be satisfied, and (ii) any failure of Company, Santersus or such Seller, as the case may be, to materially comply with or materially satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b) Company, Santersus and each Seller will give prompt notice to the other of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; (ii) any notice or other communication from any Governmental Body in connection with the Contemplated Transactions; (iii) any litigation relating to or involving or otherwise affecting Company, Santersus or such Seller that relates to the Contemplated Transactions; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Contract or a Santersus Contract, as applicable; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or a Santersus Material Adverse Effect, as applicable.

(c) No notification given to a Party pursuant to this Section 6.6 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Party providing such notification or any of such Party’s Subsidiaries contained in this Agreement or the Company Disclosure Schedule or the Santersus Disclosure Schedule, as appropriate, for purposes of Section 7.2 or Section 7.3, as appropriate. The failure by a Party to give a notification required under this Section 6.6 or any delay in providing such a required notification shall not be treated as a breach of covenant for the purposes of Section 7.2(a) or Section 7.3(a), as applicable, unless such failure or delay results in material prejudice to another Party.

6.7 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, and thereafter Santersus and Company will consult with each other before issuing any press release or otherwise making any public statements (including disclosure under the Securities Act or Exchange Act) with respect to the Acquisition or this Agreement. No Party shall, and no Party shall permit any of its Subsidiaries or Representatives to, issue any press release or make any such public statement (to any customers or employees of such Party, to the public or otherwise) relating to the Acquisition without the prior consent of, in the case of (i) Company, Santersus, (ii) Santersus, Company or (iii) a Seller, Santersus and Company, which will not be unreasonably withheld, conditioned or delayed; provided, however, that (A) on the advice of outside legal counsel, Company may issue a press release or public statement without the consent of Santersus if Company, with the advice of outside legal counsel, reasonably determines is required by Legal Requirements or otherwise made in connection with a Company Change in Recommendation or the termination of this Agreement and (B) other than a press release announcing a Company Change in Recommendation or the termination of this Agreement or a subsequent press release relating to such Company Change in Recommendation or termination, any press release or public statement relating to the Acquisition to be issued without the consent of Santersus pursuant to clause (A) shall be subject to reasonable prior notice to and review of Santersus and Company shall consider any and all reasonable comments of Santersus thereon in good faith. Notwithstanding the foregoing, each of Company and Santersus may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Company or Santersus in compliance with this Section 6.7 and such statements do not result in the requirement to amend or supplement the Registration Statement or the Proxy Statement and are not deemed to be a “free-writing prospectus” as such term is defined under the Securities Act.

6.8 Conveyance Taxes. Each Party will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Contemplated Transactions that are required or permitted to be filed on or before the Closing or in relation to stamp Taxes in respect of the transfers of (or agreement to transfer) the Santersus Shares after the Closing. Without limiting the generality of the forgoing, Company shall not have any Liability for any Tax incurred by Santersus or any Seller in connection with the Contemplated Transactions.

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6.9 Board of Directors and Officers. The Parties shall use reasonable best efforts and take all necessary action so that effective as of the Closing, the Board of Directors of Company is comprised of eight (8) members, with two (2) of such members designated in writing by Company prior to the expiration of the Designation Period (the “Company Directors”) and six (6) of such members designated in writing by Santersus prior to the expiration of the Designation Period (the “Santersus Directors”), each to be elected or appointed, as applicable, to the position of directors of Company, to serve in such positions effective as of the Closing until successors are duly appointed and qualified in accordance with applicable Legal Requirements. The Chairman of the Board of Directors of the Company, effective as of the Closing, shall be designated in writing by Santersus prior to the expiration of the Designation Period. The persons designated in writing by Santersus during the Designation Period to serve as officers of the Company shall be elected or appointed, as applicable, to the positions of officers of Company, as set forth therein, to serve in such positions effective as of the Closing until successors are duly appointed and qualified in accordance with applicable Legal Requirements. If any Person designated to serve as a director is unable or unwilling to serve as a director of Company, as of the Closing, the Party appointing such Person shall designate a successor. Any designated director may be changed by the Party designating such Person at any time prior to the Closing by written notice to the other Party to include different board designees who are reasonably acceptable to the other Party.

6.10 Non-Solicitation by Company and Santersus.

(a) Non-Solicitation by Company.

(i) Prior to the receipt of Company Stockholder Approval, Company will not, and will not authorize or permit any of its Subsidiaries or authorize any Representative of any Acquiring Company, directly or indirectly, to (i) solicit or initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding any Acquiring Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement providing for or otherwise relating to any Acquisition Transaction (other than an Acceptable Company Confidentiality Agreement); provided, however, that prior to obtaining the Company Stockholder Approval, Company may furnish nonpublic information regarding the Acquiring Companies to, and enter into discussions with, any Person in response to an Acquisition Proposal that, after consultation with its outside legal and financial advisors, Company’s board of directors determines in good faith is, or is reasonably expected to result in, a Superior Offer (and is not withdrawn) if (1) such Acquisition Proposal was not the result of a breach of this Section 6.10(a)(i), (2) the board of directors of Company concludes in good faith, after consultation with its outside legal counsel, that a failure to take such action is reasonably likely to constitute a breach of the fiduciary duties of the board of directors of Company to the Company Stockholders under applicable Legal Requirements, (3) prior to furnishing any such information to, or entering into discussions with, such Person, Company gives Santersus written notice of the identity of such Person and of Company’s intention to furnish information to, or enter into discussions with, such Person, and Company receives from such Person an executed confidentiality agreement on terms no less favorable to Company than the confidentiality agreement between Santersus and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Company (an “Acceptable Company Confidentiality Agreement”) and (4) prior to or simultaneously with furnishing any such information to such Person, Company furnishes or makes available such nonpublic information to Santersus (to the extent such nonpublic information has not been previously furnished or made available by Company to Santersus). Company shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Santersus, Sellers and their respective Affiliates) conducted heretofore by Company or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, Company will immediately discontinue access by any Person (other than Santersus, Sellers and their respective Affiliates) to any data room (virtual or otherwise) established by Company or its Representatives for such purpose. Without limiting the generality of the foregoing, Company acknowledges and agrees that in the event any Representative of Company (or its Subsidiaries) takes any action at the direction of, with the authorization of or with the knowing permission of Company or any of its Subsidiaries that, if taken by Company (or its Subsidiaries), would constitute a breach of this Section 6.10(a)(i), the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.10(a)(i) by Company for purposes of this Agreement.

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(ii) Prior to receipt of Company Stockholder Approval, Company will promptly (and in no event later than forty-eight (48) hours after receipt of any Acquisition Proposal or any inquiry or indication of interest that Company reasonably expects to lead to an Acquisition Proposal) advise Santersus orally and in writing of any Acquisition Proposal or inquiry or indication of interest that Company reasonably expects to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, inquiry or indication of interest, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Company will keep Santersus informed, on a prompt basis, in all material respects with respect to the status of any such Acquisition Proposal, inquiry or indication of interest and any modification or proposed modification thereto.

(b) Non-Solicitation by Santersus.

(i) Prior to the receipt of Company Stockholder Approval, neither any Seller nor Santersus will and Santersus will not authorize or permit any of its Subsidiaries or authorize any Representative of any Santersus Company, directly or indirectly, to (v) solicit or initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of any Santersus Acquisition Proposal or take any action that would reasonably be expected to lead to a Santersus Acquisition Proposal, (w) furnish any nonpublic information regarding any Santersus Company to any Person in connection with or in response to a Santersus Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to a Santersus Acquisition Proposal, (x) engage in discussions or negotiations with any Person with respect to any Santersus Acquisition Proposal, (y) approve, endorse or recommend any Santersus Acquisition Proposal or (z) enter into any letter of intent or similar document or any agreement providing for or otherwise relating to any transaction described in the definition of “Santersus Acquisition Proposal”, taking into account the proviso in such definition. Each Seller and Santersus shall, and Santersus shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Company and its respective Affiliates) conducted heretofore by any Seller, Santersus or any Subsidiary thereof or any of its or their respective Representatives, with respect to a Santersus Acquisition Proposal or which could reasonably be expected to lead to a Santersus Acquisition Proposal, and, in connection therewith, Santersus will immediately discontinue access by any Person (other than Company and its respective Affiliates) to any data room (virtual or otherwise) established by Santersus or its Representatives for such purpose. Without limiting the generality of the foregoing, Santersus acknowledges and agrees that in the event any Representative of Santersus (or its Subsidiaries), takes any action that, if taken by Santersus (or its Subsidiaries) would constitute a breach of this Section 6.10(b)(i), the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.10(b)(i) by Santersus for purposes of this Agreement.

(ii) Prior to the receipt of Company Stockholder Approval, Santersus will promptly (and in no event later than forty-eight (48) hours after receipt of any Santersus Acquisition Proposal or any inquiry or indication of interest that Santersus reasonably expects to lead to a Santersus Acquisition Proposal) advise Company orally and in writing of any Santersus Acquisition Proposal or inquiry or indication of interest that Santersus reasonably expects to lead to a Santersus Acquisition Proposal (including the identity of the Person making or submitting such Santersus Acquisition Proposal, inquiry or indication of interest, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Santersus will keep Company informed, on a prompt basis, in all material respects with respect to the status of any such Santersus Acquisition Proposal, inquiry or indication of interest and any modification or proposed modification thereto.

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6.11 Restrictions on Transfer.

(a) Each Seller covenants and agrees for the benefit of Company that during the Pre-Closing Period, other than as set forth on Part 6.11 of the Santersus Disclosure Schedules, such Seller will not, directly or indirectly:

(i) offer, sell, transfer (whether by merger, operation of law or otherwise), pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding, directly or indirectly, with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of any Santersus Shares, any security convertible into or exercisable or exchangeable for, or that represents the right to receive, Santersus Shares, or any interest in any of the foregoing; or

(ii) take any other action with respect to Santersus Shares, any security convertible into or exercisable or exchangeable for, or that represents the right to receive, Santersus Shares, or any interest in any of the foregoing, that would in any way restrict, limit, or interfere with the performance of such Seller’s obligations hereunder or the Contemplated Transactions.

(b) Notwithstanding the foregoing, any Seller may assign or transfer Santersus Shares or any other security convertible into or exercisable or exchangeable for, or that represents the right to receive, Santersus Shares, or any interest in any of the foregoing, to any Permitted Transferee, provided, however, that (i) such assignment or transfer is made in accordance with applicable Legal Requirements and in compliance with any contractual restriction upon the assignment or transfer of such shares, securities or interests, including, where applicable, restrictions contained in the Organizational Documents of Santersus, (ii) such Permitted Transferee has first executed a Joinder Agreement substantially in the form attached hereto as Exhibit E (“Joinder Agreement”) and (iii) if the Seller effecting the assignment or transfer is subject to a Santersus Lock-Up Agreement, such Permitted Transferee has executed and delivered to Company a Santersus Lock-Up Agreement with respect to the shares, securities or interests assigned or transferred to it. “Permitted Transferee” shall mean any of the following: (i) any Affiliate of such Seller; (ii) any Person acquiring Santersus Shares from such Seller pursuant to the transactions contemplated by the Norcliffe Agreement (which Persons, for the avoidance of doubt, have executed this Agreement on the date hereof as “Sellers”), (iii) if such Seller is a natural person, such Seller’s spouse, Domestic Partner, children, parents, siblings or any other member such Seller’s immediate family, or to a trust or other estate planning vehicle established for the exclusive benefit of such Seller and/or such Seller’s spouse, children, parents, siblings or any other member such Seller’s immediate family and (iv) any Person to whom the Company has given its prior written consent (not to be unreasonably withheld, conditioned or delayed).

6.12 Joinder Agreements. In furtherance and not in limitation of any of the provisions of this Agreement, Santersus shall cause each Person who is not already a Party and who acquires Santersus Shares from Santersus subsequent to the date hereof, including through the Santersus Share Conversion or the exercise of any Santersus Options, to become a Party by executing a Joinder Agreement.

6.13 Listing; Symbol. Company shall use its commercially reasonable efforts, (a) to maintain its existing listing on Nasdaq until the Closing Date and to obtain approval of the listing of the combined company on Nasdaq; (b) without derogating from the generality of the requirements of the foregoing clause (a) and to the extent required by the rules and regulations of Nasdaq, (i) to prepare and submit to Nasdaq a notification form for the listing of the shares of Company Common Stock to be issued in connection with the Acquisition, and (ii) to cause such shares to be approved for listing (subject to official notice of issuance); and (c) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for Company Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Closing. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Santersus will cooperate with Company as reasonably requested by Company with respect to Nasdaq Listing Application and promptly furnish to Company all information concerning the Santersus and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.13.

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6.14 Section 16 Compliance. Subject to the following sentence, prior to the Closing, Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Company Common Stock (including derivative securities with respect to Company Common Stock) pursuant to this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company, to be exempt under Rule 16b-3 under the Exchange Act. At least thirty (30) days prior to the Closing Date, Santersus will furnish the following information to Company for each individual who, immediately after the Closing, is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company: (a) the number of Santersus Ordinary Shares expected to be held by such individual immediately following the Santersus Share Conversion and exchanged for shares of Company Common Stock pursuant to the Acquisition; (b) the number of other derivative securities (if any) with respect to Santersus Shares held by such individual and expected to be converted into shares of Company Common Stock or derivative securities with respect to Company Common Stock in connection with the Acquisition; and (c) CCC and CIK codes for purposes of submitting SEC Section 16 filings.

6.15 Santersus Options/ Option Plan.

(a) At the Closing, each Santersus Option that is outstanding and unexercised immediately prior to the Closing under the Santersus Option Plan or otherwise, whether or not vested, shall be converted into and become an option to purchase Company Common Stock, and Company shall assume each such Santersus Option in accordance with their terms (as in effect as of the date of the Agreement) of the Santersus Option Plan and the terms of the stock option agreement by which such Santersus Option is evidenced. All rights with respect to shares in the capital of Santersus under Santersus Options assumed by Company shall thereupon be converted into rights with respect to Company Common Stock. Accordingly from and after the Closing, each Santersus Option shall become an option to purchase a number of shares of Company Common Stock, determined by multiplying (i) the number of shares of Santersus Ordinary Shares that were subject to such Santersus Option, as in effect immediately prior to the Closing, by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Company Common Stock; at an exercise price per share determined by dividing (A) the per share exercise price of Santersus Ordinary Shares subject to such Santersus Option, as in effect immediately prior to the Closing, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; provided, however, that such conversion shall in all events occur in a manner satisfying the requirements of Sections 409A, 422 and 424 of the Code and Treasury Regulation Section 1.424-1. Except as specifically provided in this Section 6.15, following the Closing, each Santersus Option shall, if applicable, continue to be governed by the same terms and conditions as set forth in the Santersus Option Plan and any agreement thereunder as were applicable immediately prior to the Closing, and such Santersus Options shall be subject to adjustment as appropriate to reflect any stock split, division, or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Company Common Stock subsequent to the Closing. In addition to the foregoing, Company shall assume the Santersus Option Plan (solely with respect to the Santersus Options), and the number and kind of shares available for issuance under the Santersus Option Plan shall be converted into shares of Company Common Stock in accordance with the adjustment provisions of the Santersus Option Plan.

(b) Company shall file with the SEC promptly, but no later than thirty (30) calendar days, after the Closing, a registration statement on Form S-8 (or any successor form), if available for use by Company, relating to the shares of Company Common Stock that are issuable with respect to Santersus Options assumed by Company in accordance with Section 6.15(a).

(c) Prior to the Closing, Santersus shall not permit the exercise of any Santersus Option unless the holder of such Santersus Option has executed a Joinder Agreement.

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(d) Prior to the Closing, each of Company and Santersus shall take all action necessary (under the Santersus Option Plan and otherwise) to assume the Santersus Option Plan by Company and effectuate the provisions of this Section 6.15. Santersus shall ensure that, as of the Closing, no holder of a Santersus Option (or former holder of any such equity awards) or a participant in a Santersus Option Plan shall have any rights thereunder to acquire, or other rights in respect of, the capital stock of Santersus or any of its Subsidiaries, or any other equity interest therein (including “phantom” stock or stock appreciation rights). As soon as practicable following the date of this Agreement, Santersus shall deliver written notice to each holder of a Santersus Option, to the extent applicable, informing such holder of the effect of the transactions contemplated by this Agreement on the Santersus Options.

6.16 Allocation Certificate.

(a) Santersus will prepare and deliver to Company no later than two (2) Business Days following the final determination of Company Net Cash at the Anticipated Closing Date in accordance with Section 1.5, and at least two (2) Business Days prior to the Closing Date, a certificate signed by a duly authorized officer of Santersus in a form reasonably acceptable to Company which sets forth a true and complete list of Sellers immediately prior to the Closing and the number Santersus Shares owned by each such Seller after giving effect to the Santersus Share Conversion, the Norcliffe Transfer and the allocation of the Acquisition Consideration among Sellers pursuant to the Acquisition (the “Santersus Allocation Certificate”).

(b) Company will prepare and deliver to Santersus no later than two (2) Business Days following the final determination of Company Net Cash at the Anticipated Closing Date in accordance with Section 1.5, and at least two (2) Business Days prior to the Closing Date, a certificate signed by a duly authorized officer of Company in a form reasonably acceptable to Santersus which sets forth, as of immediately prior to the Closing: (i) each record holder of Company Common Stock, Company Warrants, Company Options or Company Restricted Stock, and (ii) the number of shares of Company Common Stock (on an as converted basis with respect to any Company Preferred Stock) held and/or underlying the Company Warrants, Company Options or Company Restricted Stock as of the Closing for such holder (the “Company Outstanding Shares Certificate”).

6.17 Employee Matters. No provision of this Agreement shall (a) create any right in any current or former employee or other service provider of Santersus, Company or any of their respective Subsidiaries to continued employment or service or, subject to the terms of any applicable employment, consulting or other agreement, preclude the ability of Santersus, Company or any of their respective Subsidiaries to terminate the employment or service of any employee or service provider for any reason, (b) require Santersus, Company or any of their respective Subsidiaries to continue any Company Employee Plan or Santersus Employee Plan or prevent the amendment, modification or termination thereof, (c) confer upon any current or former employee or other service provider of Santersus, Company or any of their respective Subsidiaries, or any beneficiaries or dependents thereof, any rights or remedies under or by reason of this Agreement or (d) be treated as an amendment to any Company Employee Plan or Santersus Employee Plan.

6.18 Disclosure Schedules. Each of Company and Santersus may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or Santersus Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Company Disclosure Schedule or Santersus Disclosure Schedule, as applicable, on the date hereof or that is necessary to correct any information in the Company Disclosure Schedule or Santersus Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof. Prior to the Closing, (x) Santersus shall supplement Part 2.2 of the Santersus Disclosure Schedule and Part 4.1 of the Santersus Disclosure Schedule to reflect (A) the addition of Permitted Transferees as “Sellers” hereunder and (B) the Santersus Share Conversion and the issuance of Santersus Ordinary Shares pursuant to the exercise of Santersus Options in accordance with the terms under the Santersus Option Plan and (y) Company may supplement Part 3.2 of the Company Disclosure Schedule to reflect (A) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or Company Warrants in accordance with their terms and (B) any other changes to the capitalization of Company that are permitted under this Agreement. Except as provided in the two preceding sentences, any amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, Santersus or Sellers for purposes of Section 7.2(a) and 7.3(a) or any other provision of this Agreement.

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6.19 Tax Matters. For U.S. federal income Tax purposes, the Parties intend that the Acquisition shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. The Parties shall use their commercially reasonable efforts, and shall cause their respective Affiliates to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Acquisition to qualify as a reorganization within the meaning of Section 368(a) of the Code and no Party shall take any position on any Tax Return that is inconsistent with such treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. None of the Parties makes any representation regarding whether the Acquisition will so qualify. The Parties acknowledge that each Party is relying solely on its own Tax advisors in connection with this Agreement, the Acquisition, and the other transactions and agreements contemplated hereby. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a). Notwithstanding anything herein to the contrary in this Agreement, no Party shall take, or omit to take, any action that could reasonably be expected to prevent or impede the Acquisition from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and the Company shall not pay, deliver or cause to be paid or delivered to any Seller any consideration other than shares of Company Common Stock.

6.20 Reverse Stock Split. Prior to the Closing, if the Company or Santersus reasonably believes that the closing bid price of Company Common Stock is reasonably likely to fail, or has failed, to satisfy the minimum bid price requirement for initial listing on the Nasdaq Capital Market (as set forth in Nasdaq Listing Rule 5505(a)(1) or any successor rule) or the minimum bid price requirement for continued listing on Nasdaq Capital Market (as set forth in Nasdaq Listing Rule 5550(a) or any successor rule), or if Nasdaq advises Company or Santersus in writing that either such requirement is not satisfied, the Company or Santersus, as applicable, shall deliver written notice to the other party, and the Company, as promptly as practicable, shall effect a reverse stock split of Company Common Stock at an exchange ratio within a range to be determined by Company in consultation with Santersus to cause the post-split closing bid price to satisfy the applicable Nasdaq minimum bid price requirement.

6.21 Stockholder Litigation. During the Pre-Closing Period, Company shall (a) advise Santersus in writing of any stockholder litigation against it or its directors relating to this Agreement or the Contemplated Transactions promptly after becoming aware of any such litigation and shall keep Santersus reasonably apprised regarding developments in such stockholder litigation and (b) give Santersus the opportunity to participate in (but not control) the defense or settlement of any stockholder litigation relating to this Agreement or any of the Contemplated Transactions in accordance with the terms of a mutually agreed upon joint defense agreement, and shall not settle any such litigation without Santersus’ prior written consent (such consent shall not to be unreasonably withheld, delayed or conditioned); provided, however, that such consent shall not be required for settlements solely for (i) money damages and the payment of attorneys’ fees in an aggregate amount not in excess of the dollar amount of the coverage limits for such settlements under the current policies of insurance maintained by the Acquiring Companies or (ii) providing additional disclosure in the Proxy Statement.

6.22 Termination of Contracts(a). Santersus and Sellers shall use commercially reasonable efforts to reasonably promptly after the date hereof terminate all Contracts listed on Schedule 6.22 and fully satisfy, waive or otherwise discharge all obligations of Sellers, Santersus and its Subsidiaries (as applicable) under such Contracts, in each case prior to Closing.

6.23 No Trading(a). Santersus and the Sellers each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Company, will be advised) of the restrictions imposed by U.S. federal securities Legal Requirements and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Legal Requirements on a Person possessing material nonpublic information about a publicly traded company. The Santersus Companies, the Sellers and their respective Representatives each hereby agree that, during any time prior to the Closing, and while it is in possession of such material nonpublic information, it shall not, directly or indirectly, (other than with respect to the Contemplated Transactions) (i) purchase or sell any securities of Company, (ii) communicate such information to any third party, (iii) make, engage in or participate in any “solicitation” of “proxies” (as such terms are used for purposes of Section 14(a) of the Exchange Act) or consents or undertakings to vote any securities of the Company (whether or not related to the election or removal of directors), or otherwise seek to influence or control, in any manner whatsoever, the voting of any securities of the Company, (iv) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act or (v) take any other action with respect to Company in violation of such Legal Requirements, or cause or encourage any third party to do any of the foregoing.

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6.24 Continuation of the Business. Following the Closing Date until the first anniversary of the Closing Date, Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to continue the development and advancement of the DNase technology which is designed to improve outcomes of existing treatments, including immunotherapies and oncology treatments, by targeting neutrophil extracellular traps, which are involved in cancer growth, metastasis and progression, and contribute to immunotherapy, chemotherapy and radiotherapy resistance (the “Protected Program”), and shall not terminate or abandon the Protected Program; provided, however, that the foregoing obligations shall not apply to the extent that the continuation of the Protected Program is prohibited or materially restricted by any Governmental Body or applicable Legal Requirement.

Article 7

CONDITIONS TO THE CLOSING

7.1 Conditions to Obligation of Each Party to Effect the Acquisition. The respective obligations of each Party to effect the Acquisition will be subject to the satisfaction (or written waiver by Company and Santersus), if permissible under applicable Legal Requirements) at or prior to the Closing of the following conditions:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Acquisition shall have been issued by any court of competent jurisdiction and remain in effect; and there will not be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

(b) Stockholder Approval. The Company Stockholder Approval Matters will have been duly approved by the Company Stockholder Approval Threshold.

(c) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d) Listing; Symbol. The shares of Company Common Stock to be issued in connection with the Acquisition shall be approved for listing on Nasdaq, subject to consummation of the Contemplated Transactions and official notice of issuance.

(e) Net Cash. Net Cash shall have been finally determined in accordance with Section 1.5.

7.2 Additional Conditions to Obligations of Santersus and Sellers. The obligation of Santersus and Sellers to effect the Acquisition is also subject to the satisfaction or waiver by Santersus, at or prior to Closing, of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Company contained in Section 3.1(b) (Organization and Qualification; Charter Documents), Sections 3.3(a), 3.3(b), 3.3(c)(i) and 3.3(c)(ii) (Authority; Non-Contravention; Approvals) shall have been true and correct in all material respects at and as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if made at and as of such date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; (ii) the representations and warranties of Company contained in Sections 3.2 (Capital Structure) and 3.12 (Brokers’ and Finders’ Fees) shall have been true and correct in all respects (other than de minimis inaccuracies) at and as of the date of this Agreement and shall be true and correct (other than de minimis inaccuracies) in all respects on and as of the Closing Date (after giving effect to any supplements to Part 3.2 of the Company Disclosure Schedule, as applicable); and (iii) the other representations and warranties of Company contained in this Agreement or in any certificate or other agreement delivered by Company pursuant hereto shall be true and correct at and as of the date hereof and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (iii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “Company Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, a Company Material Adverse Effect (it being understood that, except as set forth herein, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

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(b) Agreements and Covenants. Company will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Company Material Adverse Effect. Since the date hereof no Company Material Adverse Effect shall have occurred and be continuing.

(d) Other Deliveries. Santersus will have received (i) a certificate executed by a duly authorized officer of Company confirming that the conditions set forth in Sections 7.2(a), 7.2(b), and 7.2(c) have been duly satisfied and (ii) the Company Outstanding Shares Certificate.

(e) Company Officers and Board of Directors. Santersus will have received a duly executed copy of a resignation letter from each of the Resigning Company Board Members and the Resigning Company Officers, pursuant to which each such person will resign as a member of the board of directors of Company (and its Subsidiaries) and/or as an officer of Company (and its Subsidiaries), as applicable, effective as of the Closing.

(f) Company Lock-Up Agreements. The Company Lock-Up Agreements shall be in full force and effect and shall continue to be in full force and effect immediately following the Closing.

(g) Suspension of Trading or Listing. No delisting or suspension of trading of Company Common Stock on Nasdaq shall have occurred and be continuing.

7.3 Additional Conditions to Obligations of Company. The obligation of Company to effect the Acquisition is also subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Santersus contained in Section 2.1 (Organization and Qualification; Charter Documents), Sections 2.3(a), 2.3(b)(i), and 2.3(b)(ii) (Authority; Non-Contravention; Approvals), and Section 2.22 (Ownership of Company Common Stock) and the representations and warranties of Sellers contained in Section 4.2 (Authority; Non-Contravention) shall have been true and correct in all material respects at and as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if made at and as of such date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; (ii) the representations and warranties of Santersus contained in Section 2.2 (Capital Structure) and Section 2.12 (Brokers’ and Finders’ Fees) and the representations and warranties of Sellers contained in Section 4.1 (Ownership of Santersus Share Capital) shall have been true and correct (other than de minimis inaccuracies) in all respects at and as of the date of this Agreement and shall have been true and correct (other than de minimis inaccuracies) in all respects at and as of the Closing Date (after giving effect to any supplements to Part 2.2 and Part 4.1 of the Santersus Disclosure Schedule, as applicable); and (iii) the other representations and warranties of Santersus and Sellers contained in this Agreement or in any certificate or other agreement delivered by Santersus or Sellers, as applicable, pursuant hereto shall have been true and correct in all respects at and as of the date hereof and shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (iii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “Santersus Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, a Santersus Material Adverse Effect (it being understood that, except as set forth herein, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Santersus Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Agreements and Covenants. Santersus and Sellers will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c) Santersus Material Adverse Effect. Since the date hereof no Santersus Material Adverse Effect shall have occurred and be continuing.

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(d) Other Deliveries.

(i) Company will have received a certified commercial-register extract (or equivalent documentation) of the Santersus Companies (other than Santersus) and a certificate executed by a duly authorized director of Santersus confirming that the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c) have been duly satisfied.

(ii) Sellers shall have delivered to the Exchange Agent the Share Assignment Declarations, executed in wet-ink by each Seller with respect to his/her/its Santersus Shares, in original;

(iii) a unanimous resolution of the board of directors of Santersus, approving the transfer of the Santersus Shares to the Company and the registration of the Company as shareholder of the Santersus Shares with full voting rights in the share register of Santersus, executed in wet-ink by all members of the board of directors of Santersus, in original;

(iv) the share register and register of beneficial owners of Santersus, evidencing the Company's ownership of the Santersus Shares with full voting rights, and the beneficial owner of the Company in accordance with article 697l paragraph 2 of the Swiss Code of Obligations, executed by any member of the board of director of Santersus, in original;

(v) a certified copy of the commercial registry extract of Santersus, showing the completion and registration of the Santersus Share Conversion;

(vi) a certified copy of the Santersus A&R Articles of Incorporation, as adopted by the general assembly of the shareholders of Santersus; and

(vii) Sellers shall have delivered to the Exchange Agent or Company such other waivers, consents or transfer forms as may be necessary to enable Company or its nominee(s) to become the registered holder of all of the Santersus Shares.

(e) Allocation Certificate. A duly authorized officer of Santersus will have executed and delivered to Company the Santersus Allocation Certificate.

(f) Santersus Lock-Up Agreements. The Santersus Lock-Up Agreements shall be in full force and effect and shall continue to be in full force and effect immediately following the Closing.

(g) Termination of Santersus Contracts. The Contracts set forth on Schedule 6.22 shall have been terminated (or such termination shall have been made effective upon the occurrence of the Closing).

(h) Conversion. The Santersus Share Conversion shall have occurred.

(i) Seller Joinders. All holders of Santersus Issued Share Capital shall have executed this Agreement or a Joinder Agreement.

7.4 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

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Article 8

TERMINATION

8.1 Termination. This Agreement may be terminated and the Acquisition may be abandoned, at any time prior to the Closing, notwithstanding approval thereof by the Company Stockholders unless otherwise specified below:

(a) by mutual written consent of Company and Santersus;

(b) by either Santersus or Company, after the End Date, if the Acquisition has not been consummated; provided that the right to terminate this Agreement under this Section 8.1(b) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Acquisition to occur on or before such date; provided, further, that the End Date shall be subject to extension to the extent required to permit compliance with the provisions of Section 1.5, including the final determination of Net Cash thereunder; and provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the End Date, each of Company and Santersus shall be entitled to extend the period for termination of this Agreement pursuant to this Section 8.1(b) for an additional sixty (60) days, and such date, as extended, shall be the “End Date”;

(c) by either Santersus or Company if a Governmental Body in the United States or Switzerland has issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition (provided that the right to terminate this Agreement under this Section 8.1(c) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of such order, decree or ruling or other action);

(d) by either Santersus or Company if the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company Stockholders shall have taken a final vote on the Company Stockholder Approval and the Company Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a Party where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of such Party and such action or failure to act constitutes a material breach by such Party of this Agreement;

(e) by Santersus upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Company by the End Date, then this Agreement will not terminate pursuant to this Section 8.1(e) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by Santersus to Company of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 8.1(e); provided further that no termination may be made pursuant to this Section 8.1(e) solely as a result of the failure of Company to obtain the Company Stockholder Approval (in which case such termination must be made pursuant to Section 8.1(d));

(f) by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Santersus or Sellers set forth in this Agreement, or if any representation or warranty of Santersus or Sellers will have become inaccurate, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Santersus or Sellers by the End Date, as applicable, then this Agreement will not terminate pursuant to this Section 8.1(f) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by Company to Santersus of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 8.1(f);

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(g) by Santersus, prior to obtaining the Company Stockholder Approval, if (i) the board of directors of Company has failed to include the Company Board Recommendation in the Proxy Statement or effected any Company Change in Recommendation; (ii) following the public disclosure of an Acquisition Proposal (other than a tender or exchange offer which is the subject of clause (iv)), the board of directors of Company has failed to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Santersus so requests in writing pursuant to Section 6.2(b); (iii) Company has entered into any letter of intent or definitive agreement relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 6.10(a)(i)); (iv) the Company, any Related Party Director or any officer of the Company shall have committed a Willful Breach of Section 6.2 or Section 6.10(a)(i); or (v) the Company fails to recommend against any Acquisition Proposal that is a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; or

(h) by Company, prior to obtaining the Company Stockholder Approval, if (i) Company has received a Superior Offer, (ii) Company has complied in all material respects with its obligations under Section 6.2(c) in order to accept such Superior Offer, (iii) Company concurrently terminates this Agreement and enters into a definitive agreement with respect to such Superior Offer and (iv) Company pays to Santersus the Company Termination Fee in accordance with Section 8.3(b) concurrently with, and as a condition to the effectiveness, of such termination.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, written notice shall be provided by the Party terminating this Agreement, which notice shall refer to the provision hereof pursuant to which the termination is made, and this Agreement will forthwith become void and there will be no Liability on the part of any Party or any of its Affiliates, directors, officers or stockholders except as set forth in Sections 8.2 and 8.3. No termination of this Agreement will affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations will, in addition to Section 6.7, Section 8.2, Section 8.3, Article 9 and the definitions of the defined terms in such Section (including the definitions of such defined terms set forth in Exhibit A) survive termination of this Agreement in accordance with its terms. For the avoidance of doubt, the termination of this Agreement and the provisions of Section 8.3 shall not relieve any Party of any liability for Fraud or Willful Breach of any representation, warranty, covenant, obligation or provision contained in this Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3 and Section 1.5, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such expenses, whether or not the Acquisition is consummated. Each of the Parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the Contemplated Transactions, without which, the Parties would not enter into this Agreement. It is understood and agreed that all fees and expenses incurred or to be incurred by Company in connection with the Contemplated Transactions and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by Company in cash at or prior to the Closing, except with respect to fees and expenses for the D&O Tail and the Nasdaq Listing Application, which shall be paid 50% by Company and 50% by Santersus.

(b) Company will pay to Santersus a termination fee (the “Company Termination Fee”) in an amount in cash equal to $500,000 in the event that this Agreement is terminated pursuant to (i) Section 8.1(b), (ii) Section 8.1(d), (iii) Section 8.1(e), (iv) Section 8.1(g) or (v) Section 8.1(h); provided that, in the case of each of clauses (i), (ii) and (iii), an Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to Company’s board of directors after the date hereof and prior to such termination and, within twelve (12) months after the date of such termination, Company entered into a definitive agreement with respect to, or consummates, such Acquisition Transaction, such fee to be paid not later than two (2) Business Days after such Acquisition Transaction is consummated; provided that for purposes of this Section 8.3(b) all references in the definition of Acquisition Transaction to 25% shall instead refer to 50%. If this Agreement is terminated by Santersus pursuant to Section 8.1(g), then Company shall pay the Company Termination Fee to Santersus within two (2) Business Days following such termination.

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(c) In the event of the failure of Company to consummate the transactions to be consummated at the Closing solely as a result of a Company Material Adverse Effect as set forth in Section 7.2(c) (provided, that at such time all of the other conditions precedent to Company’s obligation to close set forth in Section 7.1 and Section 7.2 have been satisfied by Company or are capable of being satisfied by Company by the Closing or have been waived by Santersus), then the Company shall, no later than two (2) Business Days after receipt of reasonable supporting documentation evidencing such fees and expenses, reimburse Santersus for all fees expenses (up to $300,000 (such among, the “Expense Reimbursement Cap”) incurred by Santersus in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions. In the event of the failure of Santersus to consummate the transactions to be consummated at the Closing solely as a result of a Santersus Material Adverse Effect as set forth in Section 7.3(c) (provided, that at such time all of the other conditions precedent to Santersus’ obligation to close set forth in Section 7.1 and Section 7.3 have been satisfied by Santersus or are capable of being satisfied by Santersus by the Closing or have been waived by Company), then Santersus shall, no later than two (2) Business Days after receipt of reasonable supporting documentation evidencing such fees and expenses, reimburse Company for all fees expenses (up to the Expense Reimbursement Cap) incurred by Company in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions. If this Agreement is terminated by Santersus pursuant to Section 8.1(e), then the Company shall, no later than two (2) Business Days after receipt of reasonable supporting documentation evidencing such fees and expenses, reimburse Santersus for all fees expenses (up to the Expense Reimbursement Cap) incurred by Santersus in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the Contemplated Transaction. If this Agreement is terminated by the Company pursuant to Section 8.1(f), then Santersus shall, no later than two (2) Business Days after receipt of reasonable supporting documentation evidencing such fees and expenses, reimburse Company for all fees expenses (up to the Expense Reimbursement Cap) incurred by Company in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the Contemplated Transaction.

(d) In the event that Santersus shall be entitled to receive the Company Termination Fee, such fee is not a penalty but shall be liquidated damages in a reasonable amount for any and all losses or damages suffered or incurred by Santersus and Sellers or in connection with the matter forming the basis for such termination. Notwithstanding any other provision of this Agreement to the contrary, other than as provided in this Section 8.3 and except in the case of Fraud or Willful Breach, the Parties agree that the payments contemplated by this Section 8.3 represent the sole and exclusive remedies of Santersus and Sellers in respect of a termination pursuant to Section 8.1 under circumstances requiring the payment of the Company Termination Fee. While Santersus may seek specific performance in accordance with Section 9.9 and may also seek a payment of the Company Termination Fee under Section 8.3 to the extent such fee is payable upon termination of this Agreement, under no circumstances shall Santersus be permitted or entitled to receive both (i) a grant of specific performance that results in the Closing and (ii) any monetary damages, including all or any portion of the Company Termination Fee or reimbursement amounts pursuant to Section 8.3(c). If Santersus receives full payment of the Company Termination Fee pursuant to Section 8.3(b), the receipt of the Company Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, or through a claim by or on behalf of a party or otherwise) of Santersus, the Sellers or any of their Affiliates for any and all Liabilities as a result of breach of this Agreement or any of the Ancillary Agreements, except in the case of Fraud or Willful Breach (and except for any breach of the Confidentiality Agreement or any Ancillary Agreement that by its terms survives the termination of this Agreement). In no event shall Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion. For the avoidance of doubt, under no circumstances shall Santersus be permitted or entitled to receive both (i) the Company Termination Fee and (ii) reimbursement of expenses pursuant to Section 8.3(c); provided, that nothing in this Section 8.3(d) shall limit Santersus’ right to recover damages or obtain equitable relief in respect of Fraud or Willful Breach to the extent such damages or relief exceed the Company Termination Fee or arise from matters other than the termination event giving rise to the Company Termination Fee.

(e) If Company or Santersus fails to pay the Company Termination Fee or any other amounts payable under this Section 8.3 when due and such amount is undisputed or has been finally determined by a court of competent jurisdiction to be payable (such party, the “Defaulting Party”, then (i) the Defaulting Party will reimburse the other Party for all out-of-pocket costs and expenses (including reasonable and documented fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the Parties of their rights under this Section 8.3 and (ii) the Defaulting Party will pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Parties entitled thereto in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

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Article 9

GENERAL PROVISIONS

9.1 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email with confirmed receipt before 5:00 p.m. (recipient’s time) on the date sent, on such Business Day; (c) if sent by email on a day other than a Business Day, or if sent by email with confirmed receipt at any time after 5:00 p.m. (recipient’s time) on the date sent, on the date on which receipt is confirmed, if a Business Day, and otherwise on the first Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

(a) If to Santersus, Sellers’ Representative or Sellers:

Santersus AG

c/o Lex Futura AG

Nüschelerstrasse 45

6001 Zürich

Switzerland

Attn: Scott Maguire
Email:msm@santersus.com

With a copy (which shall not constitute notice) to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attn.: Eric Foster, William C. Hicks, Matt J. Gardella, Jason S. McCaffrey

Email: EFoster@mintz.com, wchicks@mintz.com; mjgardella@mintz.com; jsmccaffrey@mintz.com

(b) If to Company:

Xenetic Biosciences, Inc.
945 Concord Street
Framingham, MA 01701
Attn: James F. Parslow
Email: j.parslow@xeneticbio.com

With a copy (which shall not constitute notice) to:
Holland & Knight LLP
Attn: Danielle Price
Email: Danielle.price@hklaw.com

9.2 Amendment. This Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Company, Santersus and Sellers’ Representative and (b) in the case of a waiver, by either Company or Santersus and Sellers’ Representative, as applicable; provided further that any amendment or waiver of the provisions of Section 6.5 after the Closing which adversely affects the D&O Indemnified Parties must be approved in writing by the D&O Indemnified Parties; and provided further that, after approval of the Acquisition by the Company Stockholder Approval no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval.

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9.3 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the extent possible.

9.5 Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Santersus Disclosure Schedule) constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

9.6 Successors and Assigns. This Agreement will be binding upon: (a) Company and its successors and assigns (if any); (b) Santersus and its successors and assigns (if any); and (c) Sellers and their respective heirs, successors and assigns (if any). This Agreement will inure to the benefit of: (i) Company; (ii) Santersus; (iii) Sellers; and (iv) the respective heirs, successors and assigns (if any) of the foregoing. Neither Company nor Santersus may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other, and no Seller may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Company and Santersus. Any purported assignment in violation of this Section 9.6 shall be null and void ab initio.

9.7 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 6.5 (which is intended to be for the benefit of D&O Indemnified Parties and may be enforced by D&O Indemnified Parties) and (ii) and Company shall, in its sole and absolute discretion and as the sole and exclusive agent for and on behalf of the stockholders of the Company, have the sole and exclusive authority to take action on behalf of the stockholders of the Company to enforce the rights of such stockholders under this Agreement, including with respect to the recovery of damages based on the losses suffered by the stockholders of the Company (including the loss of the economic benefit of the transactions to the stockholders of the Company); provided that the Company shall (A) be entitled to retain the amount of any payment received in connection with the enforcement by the Company of such rights and (B) not be liable to the stockholders of the Company for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Company’s gross negligence or willful misconduct was the cause of any direct loss to the stockholders of the Company. Notwithstanding the foregoing, for the avoidance of doubt, Company shall have the right to enforce this Agreement directly against any Seller in the event of a breach by such Seller of this Agreement.

9.8 Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Closing, any Party may, with respect to any other Party, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party or Parties to be bound.

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9.9 Remedies Cumulative; Specific Performance. Except for the matters described in Section 8.3(c) as exclusive remedies, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each Party agrees that, in the event of any breach or threatened breach by another Party of any covenant, obligation or other provision set forth in this Agreement: (a) such first Party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such first Party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

9.10 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement (including, for the avoidance of doubt, appointment of the Sellers’ Representative pursuant to Section 1.6(b)) will be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) the corporate existence, organization, internal affairs, and governance of Santersus, the validity, authorization, and effectiveness under applicable Swiss Confederation law of any corporate action required to be taken by Santersus (or its shareholders, board of directors, or any other corporate body) in connection with this Agreement and the transactions contemplated hereby, the validity and effectiveness under applicable Swiss Confederation law of the transfer, issuance, cancellation, conversion, or registration (including in any share register) of any shares or other equity interests of Santersus, and any other matter that is mandatorily governed by Swiss Confederation law as a matter of applicable Swiss Confederation corporate law (collectively, the “Swiss Law Matters”), will be governed by Swiss Confederation law. To the maximum extent permitted by applicable law, the Parties further agree that, in any action or proceeding in which Swiss Law Matters are at issue, the court or tribunal may (and, upon request of any Party, shall) apply Swiss Confederation law to such Swiss Law Matters and Nevada law to all other issues, without prejudice to the application of Nevada law to the interpretation and enforcement of the contractual obligations set forth in this Agreement.

(b) The Parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in the courts of the State of Nevada, and any appellate court from any thereof, or if no such state court has proper jurisdiction, the United States District Court for the District of Nevada. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the Contemplated Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the Contemplated Transactions may not be enforced in or by such courts. Each Party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the Contemplated Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.1 or in any other manner permitted by applicable Legal Requirement.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

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9.11 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

9.12 Attorney Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit upon the judgment in such action or suit becoming final and nonappealable.

9.13 Cooperation. Each Party agrees to cooperate fully with the other Parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Parties hereto to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement and the Contemplated Transactions.

9.14 Limited Survival of Representations and Warranties. The representations and warranties of Santersus, Sellers and Company contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Closing.

9.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The term “knowledge of Company,” and all variations thereof, will mean the actual knowledge that the Company Persons, or any of them, would have after reasonable inquiry of direct reports. The term “knowledge of Santersus,” and all variations thereof, will mean the actual knowledge that the Santersus Persons, or any of them, would have after reasonable inquiry of direct reports.

(f) Unless otherwise specified, all calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001).

(g) For purposes of this Agreement, information “provided to,” “made available to”, “supplied to” or “to be supplied to” hereunder shall be deemed to include any information made available by Company to Santersus or by Santersus to Company, as applicable, in the virtual dataroom(s) of Company or Santersus, as applicable, no later than forty-eight hours prior to the date of this Agreement.

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9.16 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Legal Requirements, each Seller, on behalf of itself and its Affiliates that own any equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges all of the Acquiring Companies and the Santersus Companies (the “Released Persons”) from and against any and all actions, suits, proceedings, arbitration, complaint, charge, investigation, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Acquiring Companies or the Santersus Companies arising on or prior to the Closing Date (the “Released Claims”). From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any action, suit, or proceeding, or commencing or causing to be commenced, any action, suit, or proceeding of any kind against the Released Persons, based upon any Released Claim. Notwithstanding anything herein to the contrary, the releases and restrictions set forth in this Section 9.16 shall not apply to (a) any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Agreements, (b) any claim arising out of Fraud, (c) any claim arising from the Released Person’s status as a current of former employee of Santersus, including claims relating to any employment agreement, retention bonus agreement, transaction bonus agreement, severance or other similar agreement or arrangement (in each case including any rights and obligations thereunder) for individuals, whether or not continuing to be employed by any Santersus Company following the Closing, and also including any earned but unpaid wages, salary, bonus or other compensation for services performed through the Closing by any employee of any Santersus Company, whether or not continuing to be employed by any Santersus Company following the Closing.

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SANTERSUS AG

By: /s/ James Ladtkow
Name: James Ladtkow
Title: Chief Executive Officer

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

XENETIC BIOSCIENCES, INC.

By: /s/ James Parslow
Name: James Parslow
Title: Interim Chief Executive Officer and Chief Financial Officer

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Sergey Avutshenko
Sergey Avutshenko

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Andrew Aswani
Andrew Aswani

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Franklin Corbin III
Franklin Corbin III

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Blaine Dowdle
Blaine Dowdle

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Dmitry Genkin
Dmitry Genkin

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Jacques Hennessy
Jacques Hennessy

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Nicholas Oscar Hodgson
Nicholas Oscar Hodgson

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Shannon Hope
Shannon Hope

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Jonathan Lane
Jonathan Lane

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Steve Daniel Livshin
Steve Daniel Livshin

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Svetlana Maguire
Svetlana Maguire

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Moshe Mizrahy
Moshe Mizrahy

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Vladimir Nesteruk
Vladimir Nesteruk

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Hugh Osmond
Hugh Osmond

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Jonathan Craig Quinnell
Jonathan Craig Quinnell

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Kirill Surkov
Kirill Surkov

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Simon Tallett
Simon Tallett

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Alistair Wardell
Alistair Wardell

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Aleksandr Zaporoztsev
Aleksandr Zaporoztsev

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

DEXAMENOS DEVELOPPEMENT SA SPF

By: /s/ Leonardo Vozzi
Name: Leonardo Vozzi
Title: Authorized Signatory

By: /s/ Manuel Hack
Name: Manuel Hack
Title: Authorized Signatory

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

MEDECI SERVICES LIMITED

By: /s/ Walter Reich
Name: Walter Reich
Title: Director

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

NORCLIFFE NOMINEES LIMITED

By: /s/ Anna Long
Name: Anna Long
Title: Director

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

NUCLEOCON SAKARTVELO LLC

By: /s/ Dmitry Genkin
Name: Dmitry Genkin
Title: Director

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

TERUMO AMERICAS HOLDING, INC.

By: /s/ Katsuyuki Honda
Name: Katsuyuki Honda
Title: President and CEO

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

USP MEDICAL LTD

By: /s/ Peter George
Name: Professor Peter George
Title: Authorized Signatory

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquiring Companies” means Company and its Subsidiaries.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Company (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than twenty-five percent (25%) of the outstanding securities of any class of voting securities of Company (or its Subsidiaries) or (iii) in which Company (or its Subsidiaries) issues securities representing more than twenty-five percent (25%) of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);

(b)any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for twenty-five percent (25%) or more of the consolidated net revenues, net income or assets of Company (or its Subsidiaries); or

(c)any liquidation or dissolution of any of Company (or its Subsidiaries);

provided, however, that this Agreement and the transactions contemplated hereby shall not be deemed an Acquisition Transaction.

“Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Aggregate Valuation” means the sum of (a) the Company Valuation, plus (b) the Santersus Valuation.

“Ancillary Agreements” mean the Exchange Agent Agreement, the Santersus Lock-Up Agreements, the Company Lock-Up Agreements, and the Company Voting Agreements.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Boston, Massachusetts or Zürich, Switzerland are authorized or required by applicable Legal Requirements to close.

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“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (i) the Company Valuation by (ii) the Aggregate Valuation.

“Company Closing Price” means the volume weighted average closing trading price of a share of Company Common Stock on Nasdaq for the five (5) consecutive trading days ending the trading day immediately prior to the Delivery Date.

“Company Common Stock” means the Common Stock of Company, par value $0.001.

“Company Disclosure Schedule” means the disclosure schedule that has been delivered by Company to Santersus as of the date hereof.

“Company IP Rights” means all IP Rights in which an Acquiring Company has any right, title or interest or which are used or held for use by an Acquiring Company.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects, has, or is reasonably expected to have, a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Acquiring Companies taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the Acquiring Companies participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Acquiring Companies, taken as a whole, relative to other companies in the industry in which the Acquiring Companies operate; (ii) changes in the trading price or trading volume of Company Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Company Common Stock may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) any failure by Company to meet any Company estimates or expectations of Company’s development programs, any internal or analyst projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood, however, that any Effect causing or contributing to such failures to meet projections or forecasts may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, or any viruses, pandemics, epidemic or other outbreak of illness or public health event, or any spread or worsening thereof, or any other Effect that may be considered a force majeure event; (vi) any changes (after the date hereof) in GAAP or applicable Legal Requirements (or, in each case, the interpretation thereof) to the extent that such conditions do not have a disproportionate impact on the Acquiring Companies, taken as a whole, relative to other companies in the industry in which the Acquiring Companies operate; (vii) general conditions in financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure event), to the extent that such conditions and changes do not have a disproportionate impact on the Acquiring Companies, taken as a whole, relative to other companies in the industry in which the Acquiring Companies operate or to which other companies undertaking transactions similar to the Contemplated Transactions may be subject; (viii) the taking of any action, or the failure to take any action, by any Acquiring Company, that is required or reasonably necessary to comply with the terms of this Agreement or the taking of any action permitted by Schedule 5.1; (ix) any changes in or affecting research and development, clinical trials or other drug development activities (including the failure to obtain positive results from clinical trials, the occurrence of adverse events or serious adverse events in any clinical trial, development activities or favorable responses from any applicable Governmental Body) conducted by or on behalf of an Acquiring Company or licensees in respect of Company’s products or product candidates; (x) regulatory approval of, or regulatory action or announcement with respect to, any product, or product candidates, of a third party that are similar to, or expected to compete against, any of Company’s product candidates; or (xi) any stockholder or derivative litigation arising from or relating to this Agreement or the Contemplated Transactions; or (b) the ability of Company to consummate the Acquisition or to perform any of its covenants or obligations under this Agreement.

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“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Option Plan.

“Company Option Plan” means the Amended and Restated Equity Incentive Plan, effective as of December 7, 2021.

“Company Outstanding Shares” means, subject to Section 1.4(c), the total number of shares of Company Common Stock outstanding immediately prior to the Closing expressed on a fully-diluted basis and as-converted to Company Common Stock basis assuming, without limitation or duplication, (a) the exercise of each Company Option outstanding and unexercised immediately prior to the Closing, excluding any portion thereof which cannot become vested or exercisable or will otherwise not be outstanding immediately after the Closing, and (b) the issuance of all shares of Company Common Stock issuable upon the vesting and settlement of each share of Company Restricted Stock outstanding immediately prior to the Closing, whether or not then vested.

“Company Owned IP Rights” shall mean all Company Registered IP Rights owned by any Acquiring Company and all other IP Rights owned by any Acquiring Company that were developed by an Acquiring Company or were developed by a third party and subsequently assigned to any Acquiring Company.

“Company Personnel” means all the employees, directors and other officers of the Acquiring Companies, and any other individuals engaged to perform services personally to the Acquiring Companies.

“Company Persons” means James Parslow.

“Company Restricted Stock” means restricted stock granted under the Company Option Plan that entitles the holder thereof to a share of Company Common Stock upon vesting or settlement, either as a result of time or performance metrics.

“Company Stockholder Approval Matters” means the approval of (i) the issuance of the Acquisition Consideration required by Nasdaq, (ii) an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares and change the name of Company to “Santersus Bio, Inc.,” and (iii) any amendments to, or adoption of, any option or warrant plans to give effect to the Contemplated Transactions.

“Company Stockholder Approval Threshold” means (i) with respect to the approval of the amendment to the Company’s Organizational Documents to increase the number of authorized shares of Company Common Stock and change the name of the Company, the affirmative vote of a majority of the voting power of the capital stock of Company entitled to vote thereon, and (ii) with respect to each other Company Stockholder Approval Matter, the affirmative vote of a majority of the votes cast affirmatively or negatively on such Company Stockholder Approval Matter by the holders of the capital stock of Company entitled to vote thereon present or represented by proxy.

“Company Stockholders” means the holders of the issued and outstanding shares of Company Common Stock.

“Company Valuation” means $21,000,000 plus Net Cash of the Company.

“Company Warrant” means any outstanding warrants to purchase shares of Company Common Stock.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contemplated Transactions” means the Acquisition and the other transactions and actions contemplated by this Agreement.

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“Contract” means any written or oral agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature.

“Copyrights” means all copyrights and copyrightable works (whether or not registered, and including without limitation databases and other compilations of information) that may exist or be created under the laws of any jurisdiction, including all rights in works of authorship, use, publication, reproduction, distribution, public performance, public display, in the creation of derivative works, sound recordings, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations.

“Designation Period” means a period of time ending as of the close of business, Eastern Time, on the thirtieth (30th) day following the date of this Agreement.

“Domestic Partner” mean, with respect to any individual, a person who is in a domestic partnership, civil union or other legally recognized relationship with such individual under applicable Legal Requirements that confer rights and obligations substantially similar to those of marriage.

“Effect” means any event, development, circumstance, change, effect or occurrence.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” means March 31, 2027.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Exchange Ratio” means, subject to Section 1.4(c), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Santersus Transaction Shares by (b) the Santersus Outstanding Shares. For the avoidance of doubt and for illustrative purposes only, a sample “Exchange Ratio” calculation is attached hereto as Exhibit G.

“FDA” means the United States Food and Drug Administration.

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“Fraud” means, with respect to any party hereto, any actual and intentional misrepresentation of a material fact by such party with respect to (a) any of such party’s representations and warranties set forth in this Agreement or (b) in any certificate delivered by such party pursuant to this Agreement (as qualified by the Schedules accompanying this Agreement), where (i) the party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge) that such representation or warranty was false or misleading when made, (ii) such misrepresentation was made with the specific intent to induce another party hereto to take or refrain from taking action in reliance thereon, and (iii) such other party actually and reasonably relied on such representation or warranty to its detriment. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud or any torts (including a claim for fraud) based on negligence or recklessness.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental executive, division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“Insolvency Proceedings” means insolvency related proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding up or striking off or any event similar to any such events in any jurisdiction in which a Seller is resident or incorporated.

“Intervening Event” means a material event, circumstance, change or development that (i) was not known to, or reasonably foreseeable by, the board of directors of the Company after making reasonable inquiry of the executive officers of the Company (or, if such inquiry is not made, that would not have been known or reasonably foreseeable to the board of directors of the Company) prior to the execution of this Agreement, and that first becomes known or reasonably foreseeable to the board of directors of Company after the date of this Agreement, which event, circumstance, change or development, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the board of directors of the Company prior to the receipt of the Company Stockholder Approval and (ii) does not relate to an Acquisition Proposal; provided, that “Intervening Event” shall exclude any event, circumstance, change or development related to (A) any Acquisition Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (B) consisting of or resulting from a breach of this Agreement by the Company or any of its Subsidiaries, (C) changes in the price of the Company Common Stock, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event unless excluded by any other exclusion in this definition), (D) the fact that, in and of itself, the Company exceeds any internal or published budgets, projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, that the underlying reasons for the Company exceeding such budgets, projections, estimates or expectations may constitute an Intervening Event unless excluded by any other exclusion in this definition) or (E) an event that relates solely to Santersus.

“IP Rights” means any and all of the following in any country or region: (a) Copyrights, Patent Rights, Trademark Rights (including domain name registrations), Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

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“Legal Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, insolvency, bankruptcy, liquidation, administration, receivership, involuntary arrangement, compromise or schedule with creditors, moratorium, stay or limitation of creditors rights, interim or provisions supervision by a court or court appointee, winding up or striking off, or similar event, investigative or appellate proceeding), hearing, inquiry, audit, examination, conciliation, expert determination or investigation or other process commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under authority of Nasdaq or any other applicable securities exchange).

“Nasdaq” means The Nasdaq Stock Market.

“Net Cash” means the sum of (without duplication) (a) as of the Cash Determination Time, the sum of Company’s and its Subsidiaries’ cash and cash equivalents (excluding any restricted cash or cash subject to any encumbrance, escrow, pledge or other restriction on use) and marketable securities, accounts receivable (other than (x) intercompany receivables and (y) accounts receivable that have been outstanding for more than ninety (90) days past their applicable invoice date), interest and other receivables (other than intercompany receivables) minus (b) as of the Cash Determination Time, the sum of (i) all accounts payable and accrued expenses (including Transaction Costs) of Company and its Subsidiaries, determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company Financials and the Company Balance Sheet, and any and all other bona fide current and long-term Liabilities of Company and its Subsidiaries payable in cash that would be required to be set forth in a balance sheet of Company and its Subsidiaries prepared in accordance with GAAP, in each case to the extent not paid or canceled at or prior to the Closing Date, (ii) all outstanding Indebtedness for borrowed money of Company and its Subsidiaries, including accrued and unpaid interest thereon and any prepayment penalties, breakage costs, premiums, fees or other costs or expenses payable in connection with the repayment or retirement thereof at or prior to the Closing Date, (iii) all unpaid income, franchise, sales, use, employment and other Taxes of Company and its Subsidiaries that have accrued or are attributable to any Pre-Closing Period, whether or not then due and payable, (iv) the cash cost of any transaction bonuses, unpaid change of control payments or severance, termination or similar payments or obligations, including any COBRA-related obligations or employer portion of payroll or other Taxes owed (including any Taxes under Section 4999 that the Company or any of its Affiliates has agreed or is required to reimburse, indemnify, pay, or gross up for any Person), as well as the amount equal to the sum of any loss of deduction under Section 280G, in connection with the foregoing, that are or become due to any current or former employee, director or independent contractor of Company or any of its Subsidiaries in connection with, or at the time of, Closing, (v) all accrued but unpaid compensation, bonuses, commissions, and accrued but unused vacation or paid time off obligations owed to any current or former employee, director or independent contractor of Company or any of its Subsidiaries plus (c) any prepaid expenses. A sample calculation of Net Cash is set forth on Exhibit F for illustrative purposes only. Net Cash shall be denominated in U.S. dollars and each component initially denominated in a different currency shall be converted based on the published Wall Street Journal rate as of the Cash Determination Time.

“Norcliffe Agreement” means that certain Share Transfer Agreement, to be entered into contemporaneously with this Agreement, by and between Norcliffe Capital Limited, the selected shareholders set forth therein, and Santersus.

“Order” means any order, writ, injunction, judgment or decree.

“Organizational Documents” means, collectively and as applicable, the certificate of incorporation, articles of incorporation, memorandum of association, articles of association, bylaws and other charter documents of a company.

“Organox Agreement” means that certain Research Collaboration Agreement, dated as of June 26, 2023, by and between Organox Limited and Santersus.

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“Patent Rights” means all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Permitted Encumbrances” means any (a) Encumbrances in respect of Taxes not yet due and payable or Encumbrances in respect of Taxes the validity of which is being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, statutorily imposed or other similar Encumbrances arising or incurred in the ordinary course of business, for amounts not yet due and payable, or which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; (c) Encumbrances arising under original purchase price conditional sales Company Contracts or Santersus Contracts and equipment leases with third parties; (d) limitations on the rights of any Person under any Contract or real property lease that are expressly set forth in such Contract or real property lease or Encumbrances undertaken by the respective landlord thereunder, in each case, which do not materially interfere with the present use, access to or value of the property it affects; (e) survey exceptions that would be disclosed by a current, accurate survey or physical inspection, imperfections of title, Encumbrances or other title matters affecting any tangible asset owned by any Person that would not, individually or in the aggregate, materially detract from the value of or materially impair the continued use and operation of the affected leased real property of such Person to which they relate in the conduct of the business of such Person; (f) with respect to any leased real property of a Person, zoning, building codes and other land use Legal Requirements regulating the use or occupancy of such leased real property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such leased real property, and any covenants, conditions, restrictions, easements and other similar matters of record affecting the leased real property of such Person, none of which, individually or in the aggregate, materially detract from the value of or materially impair the continued use and occupation of the affected leased real property to which they relate in the conduct of the business of such Person, and the interests and rights of lessors with respect to the leased real property of such Person; (g) non-exclusive licenses of IP Rights granted to customers, contractors and service providers in the ordinary course of business consistent with past practice and not material to the business or the IP Rights; (h) Encumbrances which are specifically reflected on the Company Financials or Santersus Financials; (i) any other Encumbrances that will be terminated at or prior to Closing in accordance with this Agreement; (j) restrictions on transfer of securities imposed by applicable state and federal securities Legal Requirements; and (k) Liens imposed by Legal Requirements.

“Person” means any person, Entity, Governmental Body, or group (as used in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, biometric identifiers, financial account information, health information, or any other piece of information that allows the identification of a natural person, or that constitutes “personal information,” “personal data,” “personally identifiable information,” or an analogous term as defined in applicable data protection Legal Requirements.

“Post-Closing Company Shares” mean the quotient (rounded to two decimal places) determined by dividing (i) the Company Outstanding Shares by (ii) the Company Allocation Percentage.

“Related Party Directors” means Dmitry Genkin, M.D. and Moshe Mizrahy.

“Resigning Company Board Members” means each member of the board of directors of the Company that is not designated a Company Director pursuant to Section 6.9.

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“Resigning Company Officers” means each officer of the Company prior to the Closing that is not designated as an officer of the Company immediately following the Closing pursuant to Section 6.9.

A Party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other Affiliate of such Party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any such Party’s Subsidiaries or other Affiliates.

“Santersus Acquisition Proposal” means, subject to the proviso below, any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any transaction or series of transactions involving:

(a)any merger, consolidation, amalgamation, share exchange, business combination, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Santersus (or any of its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than twenty-five percent (25%) of the outstanding securities of any class of voting securities of Santersus (or any of its Subsidiaries) or (iii) in which Santersus (or any of its Subsidiaries) issues securities representing more than twenty-five percent (25%) of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);

(b)any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for twenty-five percent (25%) or more of the consolidated net revenues, net income or assets of Santersus (or its Subsidiaries); or

(c) any liquidation or dissolution of any of Santersus (or its Subsidiaries);

provided, however, that this Agreement and the transactions contemplated hereby shall not be deemed a Santersus Acquisition Proposal.

“Santersus Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (i) the Santersus Valuation by (ii) the Aggregate Valuation.

“Santersus Companies” means Santersus and its Subsidiaries.

“Santersus Data Room” means the electronic documentation site hosted by Egnyte on behalf of Santersus.

“Santersus Disclosure Schedule” means the disclosure schedule that has been delivered by Santersus to Company on the date hereof.

“Santersus IP Rights” means all IP Rights in which a Santersus Company has any right, title or interest or which are used or held for use by a Santersus Company.

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“Santersus Material Adverse Effect” means any Effect that, considered together with all other Effects, has, or is reasonably expected to have, a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Santersus Companies taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, a Santersus Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which Santersus participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Santersus Companies, taken as a whole, relative to other companies in the industry in which the Santersus Companies operate; (ii) any failure by the Santersus Companies to meet any estimates or expectations of its development programs, internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Santersus Material Adverse Effect and may be taken into account in determining whether a Santersus Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, or any viruses, pandemics, epidemic or other outbreak of illness or public health event, or any spread or worsening thereof, or any other Effect that may be considered a force majeure event; (v) any changes (after the date hereof) in GAAP or applicable Legal Requirements (or, in each case, the interpretation thereof) to the extent that such conditions do not have a disproportionate impact on the Santersus Companies, taken as a whole, relative to other companies in the industry in which the Santersus Companies operate; (vi) the taking of any action, or the failure to take any action, by any Santersus Company, that is required or reasonably necessary to comply with the terms of this Agreement or the taking of any action permitted by Schedule 5.1; (vii) any changes in or affecting research and development, clinical trials or other device development activities (including the failure to obtain positive results from clinical trials, the occurrence of unanticipated adverse device effects in any clinical trial, development activities or favorable responses from any applicable Governmental Body) conducted by or on behalf of a Santersus Company or licensees in respect of Santersus’ product candidates (it being understood, however, that any effect of any such adverse device effect adverse event in any clinical trial (taking into account the intended patient population) on any Santersus Company may be taken into account in determining whether a Santersus Material Adverse Effect has occurred); or (b) the ability of Santersus or Sellers to consummate the Acquisition or to perform any of their respective covenants or obligations under this Agreement.

“Santersus Option” means any option to acquire shares in the capital of Santersus issued pursuant to the Santersus Option Plan.

“Santersus Option Plan” means the Santersus Stock Option Plan 2025, as amended.

“Santersus Outstanding Shares” means, subject to Section 1.4(c), the total number of Santersus Ordinary Shares outstanding immediately prior to the Closing expressed on a fully-diluted basis and as converted to Santersus Ordinary Shares basis assuming, without limitation or duplication, (i) the Santersus Share Conversion, (ii) the exercise of all Santersus Options outstanding as of immediately prior to the Closing and (iii) the issuance of Santersus Ordinary Shares in respect of all other options, warrants or rights to receive Santersus Ordinary Shares that will be outstanding immediately prior to the Closing.

“Santersus Personnel” means all the employees, directors and other officers of the Santersus Companies, and any other individuals engaged to perform services personally to the Santersus Companies.

“Santersus Persons” means Andrew Aswani, James Ladtkow and Aleksandr Zaporoztsev.

“Santersus Share Capital” means the Santersus Ordinary Shares and the Santersus Preferred Shares.

“Santersus Shareholders Agreement” means the Shareholders’ Agreement of Santersus Ltd., dated September 29, 2025, by and among (i) the existing shareholders listed on Annex A thereto, (ii) the Series A investors of Santersus and (iii) Santersus.

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“Santersus Shares” means the issued and outstanding Santersus Ordinary Shares, the Santersus Conversion Shares, and any Santersus Ordinary Shares issued upon the exercise at or prior to Closing of Santersus Options.

“Santersus Transaction Shares” means the product (rounded to two decimal places) determined by multiplying (i) the Post-Closing Company Shares by (ii) the Santersus Allocation Percentage.

“Santersus Valuation” means $120,000,000.

“SEC” means the Securities and Exchange Commission in the United States.

“SEC Documents” means each report, registration statement, proxy statement and other statements, reports, schedules, forms and other documents filed by Company with the SEC since January 1, 2023, including all amendments thereto.

“Securities Act” means the Securities Act of 1933, as amended.

An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least 50% of the issued or outstanding equity or financial interests of such Entity.

“Superior Offer” means a bona fide written Acquisition Proposal (provided that, for purposes of this definition, the references to 25% in the definition of “Acquisition Transaction” shall be deemed to be references to 50%) made by a third party that was not obtained or made as a result of a breach of Section 6.10(a)(i) and which the board of directors of Company determines in good faith (after consultation with its outside legal counsel and financial advisor), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal (including the financing terms and the ability of such third party to finance such Acquisition Proposal): (a) to be reasonably likely to be consummated if accepted; and (b) to be more favorable to Company Stockholders from a financial point of view than the Acquisition and is not subject to any financing condition (and if financing is required, such financing is then fully committed pursuant to customary debt or equity commitment letters that contain only customary conditions), taking into account any changes to the terms of this Agreement offered by Santersus or Sellers in response to such Acquisition Proposal.

“Tax” and “Taxes” means any federal, state, local, or non-U.S. taxes imposed by a Governmental Body, including taxes on or with respect to income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or similar return filed, supplied or required to be filed with any Governmental Body with respect to Taxes, including any election, notification, appendix schedule or attachment thereto, and including any amendments thereof.

“Trade Secrets” means trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

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“Trademark Rights” means all trademark rights that may exist or be created under the laws of any jurisdiction in the world including all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application, and to the extent applicable all renewals and extensions thereof.

“Transaction Costs” means all fees and expenses incurred by the Acquiring Companies (or expected to be incurred based on receipt of a good faith written estimate) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions, to the extent not otherwise taken into account in the calculation of “Net Cash,” including (a) any fees and expenses of legal counsel and accountants and the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of the Acquiring Companies in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions (including in connection with any stockholder litigation relating to this Agreement or any of the Contemplated Transactions), including finders’ fees; (b) fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement, and any amendments and supplements thereto, with the SEC; (c) any fees and expenses in connection with the printing, mailing and distribution of the Proxy Statement and any amendments and supplements thereto; (d) 50% of the fees and expenses payable to Nasdaq in connection with the Nasdaq Listing Application; (e) any bonus, severance, change-in-control or retention payments or similar payment or other obligations (including payments or other obligations with “single-trigger” provisions triggered at and as of the Closing) that become due or payable to any director, officer, employee or consultant of Acquiring Companies or any of its Subsidiaries in connection with the consummation of the Contemplated Transactions, including any COBRA-related obligations, employer portion of payroll or other Taxes (including under Section 4999 that the Company or any of its Affiliates has agreed or is required to reimburse, indemnify, pay, or gross up for any Person), as well as the amount equal to the sum of any loss of deduction under Section 280G in connection with the foregoing; (f) fifty percent (50%) of the D&O Tail described in Section 6.5(b); and (g) any notice payments, change-of-control payments, fines or other payments which become payable by any Acquiring Company in connection with terminating at Closing any existing Contract to which an Acquiring Company is a party at or prior to the Closing.

“Willful Breach” means an act or omission with the actual knowledge that such act or omission represents, or would cause, a breach of this Agreement. With respect to the Company, such act or omission, or such “actual knowledge” shall include the officers and the non-Related Party Directors of the Company.

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Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Term	Section

Acceptable Company Confidentiality Agreement	Section 6.10(a)(i)
Accounting Firm	Section 1.5(e)
Acquiring Companies	Exhibit A
Acquisition	Section 1.1
Acquisition Consideration	Section 1.4(a)
Acquisition Proposal	Exhibit A
Acquisition Transaction	Exhibit A
Action	Section 5.1(t)
Affiliates	Exhibit A
Aggregate Valuation	Exhibit A
Agreement	Preface
Ancillary Agreements	Exhibit A
Anti-Corruption Laws	Section 2.9(f)
Anti-Money Laundering Laws	Section 3.10(e)
Business Day	Exhibit A
Cash Determination Time	Section 1.5(a)
Clearance Date	Section 6.1(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Exhibit A
Company	Preface
Company Allocation Percentage	Exhibit A
Company Balance Sheet	Section 3.5(f)
Company Board Recommendation	Section 6.2(b)
Company Change in Recommendation	Section 6.2(c)
Company Closing Price	Exhibit A
Company Code	Section 3.8(k)
Company Common Stock	Exhibit A
Company Contract	Section 3.17(a)
Company Disclosure Schedule	Exhibit A
Company Employee Plans	Section 3.13(a)
Company ERISA Affiliate	Section 3.13(a)
Company Financials	Section 3.5(f)
Company IP Rights	Exhibit A
Company IT Systems and Data	Section 3.9(c)
Company Lock-Up Agreements	Recital

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Company Lock-Up Party	Recital
Company Material Adverse Effect	Exhibit A
Company Option	Exhibit A
Company Option Plan	Exhibit A
Company Outstanding Shares	Exhibit A
Company Outstanding Shares Certificate	Section 6.16(b)
Company Owned IP Rights	Exhibit A
Company Permits	Section 3.10(c)
Company Personnel	Exhibit A
Company Persons	Exhibit A
Company Plan	Section 3.13(a)
Company Preferred Stock	Section 3.2(a)
Company Reports	Section 3.5(a)
Company Restricted Stock	Exhibit A
Company Series A Preferred Stock	Section 3.2(a)
Company Series B Preferred Stock	Section 3.2(a)
Company Stockholder Approval	Section 3.3(a)
Company Stockholder Approval Matters	Exhibit A
Company Stockholder Approval Threshold	Exhibit A
Company Stockholders	Exhibit A
Company Stockholders’ Meeting	Section 6.2(a)
Company Termination Fee	Section 8.3(b)
Company Valuation	Exhibit A
Company Voting Agreements	Recital
Company Warrant	Exhibit A
Confidential Information Agreements	Section 2.7(i)
Confidentiality Agreement	Section 6.3
Consent	Exhibit A
Contemplated Transactions	Exhibit A
Contract	Exhibit A
Copyrights	Exhibit A
D&O Indemnified Parties	Section 6.5(a)
D&O Tail	Section 6.5(b)
Defaulting Party	Section 8.3(e)
Delivery Date	Section 1.5(a)
Designated Parties	Section 2.9(e)
Dispute Notice	Section 1.5(b)
Effect	Exhibit A
Encumbrance	Exhibit A
End Date	Exhibit A
Entity	Exhibit A
Environmental Law	Exhibit A

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Environmental Laws	Section 2.15
ERISA	Section 2.13(a)
Exchange Agent	Section 1.7(a)
Exchange Agent Agreement	Section 1.7(a)
Exchange Ratio	Exhibit A
FDA	Exhibit A
FDA Application Integrity Policy	Section 2.9(h)
Federal Securities Laws	Section 6.23
GAAP	Section 2.4(a)
Governmental Body	Exhibit A
Hazardous Materials	Exhibit A
Insolvency Proceedings	Exhibit A
Insurance Policies	Section 2.18(a)
Intervening Event	Exhibit A
IP Rights	Exhibit A
Joinder Agreement	Section 6.11(b)
knowledge of Company	Section 9.15(e)
knowledge of Santersus	Section 9.15(e)
Legal Proceeding	Exhibit A
Legal Requirements	Exhibit A
Liability	Section 2.4(d)
Nasdaq	Exhibit A
Nasdaq Listing Application	Section 6.13
Net Cash	Exhibit A
Net Cash Calculation	Section 1.5(a)
Net Cash Schedule	Section 1.5(a)
Notice Period	Section 6.2(c)
Open Source Software	Section 2.7(k)
Order	Exhibit A
Organizational Documents	Exhibit A
Parties	Preface
Party	Preface
Patent Rights	Exhibit A
PEO	Section 3.13(a)
PEO Plan	Section 3.13(a)
Permitted Encumbrances	Exhibit A
Permitted Transferee	Section 6.11(b)
Person	Exhibit A
Personal Data	Exhibit A
Post-Closing Company Shares	Exhibit A
Pre-Closing Period	Section 5.1
Protected Program	Section 6.24
Proxy Statement	Section 6.1(a)
Registration Statement	Section 6.1(a)

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Released Claims	Section 9.16
Released Persons	Section 9.16
Releasing Persons	Section 9.16
Representatives	Exhibit A
Response Date	Section 1.5(b)
Restricted Countries	Section 2.9(e)
Sanctions	Section 2.9(e)
Santersus	Preface
Santersus Acquisition Proposal	Exhibit A
Santersus Allocation Certificate	Section 6.16(a)
Santersus Allocation Percentage	Exhibit A
Santersus Audited Financials	Section 2.4(a)
Santersus Code	Section 2.7(k)
Santersus Companies	Exhibit A
Santersus Contract	Section 2.17(b)
Santersus Conversion Shares	Recital
Santersus Data Room	Exhibit A
Santersus Disclosure Schedule	Exhibit A
Santersus Employee Plans	Section 2.13(a)
Santersus Financials	Section 2.4(b)
Santersus IP Rights	Exhibit A
Santersus Issued Share Capital	Section 2.2(a)
Santersus IT Systems and Data	Section 2.8(c)
Santersus Lock-Up Agreements	Recital
Santersus Lock-Up Party	Recital
Santersus Material Adverse Effect	Exhibit A
Santersus Option	Exhibit A
Santersus Option Plan	Exhibit A
Santersus Ordinary Shares	Section 2.2(a)
Santersus Outstanding Shares	Exhibit A
Santersus Permits	Section 2.9(d)
Santersus Personnel	Exhibit A
Santersus Persons	Exhibit A
Santersus Preferred Shares	Section 2.2(a)
Santersus Share Capital	Exhibit A
Santersus Share Conversion	Recital
Santersus Shareholders Agreement	Exhibit A
Santersus Shares	Exhibit A
Santersus Transaction Shares	Exhibit A
Santersus Unaudited Financials	Section 2.4(b)
Santersus Valuation	Exhibit A

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Sarbanes-Oxley Act	Section 3.5(b)
SEC	Exhibit A
SEC Documents	Exhibit A
Securities Act	Exhibit A
Seller Representative	Preface
Sellers	Preface
Share Assignment Declaration	Section 1.7(b)
Standard Inbound Agreements	Section 2.7(g)
Standard Outbound Agreements	Section 2.7(f)
Subsidiary	Exhibit A
Superior Offer	Exhibit A
Swiss Law Matters	Section 9.10(a)
Tax	Exhibit A
Tax Return	Exhibit A
Trade Secrets	Exhibit A
Trademark Rights	Exhibit A
Transaction Costs	Exhibit A
WARN Act	Section 2.16(j)
Willful Breach	Exhibit A

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EXHIBIT B

FORM OF COMPANY LOCK-UP AGREEMENT

EXHIBIT C

FORM OF SANTERSUS LOCK-UP AGREEMENT

EXHIBIT D

FORM OF COMPANY VOTING AGREEMENT

EXHIBIT E

FORM OF JOINDER AGREEMENT

EXHIBIT F

SAMPLE NET CASH CALCULATION

EXHIBIT G

SAMPLE EXCHANGE RATIO CALCULATION

Schedule I

Sellers

1.	Sergey Avutshenko
2.	Andrew Aswani
3.	Franklin Corbin III
4.	Dexamenos Developpement SA SPF
5.	Blaine Dowdle
6.	Dmitry Genkin
7.	Jacques Hennessy
8.	Nicholas Oscar Hodgson
9.	Shannon Hope
10.	Jonathan Lane
11.	Steve Daniel Livshin
12.	Svetlana Maguire
13.	Medeci Services Limited
14.	Moshe Mizrahy
15.	Vladimir Nesteruk
16.	Norcliffe Nominees Limited
17.	Nucleocon Sakartvelo LLC
18.	Hugh Osmond
19.	Jonathan Craig Quinnell
20.	Kirill Surkov
21.	Simon Tallett
22.	Terumo Americas Holding, Inc.
23.	USP Medical LTD
24.	Alistair Wardell
25.	Aleksandr Zaporoztsev

Schedule II

Company Lock-Up Parties

1. James Parslow

2. Roger Kornberg

3. Alexey Vinogradov

4. CLS Therapeutics Ltd.

Notwithstanding the foregoing, with respect to any Company Lock-Up Party that is not, and will not be as of immediately following the Closing, a director of the Company or an executive officer of the Company, the Parties shall terminate the Company Lock-Up Agreement applicable to such Company Lock-Up Party as of the Closing.

To the extent not listed herein as a “Company Lock-Up Party,” Company shall use reasonable best efforts to cause each Person who is designated a Company Director, but who is not a Related Party Director, to execute and deliver the Company Lock-Up Agreement prior to the Closing.

SCHEDULE III

Santersus Lock-Up Parties

1. Dmitry Genkin

2. Moshe Mizrahy

3. David Onions

4. James Ladtkow

5. Andrew Aswani

6. Aleksandr Zaporoztsev

7. Kirill Surkov

8. Sergey Avutshenko

9. Vladimir Nesteruk

10. M. Scott Maguire

11. Jacques Hennessy

12. Nucleocon Sakartvelo LLC

Notwithstanding the foregoing, with respect to any Santersus Lock-Up Party that is not, and will not be as of immediately following the Closing, (i) a director of the Company, (ii) an executive officer of the Company, or (iii) a beneficial owner of 5% or more of the then-outstanding shares of Company Common Stock, the Parties shall terminate the Santersus Lock-Up Agreement applicable to such Santersus Lock-Up Party as of the Closing.

To the extent not listed herein as a “Santersus Lock-Up Party,” Santersus shall use reasonable best efforts to cause each Person who is (i) designated a Santersus Director or (ii) reasonably expected to beneficially own 5% or more of the outstanding shares of Company Common Stock immediately following the Closing to execute and deliver the Santersus Lock-Up Agreement prior to the Closing.

SCHEDULE IV

Company Voting Agreement Parties

1. James Parslow

2. Roger Kornberg

3. Alexey Vinogradov

4. Grigory Borisenko

5. Firdaus Jal Dastoor

6. Dmitry Genkin

7. Moshe Mizrahy

8. CLS Therapeutics Ltd.

Schedule 6.22

Termination of Santersus Contracts

1. Shareholders’ Agreement dated September 29, 2025